     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1997

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            IDX SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
          VERMONT                   7373                    03-0222230
      (STATE OR OTHER         (PRIMARY STANDARD          (I.R.S. EMPLOYER
      JURISDICTION OF            INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR     CLASSIFICATION CODE NO.)
       ORGANIZATION)

                               ----------------
  1400 SHELBURNE ROAD, P.O. BOX 1070, SOUTH BURLINGTON, VERMONT 05403, (802)
                                   862-1022
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                              RICHARD E. TARRANT
                     President and Chief Executive Officer
                            IDX Systems Corporation
                      1400 Shelburne Road, P.O. Box 1070
                        South Burlington, Vermont 05403
                                (802) 862-1022
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
ROBERT W. BAKER, JR., ESQ.   PETER B. TARR, ESQ.      JOSEPH P. WHITFORD, ESQ.
  IDX Systems Corporation     Hale and Dorr LLP            Foster Pepper &
    1400 Shelburne Road        60 State Street           Shefelman PLLC 1111
       P.O. Box 1070        Boston, Massachusetts           Third Avenue
 South Burlington, Vermont          02109                    Suite 3400
   05403 (802) 862-1022        (617) 526-6000            Seattle, Washington
                                                                98101
                                                           (206) 447-4400
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruct G, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                           PROPOSED      PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT      MAXIMUM OFFERING    AGGREGATE      AMOUNT OF
    SECURITIES TO BE         TO BE         PRICE PER         OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)     SHARE(2)          PRICE(2)        FEE(3)
--------------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share.......    5,600,000       $21.4375        $120,050,000     $36,379

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Based upon an estimate of the number of shares of the Common Stock of the Registrant issuable in the merger described herein to stockholders of PHAMIS, Inc.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 475(f)(1) under the Securities Act of 1933, as amended (the "Securities Act"), and based upon prices on the Nasdaq National Market on May 30, 1997.
(3) A fee of $19,120 was previously paid by the Registrant pursuant to Rule 14a-6 promulgated under the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary Joint Proxy Statement/Prospectus on April 25, 1997. Pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee, and accordingly, $17,259 additional fee is being paid in connection with this Registration Statement.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

[LOGO OF IDX]
1400 SHELBURNE ROAD
P.O. BOX 1070
BURLINGTON, VT 05402-1070

802.862.1022 FAX 802.862.6848

                                                                   June 5, 1997

Dear Shareholder:

  As most of you are aware, IDX Systems Corporation ("IDX") has entered into an Agreement and Plan of Merger dated as of March 25, 1997 (the "Merger Agreement") with Penguin Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of IDX ("Sub"), and PHAMIS, Inc., a Washington corporation ("PHAMIS"), pursuant to which, among other things, (a) Sub will be merged with and into PHAMIS, with PHAMIS being the surviving corporation and becoming a wholly-owned subsidiary of IDX (the "Merger") and (b) each outstanding share of common stock, $.0025 par value per share, of PHAMIS ("PHAMIS Common Stock") will be converted into that fraction of a share of common stock, $.01 par value per share, of IDX ("IDX Common Stock") as is equal to the Conversion Ratio (as defined in the Merger Agreement). As set forth in the Merger Agreement, the Conversion Ratio, initially set at .73, will be adjusted (i) downward (but not to less than .6811) in the event that the average closing price per share of IDX Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding July 9, 1997, the date of the Special Meeting of Shareholders of PHAMIS (the "IDX Stock Value"), is greater than $34.375 per share, and (ii) upward (but not to greater than .8) in the event that the IDX Stock Value is less than $28.125 per share. At a Special Meeting of Shareholders of IDX on July 9, 1997 (the "IDX Special Meeting"), you will be asked to consider and vote upon the approval and adoption of the Merger Agreement and approval of the issuance of IDX Common Stock in the Merger and certain related and other matters. The accompanying Joint Proxy Statement/Prospectus presents the details of this proposed strategic Merger.

  We estimate that the shares of IDX Common Stock to be issued to PHAMIS shareholders in the Merger will represent between approximately 16 and 21% of the outstanding IDX Common Stock after the Merger (depending on the Conversion Ratio and the number of shares of IDX and PHAMIS Common Stock outstanding at the time of the Merger).

  IDX's Board of Directors (the "IDX Board") has unanimously approved the Merger and recommends that you vote FOR the Merger proposal and the related matters.

  The IDX Board believes that the Merger represents a strategic fit between two companies with similar business strategies and complementary products and operations. The IDX Board expects the Merger to result in significant benefits for the combined company and a number of other important advantages for IDX shareholders. For further information regarding the Merger and the potential benefits of the Merger, I urge that you read carefully the accompanying Joint Proxy Statement/Prospectus and, specifically, the section "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

  Even if you plan to attend the IDX Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

                                          Sincerely,

                                          RICHARD E. TARRANT
                                          President and Chief Executive
                                           Officer

ATLANTA     BOSTON     BURLINGTON     CHICAGO     DALLAS     SAN FRANCISCO

                                      LOGO

                                                                    June 5, 1997

Dear Shareholder:

  As most of you are aware, PHAMIS has entered into an Agreement and Plan of Merger dated as of March 25, 1997 (the "Merger Agreement") with IDX Systems Corporation, a Vermont corporation, and a wholly- owned subsidiary of IDX ("Sub"), pursuant to which, among other things, (a) Sub will be merged with and into PHAMIS, with PHAMIS being the surviving corporation and becoming a wholly-owned subsidiary of IDX (the "Merger") and (b) each outstanding share of common stock, $.0025 par value per share, of PHAMIS ("PHAMIS Common Stock") will be converted into that fraction of a share of common stock, $.01 par value per share, of IDX ("IDX Common Stock"), as is equal to the Conversion Ratio (as defined in the Merger Agreement). As set forth in the Merger Agreement, the Conversion Ratio, initially set at .73, will be adjusted (i) downward (but not to less than .6811) in the event that the average closing price per share of IDX Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding the date of the PHAMIS Special Meeting (as defined below) (the "IDX Stock Value") is greater than $34.375 per share, and (ii) upward (but not to greater than .8) in the event that the IDX Stock Value is less than $28.125 per share. At a Special Meeting of Shareholders of PHAMIS on July 9, 1997 (the "PHAMIS Special Meeting"), you will be asked to consider and vote upon the approval and adoption of the Merger Agreement. The accompanying Joint Proxy Statement/Prospectus presents the details of this proposed strategic Merger.

  We estimate that the shares of IDX Common Stock to be issued to PHAMIS shareholders in the Merger will represent between approximately 16 and 21% of the outstanding IDX Common Stock after the Merger (depending on the Conversion Ratio and the number of shares of IDX and PHAMIS Common Stock outstanding at the time of the Merger).

  PHAMIS' Board of Directors (the "PHAMIS Board") has unanimously approved the Merger Agreement and recommends that you vote FOR the approval and adoption of the Merger Agreement.

  The PHAMIS Board believes that the Merger represents a strategic fit between two companies with similar business strategies and complementary products and operations. The PHAMIS Board expects the Merger to result in significant benefits for the combined company and a number of other important advantages for PHAMIS shareholders. For further information regarding the Merger and the potential benefits of the Merger, I urge that you read carefully the accompanying Joint Proxy Statement/Prospectus and, specifically, the section "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

  Even if you plan to attend the PHAMIS Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

                                     Sincerely,

                                     FRANK T. SAMPLE
                                     President and Chief Executive Officer

                                      LOGO

                            IDX SYSTEMS CORPORATION
                              1400 SHELBURNE ROAD
                                 P.O. BOX 1070
                        SOUTH BURLINGTON, VERMONT 05403

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JULY 9, 1997

To the Shareholders of
IDX Systems Corporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "IDX Special Meeting") of IDX Systems Corporation, a Vermont corporation ("IDX"), will be held on Wednesday, July 9, 1997, at the offices of IDX, 1400 Shelburne Road, South Burlington, Vermont 05403, commencing at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 25, 1997 (the "Merger Agreement") among IDX, Penguin Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of IDX ("Sub"), and PHAMIS, Inc., a Washington corporation ("PHAMIS") and to approve the issuance of shares of Common Stock, par value $.01 per share, of IDX ("IDX Common Stock"), pursuant thereto. The Merger Agreement provides that, among other things, (a) Sub will be merged with and into PHAMIS, with PHAMIS being the surviving corporation and becoming a wholly-owned subsidiary of IDX and (b) each outstanding share of Common Stock, par value $.0025 per share, of PHAMIS (together with the associated preferred stock purchase rights) will be converted into that fraction of a share of IDX Common Stock as is equal to the Conversion Ratio (as defined in the Merger Agreement). As set forth in the Merger Agreement, the Conversion Ratio, initially set at .73, will be adjusted (i) downward (but not to less than .6811) in the event that the average closing price per share of IDX Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding July 9, 1997, the date of the Special Meeting of Shareholders of PHAMIS (the "IDX Stock Value"), is greater than $34.375 per share, and (ii) upward (but not to greater than .8) in the event that the IDX Stock Value is less than $28.125 per share.

    2. To consider and vote upon a proposal to approve an amendment to IDX's Second Amended and Restated Articles of Incorporation (the "Charter Amendment") increasing the total number of shares of capital stock which IDX has the authority to issue from 55,000,000 to 105,000,000 and the total number of shares of IDX Common Stock which IDX has the authority to issue from 50,000,000 to 100,000,000.

    3. To consider and vote upon a proposal to approve an amendment to IDX's Second Amended and Restated Articles of Incorporation (the "Second Charter Amendment") increasing the shareholder vote required to approve certain business combinations from a majority to two-thirds in the event that the then current or pre-existing IDX Board of Directors does not recommend such business combinations to the shareholders.

    4. To consider and vote upon a proposal to approve an amendment to IDX's 1995 Stock Option Plan increasing the number of shares issuable thereunder from 1,470,000 to 4,500,000 and to continue the 1995 Stock Option Plan, as amended.

    5. To consider and vote upon a proposal to approve an amendment to IDX's 1995 Employee Stock Purchase Plan increasing the number of shares issuable thereunder from 500,000 to 1,400,000.

    6. To consider and vote upon a proposal to approve an amendment to IDX's 1995 Director Stock Option Plan increasing the number of shares issuable thereunder from 30,000 to 80,000.

    7. To transact such other business as may properly come before the IDX Special Meeting or any adjournment or postponement of the IDX Special Meeting.

  Copies of the Merger Agreement, Charter Amendment and Second Charter Amendment are attached as Annex A, Annex F and Annex G, respectively, to the accompanying Joint Proxy Statement/Prospectus.

  Shareholders of record at the close of business on June 2, 1997 are entitled to notice of, and to vote at, the IDX Special Meeting and any adjournment or postponement of the IDX Special Meeting.

  All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

                                          By Order of the Board of Directors

                                          ROBERT W. BAKER, JR.
                                          Secretary

South Burlington, Vermont
June 5, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 PHAMIS, INC.
                     1001 FOURTH AVENUE PLAZA, SUITE 1500
                           SEATTLE, WASHINGTON 98154

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JULY 9, 1997

To the Shareholders of
PHAMIS, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "PHAMIS Special Meeting") of PHAMIS, Inc., a Washington corporation ("PHAMIS"), will be held on Wednesday, July 9, 1997, at the Columbia Tower Club, 701 Fifth Avenue, Suite 7600, Seattle, Washington 98104, commencing at 9:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 25, 1997 (the "Merger Agreement") among IDX Systems Corporation, a Vermont corporation ("IDX"), Penguin Acquisition Corporation, a Washington corporation and a wholly-owned subsidiary of IDX ("Sub"), and PHAMIS, pursuant to which, among other things, (a) Sub will be merged with and into PHAMIS, with PHAMIS being the surviving corporation and becoming a wholly-owned subsidiary of IDX, and
  (b) each outstanding share of Common Stock, par value $.0025 per share, of PHAMIS (together with the associated preferred stock purchase rights) will be converted into that fraction of a share of Common Stock, par value $.01 per share, of IDX ("IDX Common Stock") as is equal to the Conversion Ratio (as defined in the Merger Agreement). As set forth in the Merger Agreement, the Conversion Ratio, initially set at .73, will be adjusted (i) downward (but not to less than .6811) in the event that the average closing price per share of IDX Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding the date of the PHAMIS Special Meeting (the "IDX Stock Value") is greater than $34.375 per share, and (ii) upward (but not to greater than .8) in the event that the IDX Stock Value is less than $28.125 per share.

    2. To transact such other business as may properly come before the PHAMIS Special Meeting or any adjournment or postponement of the PHAMIS Special Meeting.

  A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

  Shareholders of record at the close of business on May 22, 1997 are entitled to notice of, and to vote at, the PHAMIS Special Meeting and any adjournment or postponement of the PHAMIS Special Meeting.

  All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

                                          By Order of the Board of Directors

                                          MARK F. WHEELER
                                          Secretary

Seattle, Washington
June 5, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

                            IDX SYSTEMS CORPORATION
                                      AND
                                 PHAMIS, INC.
                                ---------------
                             JOINT PROXY STATEMENT
                                ---------------
                      IDX SYSTEMS CORPORATION PROSPECTUS

  This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $.01 per share ("IDX Common Stock"), of IDX Systems Corporation, a Vermont corporation ("IDX"), in connection with the solicitation of proxies by the Board of Directors of IDX for use at a Special Meeting of Shareholders of IDX (the "IDX Special Meeting") to be held on Wednesday, July 9, 1997, at the offices of IDX, 1400 Shelburne Road, South Burlington, Vermont 05403, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to holders of Common Stock, par value $.0025 per share ("PHAMIS Common Stock"), of PHAMIS, Inc., a Washington corporation ("PHAMIS"), in connection with the solicitation of proxies by the Board of Directors of PHAMIS for use at the Special Meeting of Shareholders of PHAMIS (the "PHAMIS Special Meeting") to be held on Wednesday, July 9, 1997, at the Columbia Tower Club, 701 Fifth Avenue, Suite 7600, Seattle, Washington 98104, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

  IDX has filed a Registration Statement on Form S-4 (including the exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 5,600,000 shares of IDX Common Stock which may be issued pursuant to the Agreement and Plan of Merger, dated as of March 25, 1997, among IDX, Penguin Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of IDX ("Sub"), and PHAMIS (the "Merger Agreement") in exchange for outstanding shares of PHAMIS Common Stock. This Joint Proxy Statement/Prospectus constitutes the Prospectus of IDX comprising a part of the Registration Statement. The Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Pursuant to the Merger Agreement, Sub will be merged with and into PHAMIS (the "Merger"), with PHAMIS being the surviving corporation (the "Surviving Corporation") in the Merger and becoming a wholly-owned subsidiary of IDX, and each outstanding share of PHAMIS Common Stock (together with the associated preferred stock purchase rights) will be converted into that fraction of a share of IDX Common Stock as is equal to the Conversion Ratio (as defined in the Merger Agreement). As set forth in the Merger Agreement, the Conversion Ratio, initially set at .73, will be adjusted (i) downward (but not to less than .6811) in the event that the average closing price per share of IDX Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding the date of the PHAMIS Special Meeting (the "IDX Stock Value") is greater than $34.375 per share, and (ii) upward (but not to greater than .8) in the event that the IDX Stock Value is less than $28.125 per share. Based upon the number of outstanding shares of IDX Common Stock and PHAMIS Common Stock as of March 31, 1997, and assuming Conversion Ratios of .8, .73, and .6811 the shareholders of PHAMIS immediately prior to the consummation of the Merger will own approximately 19.0%, 17.6% and 16.7%, respectively, of the outstanding shares of IDX Common Stock immediately following consummation of the Merger. On June 2, 1997, the last reported sale price of the IDX Common Stock on the Nasdaq National Market was $33.1875 per share, and the last reported sale price of the PHAMIS Common Stock on the Nasdaq National Market was $22.375 per share. As used herein, the term "Combined Company" means IDX and PHAMIS and their respective subsidiaries as a consolidated entity following the Merger.

  All information contained in this Joint Proxy Statement/Prospectus relating to IDX has been supplied by IDX, and all information relating to PHAMIS has been supplied by PHAMIS.

  SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH IDX AND PHAMIS SHAREHOLDERS.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  JOINT   PROXY
       STATEMENT/PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY  IS A
        CRIMINAL OFFENSE.

                                ---------------

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of IDX and PHAMIS on or about June 5, 1997.

      The date of this Joint Proxy Statement/Prospectus is June 5, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................   5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   5
SUMMARY...................................................................   7
  The Companies...........................................................   7
  Date and Place of the Meetings..........................................   7
  Shareholders Entitled to Vote...........................................   7
  Purposes of the Meetings................................................   8
  Votes Required..........................................................   8
  Effects of the Merger...................................................   8
  Recommendations.........................................................   9
  Opinions of Financial Advisors..........................................  10
  Interests of Certain Persons in the Merger..............................  10
  Effective Time of the Merger............................................  11
  Management and Operations of IDX Following the Merger...................  11
  Conditions to the Merger................................................  11
  Termination.............................................................  11
  Dissenters' Rights......................................................  12
  Certain Federal Income Tax Consequences.................................  12
  Accounting Treatment....................................................  12
  Surrender of Certificates...............................................  13
  Certain Effects of the Merger on the Rights of Holders of PHAMIS Common
   Stock..................................................................  13
SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA COMBINED
 FINANCIAL INFORMATION....................................................  14
COMPARATIVE PER SHARE DATA................................................  18
MARKET PRICE INFORMATION..................................................  19
RISK FACTORS..............................................................  20
  Risks Relating to the Merger............................................  20
  Risks Relating to IDX and PHAMIS........................................  20
THE IDX SPECIAL MEETING...................................................  25
  General.................................................................  25
  Matters to be Considered................................................  25
  Boards of Directors' Recommendations....................................  25
  Record Date and Voting..................................................  25
  Proxies.................................................................  26
THE PHAMIS SPECIAL MEETING................................................  28
  General.................................................................  28
  Matters to be Considered................................................  28
  Boards of Directors' Recommendations....................................  28
  Record Date and Voting..................................................  28
  Proxies.................................................................  29
THE MERGER................................................................  30
  Background of the Merger................................................  30
  Reasons for the Merger; Recommendation of the Boards of Directors.......  31
  Opinions of Financial Advisors..........................................  35
  Interests of Certain Persons in the Merger..............................  43

  Management and Operations of IDX Following the Merger....................  45
  Accounting Treatment.....................................................  45
  Certain Federal Income Tax Consequences..................................  46
  Regulatory Approvals.....................................................  47
  Federal Securities Law Consequences......................................  47
  Stock Market Quotation...................................................  48
  Dissenters' Rights.......................................................  48
THE MERGER AGREEMENT.......................................................  51
  General..................................................................  51
  Conversion of Shares.....................................................  51
  Representations and Warranties...........................................  53
  Certain Covenants........................................................  53
  No Solicitation..........................................................  54
  Management of IDX Following the Merger...................................  54
  Related Matters After the Merger.........................................  54
  Stock Options............................................................  55
  Shareholders Rights Agreement............................................  55
  Director and Officer Indemnification.....................................  56
  Conditions...............................................................  56
  Limitations on Transferability of IDX Common Stock.......................  57
  Termination; Termination Fees and Expenses...............................  57
  Amendment and Waiver.....................................................  59
IDX SYSTEMS CORPORATION....................................................  60
  Business.................................................................  60
  Security Ownership of Certain Beneficial Owners and Management...........  72
PHAMIS, INC................................................................  74
  Business.................................................................  74
  Security Ownership of Certain Beneficial Owners and Management...........  81
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................  83
DESCRIPTION OF IDX CAPITAL STOCK...........................................  91
  Common Stock.............................................................  91
  Preferred Stock..........................................................  91
  Vermont Law and Certain Charter Provisions...............................  92
  Transfer Agent...........................................................  92
COMPARISON OF SHAREHOLDER RIGHTS...........................................  93
  General..................................................................  93
  Number of Directors......................................................  93
  Classification of Board of Directors.....................................  93
  Removal of Directors.....................................................  94
  Filling Vacancies on the Board of Directors..............................  94
  Action by Written Consent................................................  95
  Right to Call Special Meetings of Shareholders...........................  95
  Shareholder Proposals and Shareholder Nominations of Directors...........  95
  Business Combination Statute.............................................  95
  Required Vote for Authorization of Mergers, Share Exchange, and Sale of
   Assets..................................................................  96
  Amendment of Articles of Incorporation...................................  96
  Amendment of Bylaws......................................................  97
  Appraisal and Dissenters' Rights.........................................  97
  Limitation on Directors' Liability.......................................  98

  Indemnification of Officers, Directors and Employees....................  98
  Cumulative Voting.......................................................  99
  Conflict of Interest Transactions.......................................  99
  Dividends and Other Distributions....................................... 100
  Shareholder Inspection Rights........................................... 100
  Rights Plans and Agreements............................................. 101
FIRST AMENDMENT TO IDX'S SECOND AMENDED AND RESTATED ARTICLES OF
 INCORPORATION............................................................ 102
SECOND AMENDMENT TO IDX'S SECOND AMENDED AND RESTATED ARTICLES OF
 INCORPORATION............................................................ 103
AMENDMENT TO AND CONTINUANCE OF IDX'S 1995 STOCK OPTION PLAN.............. 105
  Summary of the Equity Plan.............................................. 105
  Federal Income Tax Consequences......................................... 106
AMENDMENT TO IDX'S 1995 EMPLOYEE STOCK PURCHASE PLAN...................... 108
  Summary of the Purchase Plan............................................ 108
  Federal Income Tax Consequences......................................... 109
AMENDMENT TO IDX'S 1995 DIRECTOR STOCK OPTION PLAN........................ 111
  Summary of the Director Plan............................................ 111
  Federal Income Tax Consequences......................................... 112
LEGAL MATTERS............................................................. 112
EXPERTS................................................................... 113
  Annex A--Merger Agreement............................................... A-1
  Annex B--Opinion of Alex. Brown and Sons Incorporated................... B-1
  Annex C--Opinion of Bear, Stearns & Co. Inc............................. C-1
  Annex D--Chapter 23B.13 of the Washington Business Corporation Act...... D-1
  Annex E--Chapter 13 of the Vermont Business Corporation Act............. E-1
  Annex F--Charter Amendment.............................................. F-1
  Annex G--Second Charter Amendment....................................... G-1

                             AVAILABLE INFORMATION

  IDX and PHAMIS are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by IDX and PHAMIS with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549. In addition, IDX and PHAMIS are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. IDX Common Stock and PHAMIS Common Stock are both quoted on the Nasdaq National Market. Reports and other information concerning IDX and PHAMIS can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  IDX has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the shares of IDX Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to IDX, PHAMIS and the IDX Common Stock, reference is hereby made to the Registration Statement (including the exhibits and schedules thereto). Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document (if any) filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following IDX documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended December 31,
  1996;

    2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    3. Current Report on Form 8-K dated April 3, 1997; and

    4. The description of IDX's capital stock contained in IDX's Registration Statement on Form 8-A dated September 19, 1995.

  The following PHAMIS documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. Annual Report on Form 10-K for the year ended December 31, 1996, as amended;

    2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    3. Current Report on Form 8-K dated March 28, 1997; and

    4. The description of PHAMIS' capital stock and shareholder rights contained in Registration Statements on Forms 8-A dated October 31, 1994, as amended, and August 1, 1996.

  All documents and reports subsequently filed by IDX or PHAMIS pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the IDX Special Meeting and the PHAMIS Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, on written or oral request, without charge, in the case of documents relating to IDX, directed to IDX Systems Corporation, 1400 Shelburne Road, P. O. Box 1070, South Burlington, Vermont 05403 (telephone number (802) 862-1022),
Attention: Secretary, or, in the case of documents relating to PHAMIS, directed to PHAMIS, Inc., 1001 Fourth Avenue Plaza, Suite 1500, Seattle, Washington 98154 (telephone number (206) 662-9558), Attention: Secretary. In order to ensure timely delivery of any of such documents, any request should be made by July 1, 1997.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY IDX, PHAMIS OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IDX OR PHAMIS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  "IDX" and the IDX logo are registered trademarks and "IDXtend," "IDXtendR @ the Site," "OutReach," "IDXrad," and "IDXview" are trademarks of IDX. "LastWord," and "PHAMIS-LastWord" are registered trademarks and "DataBreeze," and "Enterprise View" are trademarks of PHAMIS.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Joint Proxy Statement/Prospectus and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus. Shareholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety.

  Certain of the information contained in this Joint Proxy Statement/Prospectus may constitute forward-looking statements, including statements as to the benefits and synergies expected to be realized as a result of the Merger and as to future financial performance and the analyses used by the financial advisors to IDX and PHAMIS. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors" and "--Opinions of Financial Advisors." There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include, without limitation, those set forth in this Joint Proxy Statement/Prospectus under the heading "Risk Factors."

  All share and per share data in this Joint Proxy Statement/Prospectus have been adjusted to give effect to all stock splits of IDX Common Stock and PHAMIS Common Stock effected prior to the date hereof.

THE COMPANIES

  IDX. IDX is a leading provider of healthcare information systems to integrated delivery networks, including group practices, MSOs, hospitals and health plans. IDX systems meet the multi-site, multi-function needs of integrated delivery networks and serve the needs of more than 76,000 physicians. IDX products are installed at approximately 1,000 client sites nationwide, including approximately 190 large physician group practices, over 110 hospitals and a growing number of integrated delivery networks. The principal executive office of IDX is located at 1400 Shelburne Road, P.O. Box 1070, South Burlington, Vermont 05403 and its telephone number is (802) 862-1022. As used in this Joint Proxy Statement/Prospectus, the term "IDX" refers to IDX and its wholly-owned subsidiaries, unless the context otherwise requires.

  PHAMIS. PHAMIS offers healthcare information solutions that are part of a complete software and hardware system strategy designed for integrated healthcare delivery enterprises. The principal executive office of PHAMIS is located at 1001 Fourth Avenue Plaza, Suite 1500, Seattle, Washington 98154 and its telephone number is (206) 622-9558. As used in this Joint Proxy Statement/Prospectus, the term "PHAMIS" refers to PHAMIS, Inc. and its wholly-owned subsidiaries, unless the context otherwise requires.

DATE AND PLACE OF THE MEETINGS

  The IDX Special Meeting will be held on Wednesday, July 9, 1997 at the offices of IDX, 1400 Shelburne Road, South Burlington, Vermont 05403, commencing at 10:00 a.m., local time.

  The PHAMIS Special Meeting will be held Wednesday, July 9, 1997 at the Columbia Tower Club, 701 Fifth Avenue, Suite 7600, Seattle, Washington 98104, commencing at 9:00 a.m., local time.

SHAREHOLDERS ENTITLED TO VOTE

  Holders of record of shares of IDX Common Stock at the close of business on June 2, 1997 are entitled to notice of and to vote at the IDX Special Meeting. At such date there were 21,041,258 shares of IDX Common outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the IDX Special Meeting.

  Holders of record of shares of PHAMIS Common Stock at the close of business on May 22, 1997 are entitled to notice of and to vote at the PHAMIS Special Meeting. At such date there were 6,216,753 shares of

PHAMIS Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the PHAMIS Special Meeting.

PURPOSES OF THE MEETINGS

  IDX Special Meeting. The purpose of the IDX Special Meeting is to consider and vote upon the following proposals: (i) the approval and adoption of the Merger Agreement and issuance of up to 5,600,000 shares of IDX Common Stock in exchange for shares of PHAMIS Common Stock pursuant thereto (the "Merger Proposal"); (ii) an amendment to IDX's Second Amended and Restated Articles of Incorporation (the "Charter Amendment") increasing the total number of shares of capital stock which IDX has the authority to issue from 55,000,000 to 105,000,000 and the total number of shares of IDX Common Stock which IDX has the authority to issue from 50,000,000 to 100,000,000 (the "Charter Proposal");
(iii) an amendment to IDX's Second Amended and Restated Articles of Incorporation (the "Second Charter Amendment") increasing the shareholder vote required to approve certain business combinations from a majority to two-thirds in the event that the then current or pre-existing Board of Directors of IDX does not recommend such business combinations to the shareholders (the "Second Charter Proposal"); (iv) an amendment to IDX's 1995 Stock Option Plan increasing the number of shares of IDX Common Stock authorized for issuance thereunder from 1,470,000 to 4,500,000 and continuing the 1995 Stock Option Plan, as amended (the "Plan Proposal"); (v) an amendment to IDX's 1995 Employee Stock Purchase Plan increasing the number of shares of IDX Common Stock authorized for issuance thereunder from 500,000 to 1,400,000 (the "ESPP Proposal"); (vi) an amendment to IDX's 1995 Director Stock Option Plan, increasing the number of shares of IDX Common Stock authorized for issuance thereunder from 30,000 to 80,000 (the "DSOP Proposal"); and (vii) such other matters as may properly be brought before the IDX Special Meeting, or any adjournment or postponement thereof.

  PHAMIS Special Meeting. The purpose of the PHAMIS Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the PHAMIS Special Meeting, or any adjournment or postponement thereof.

VOTES REQUIRED

  IDX. The approval of each of the Merger Proposal, Charter Proposal, Plan Proposal, ESPP Proposal and DSOP Proposal will require the affirmative vote of the holders of shares representing a greater number of shares than the number of shares represented by those voting against such proposal, assuming a quorum is present. The approval of the Second Charter Proposal will require the affirmative vote of the holders of shares representing two-thirds of the votes cast on such proposal, assuming a quorum is present. The approval of each of the Charter Proposal, Second Charter Proposal, Plan Proposal, ESPP Proposal and DSOP Proposal is not a condition to the approval of the Merger Proposal or the consummation of the Merger. Shareholders of IDX who beneficially own in the aggregate 64.4% of IDX Common Stock as of March 31, 1997 have irrevocably appointed certain officers of PHAMIS as proxies to vote all shares of IDX Common Stock held by such shareholders in favor of the Merger Proposal at the IDX Special Meeting. See "The Merger--Interests of Certain Persons in the Merger."

  PHAMIS. The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of PHAMIS Common Stock outstanding on the record date. Shareholders of PHAMIS who beneficially own in the aggregate 13.6% of PHAMIS Common Stock as of March 31, 1997 have irrevocably appointed certain officers of IDX as proxies to vote all shares of PHAMIS Common Stock held by such shareholders in favor of the proposal to approve and adopt the Merger Agreement at the PHAMIS Special Meeting. See "The Merger--Interests of Certain Persons in the Merger."

EFFECTS OF THE MERGER

  Upon consummation of the Merger, pursuant to the Merger Agreement, (i) Sub will be merged with and into PHAMIS, with PHAMIS being the surviving corporation in the Merger (the "Surviving Corporation"), and becoming a wholly-owned subsidiary of IDX, and (ii) each issued and outstanding share of PHAMIS Common

Stock (together with the associated preferred stock purchase rights) will be converted into that fraction of a share of IDX Common Stock as is equal to the Conversion Ratio (as defined in the Merger Agreement). As set forth in the Merger Agreement, the Conversion Ratio, initially set at .73, will be adjusted
(i) downward (but not to less than .6811) in the event that the average closing price per share of IDX Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding the date of the PHAMIS Special Meeting (the "IDX Stock Value") is greater than $34.375 per share, and (ii) upward (but not to greater than .8) in the event that the IDX Stock Value is less than $28.125 per share. See "The Merger Agreement--Conversion of Shares" and "--Termination; Termination Fees and Expenses." Fractional shares of IDX Common Stock will not be issuable in connection with the Merger. PHAMIS shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash determined as described below under "The Merger Agreement--Conversion of Shares." Each outstanding share of IDX Common Stock will remain outstanding and be unaffected by the Merger.

  Based upon the number of outstanding shares of IDX Common Stock and PHAMIS Common Stock as of March 31, 1997, and assuming Conversion Ratios of .8, .73, and .6811 the shareholders of PHAMIS immediately prior to the consummation of the Merger will own approximately 19.0%, 17.6% and 16.7%, respectively, of the outstanding shares of IDX Common Stock immediately following consummation of the Merger.

  Options to purchase shares of PHAMIS Common Stock outstanding at the Effective Time (as defined below) of the Merger will be effectively assumed by IDX, by which assumption the optionee will have the right, on the same terms and conditions as were applicable to such options to purchase shares of PHAMIS Common Stock immediately prior to the Effective Time (as defined below), to purchase that number of shares of IDX Common Stock as the optionee would have been entitled to receive pursuant to the Merger had such optionee exercised such PHAMIS options in full immediately prior to the Effective Time (as defined below) (rounded down to the nearest whole number). The purchase price per share of IDX Common Stock (rounded downward to the nearest whole cent) shall be the aggregate price for shares of PHAMIS Common Stock purchasable pursuant to PHAMIS stock options immediately prior to the Effective Time (as defined below), divided by the number of full shares of IDX Common Stock purchasable in accordance with the foregoing (subject to equitable adjustment in the event of any stock split or similar recapitalization). See "The Merger Agreement--Stock Options."

RECOMMENDATIONS

  The Board of Directors of IDX (the "IDX Board") (a) has unanimously approved
(i) the Merger Agreement and the issuance of shares of IDX Common Stock pursuant to the Merger Agreement, (ii) the amendment to IDX's Second Amended and Restated Articles of Incorporation (the "IDX Articles") increasing the total number of shares of capital stock which IDX has the authority to issue from 55,000,000 to 105,000,000 and the authorized number of shares of IDX Common Stock which IDX has the authority to issue from 50,000,000 to 100,000,000, (iii) the amendment to the IDX Articles increasing the shareholder vote required to approve certain business combinations from a majority to two-thirds in the event that the then current or pre-existing IDX Board does not recommend such business combinations to the shareholders, (iv) the amendment to IDX's 1995 Stock Option Plan increasing the number of shares of IDX Common Stock issuable thereunder from 1,470,000 to 4,500,000 and the continuation of the 1995 Stock Option Plan, as amended, (v) the amendment to IDX's 1995 Employee Stock Purchase Plan increasing the number of shares of IDX Common Stock issuable thereunder from 500,000 to 1,400,000, and (vi) the amendment to IDX's 1995 Director Stock Option Plan, increasing the number of shares of IDX Common Stock issuable thereunder from 30,000 to 80,000, and (b) unanimously recommended that holders of IDX Common Stock vote in favor of the Merger Proposal, Charter Proposal, Second Charter Proposal, Plan Proposal, ESPP Proposal and DSOP Proposal.

  The Board of Directors of PHAMIS (the "PHAMIS Board") has unanimously approved the Merger Agreement and unanimously recommends that holders of PHAMIS Common Stock vote in favor of the approval and adoption of the Merger Agreement.

  The IDX Board and the PHAMIS Board believe that the Merger represents a strategic fit between two leading companies with similar business strategies and complementary products and operations. Both Boards of Directors believe that the Combined Company will have greater financial strength, operational efficiencies, earning power and growth potential than either IDX or PHAMIS would have on its own. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

  IDX. On March 25, 1997, Alex. Brown & Sons Incorporated ("Alex. Brown") delivered its oral opinion, subsequently confirmed in writing as of the same date, to the IDX Board to the effect that, as of such date, the Conversion Ratio was fair, from a financial point of view, to IDX.

  The full text of the written opinion of Alex. Brown, dated March 25, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Annex B and is incorporated herein by reference. HOLDERS OF IDX COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinions of Financial Advisors--IDX."

  PHAMIS. On March 25, 1997, Bear, Stearns & Co. Inc. ("Bear Stearns") delivered its written opinion to the PHAMIS Board that, as of such date, the Merger was fair, from a financial point of view, to the holders of PHAMIS Common Stock.

  The full text of the written opinion of Bear Stearns, dated March 25, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF PHAMIS COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinions of Financial Advisors-- PHAMIS."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  All outstanding stock options for the purchase of PHAMIS Common Stock granted pursuant to the PHAMIS Amended and Restated 1983 Combined Nonqualified and Incentive Stock Option Plan and Amended and Restated 1993 Combined Incentive and Nonqualified Stock Option Plan will accelerate and become exercisable in full immediately prior to the Effective Time. In addition, immediately prior to the Effective Time (as defined below), all outstanding rights to acquire shares of PHAMIS Common Stock under the PHAMIS 1994 Employee Stock Purchase Plan (the "PHAMIS ESPP") will be exercisable for the purchase of shares of PHAMIS Common Stock. See "The Merger--Interests of Certain Persons in the Merger." See also "The Merger Agreement--Stock Options" and "PHAMIS, Inc.--Security Ownership of Certain Beneficial Owners and Management."

  Frank T. Sample, President and Chief Executive Officer of PHAMIS, is a party to an employment agreement with PHAMIS which provides, in the event that Mr. Sample is terminated by PHAMIS or its successor, for the continuation of Mr. Sample's salary and benefits for one year and the payment of certain expenses.

  Pursuant to the Merger Agreement, IDX has, for certain time periods specified in the Merger Agreement, agreed to (i) indemnify each present director and officer of PHAMIS against liabilities or expenses incurred in connection with claims relating to matters prior to the Effective Time (as defined below) of the Merger, (ii) maintain in effect directors' and officers' liability insurance for the benefit of the directors and officers of PHAMIS, and (iii) maintain in effect directors' and officers' liability insurance for the benefit of directors and officers of PHAMIS who subsequently become directors and officers of IDX. See "The Merger Agreement--Director and Officer Indemnification."

  On March 25, 1997, Richard E. Tarrant, who beneficially owns approximately 32.2% of the IDX Common Stock as of March 31, 1997, and Robert H. Hoehl, who beneficially owns approximately 32.2% of the IDX Common Stock as of March 31, 1997, each irrevocably appointed Frank T. Sample, Malcolm A. Gleser, M.D., Ph.D. and Gregg W. Blodgett, or any of them, as proxies to vote all of their respective shares of IDX Common Stock in favor of the Merger Proposal at the IDX Special Meeting.

  On March 25, 1997, Frank T. Sample, who beneficially owns approximately 3.2% of the PHAMIS Common Stock as of March 31, 1997, Malcolm A. Gleser, M.D., Ph.D., who beneficially owns approximately 6.6% of the PHAMIS Common Stock as of March 31, 1997, and Mark F. Wheeler, who beneficially owns approximately 3.8% of the PHAMIS Common Stock as of March 31, 1997, each irrevocably appointed Richard E. Tarrant, Robert H. Hoehl and John A. Kane, or any of them, as proxies to vote all of their respective shares of PHAMIS Common Stock in favor of the proposal to approve and adopt the Merger Agreement at the PHAMIS Special Meeting.

  See "The Merger--Interests of Certain Persons in the Merger" for a description of the IDX Common Stock and PHAMIS Common Stock owned by IDX and PHAMIS directors and officers and their affiliates.

EFFECTIVE TIME OF THE MERGER

  The Merger will be consummated upon the filing by the Surviving Corporation and Sub of a Certificate of Merger with the Secretary of State of the State of Washington (the time of the filing of such Certificate of Merger is referred to herein as the "Effective Time"). The Effective Time will occur as promptly as practicable after the requisite shareholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived. It is currently anticipated that the Merger will be consummated on or about July 10, 1997.

MANAGEMENT AND OPERATIONS OF IDX FOLLOWING THE MERGER

  It is anticipated that the Board of Directors of IDX, following the Effective Time, will consist of the following eight (8) persons: Richard E. Tarrant, Paul
L. Egerman, Henry M. Tufo, M.D., Steven M. Lash, Robert H. Hoehl and Stuart H. Altman, Ph.D. (all of whom are currently directors of IDX) and Malcolm A. Gleser, M.D., Ph.D. and Frank T. Sample (both of whom are currently directors of PHAMIS). In addition, the IDX Board may elect one additional director to fill the vacancy created by the resignation of Larry D. Grandia effective May 19, 1997.

  Upon the closing of the Merger, Frank T. Sample, who is currently President, Chief Executive Officer and a director of PHAMIS, will become an Executive Vice President of IDX. For additional information regarding the senior management of IDX following the Merger, see "The Merger--Management and Operations of IDX Following the Merger."

  It is currently anticipated that PHAMIS operations will continue to be located in Seattle, Washington, the current headquarters of PHAMIS. Shortly following consummation of the Merger, IDX plans to combine the PHAMIS legal entity with and into IDX creating a single legal entity representing the Combined Company.

CONDITIONS TO THE MERGER

  The obligations of IDX and PHAMIS to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite approvals of the shareholders of IDX and PHAMIS, obtaining requisite regulatory approvals (including expiration of the relevant waiting period under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), the continuing accuracy as of the Effective Time of the representations and warranties made by IDX and PHAMIS in the Merger Agreement, the receipt of certain legal opinions with respect to tax and other Merger related matters and the receipt of an accountant's letter at the closing of the Merger with respect to qualification of the Merger as a pooling of interests transaction. Each party has the right to waive certain of the closing conditions referred to above. See "The Merger--Accounting Treatment," "--Certain Federal Income Tax Consequences," "--Regulatory Approvals" and "The Merger Agreement--Conditions."

TERMINATION

  The Merger Agreement is subject to termination (i) by mutual written consent of IDX and PHAMIS, (ii) by written notice provided by IDX or PHAMIS if the Merger is not consummated on or before September 22, 1997 by reason of the failure of certain conditions precedent to the Merger, (iii) by either IDX or PHAMIS if the PHAMIS Board withdraws its recommendation of the Merger, and (iv) prior to such time upon the occurrence of certain events and circumstances set forth in the Merger Agreement, including, but not limited to, PHAMIS' right to terminate the Merger Agreement within the period of two trading days immediately preceding the PHAMIS Special Meeting in the event that the IDX Stock Value drops below certain levels during the period of twenty consecutive trading days ending on the trading day two trading days immediately preceding the PHAMIS Special Meeting as set forth in the Merger Agreement. See "The Merger Agreement--Termination; Termination Fees and Expenses."

  Under certain circumstances, PHAMIS may be required to pay IDX a termination fee of $6,000,000 and/or to reimburse IDX for expenses of up to $1,500,000. See "The Merger Agreement--Termination Fees and Expenses."

DISSENTERS' RIGHTS

  IDX Shareholders. Holders of IDX Common Stock who, prior to the IDX Special Meeting, properly demand appraisal and have not voted in favor of the Second Charter Proposal are or may be entitled to assert dissenters' rights under Vermont Law with respect to the Second Charter Proposal. Such shareholders would be entitled to demand and receive payment of the "fair value" of their shares, plus accrued interest. To exercise such rights, such shareholders must comply with all the applicable procedural requirements. IDX is not a corporation party to the Merger pursuant to Vermont law, and no holders of IDX Common Stock will have dissenters' rights with respect to the Merger or the Merger Proposal. In addition, no holders of IDX Common Stock will have dissenters' rights with respect to the Charter Proposal, the Plan Proposal, the ESPP Proposal or the DSOP Proposal. See "The Merger--Dissenters' Rights" and Annex E--Chapter 13 of the Vermont Business Corporation Act.

  PHAMIS Shareholders. Under Washington law holders of PHAMIS Common Stock who, prior to the PHAMIS Special Meeting, properly dissent and vote against or abstain from voting with respect to the Merger have the right under certain circumstances, if the Merger is nonetheless consummated, to require the Combined Company to purchase their shares for their "fair value." To exercise such appraisal rights, such shareholders must comply with all applicable procedural requirements. See "The Merger--Dissenters' Rights" and Annex D-Chapter 23B.13 of the Washington Business Corporation Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by IDX or PHAMIS and no gain or loss will be recognized by PHAMIS shareholders, except in respect of cash received in lieu of fractional shares or cash paid to dissenting shareholders of PHAMIS. A condition to the Merger is that IDX and PHAMIS each have received an opinion of counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of the federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." See also "The Merger Agreement--Conditions."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of IDX and PHAMIS will be carried forward to the Combined Company at their recorded amounts, the operating results of the Combined Company will include the operating results of IDX and PHAMIS for the entire year in which the combination occurs and the reported operating results of the separate companies for periods prior to the year in which the combination occurs will be combined and restated as the operating results of the Combined Company. A condition to the Merger is that IDX shall have received a letter at the closing of the Merger from Ernst & Young LLP ("Ernst & Young"), IDX's independent auditors, regarding its concurrence with the conclusions of IDX's management as to the appropriateness of pooling of interests accounting, under Accounting Principles Board Opinion No. 16 and related interpretations, for the Merger. See "The Merger--Accounting Treatment" and "The Merger Agreement--Conditions."

SURRENDER OF CERTIFICATES

  Following the Effective Time, IDX or its agent will mail a notice and a transmittal form to all holders of record of PHAMIS Common Stock immediately prior to the Effective Time containing instructions for surrendering their stock certificates in exchange for certificates representing shares of IDX Common Stock and a cash payment in lieu of fractional shares, if any. Certificates should not be surrendered until the letter of transmittal is received. See "The Merger Agreement--Conversion of Shares."

CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF PHAMIS COMMON STOCK

  Upon consummation of the Merger, holders of PHAMIS Common Stock will become shareholders of IDX. The internal affairs of IDX are governed by the Vermont Business Corporation Act, the IDX Articles and the Bylaws, as amended, of IDX (the "IDX Bylaws"). The Merger will result in certain differences in the rights of holders of PHAMIS Common Stock. See "Description of IDX Capital Stock" and "Comparison of Shareholder Rights."

                 SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected historical consolidated financial information of IDX and PHAMIS (and their related subsidiaries) has been derived from their respective historical consolidated financial statements, including the notes thereto, and should be read in conjunction with such consolidated financial statements and the notes thereto incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference." The IDX and PHAMIS historical financial information as of and for the interim periods presented below has been prepared on the same basis as that derived from historical financial statements prepared on an annual basis and, in the opinion of management of the respective companies, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the respective companies as of such dates and for such periods.

  The selected unaudited pro forma combined financial information is derived from the selected historical consolidated financial statements, appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such pro forma statements and the notes thereto. For the purpose of the pro forma combined statement of income data, IDX's results of operations for the fiscal years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 have been combined with PHAMIS' results of operations for the fiscal years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively. For the purpose of the pro forma balance sheet, IDX's consolidated balance sheet as of March 31, 1997 has been combined with PHAMIS' consolidated balance sheet as of March 31, 1997, giving effect to the Merger as if it had occurred on March 31, 1997.

  IDX expects to incur Merger related pre-tax charges covering the costs of the Merger, the costs of restructuring the combined operations, and for other related costs principally in the quarter in which the Merger is consummated. Such pre-tax charges, which are currently estimated to be in the range of $17.0 million to $20.0 million, will include: (i) the direct costs of the Merger, including fees to financial advisors, legal counsel and independent auditors;
(ii) the costs of integrating the operations of IDX and PHAMIS; (iii) the elimination of overlapping operations and products; and (iv) other related items. The estimated charge is subject to change as IDX's integration plan is developed and more accurate estimates become available. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the business of IDX and PHAMIS.

  From July 1, 1987 to November 1, 1995, IDX was treated for federal and certain state income tax purposes as an S corporation under the Code. As a result, IDX's shareholders, rather than IDX, were required to pay federal and certain state income taxes based on IDX's earnings, whether or not such earnings were distributed to such shareholders. On November 1, 1995 IDX terminated its S corporation status and, accordingly, has become subject to federal and state income taxes. The pro forma historical consolidated financial information for the years ended December 31, 1994 and 1995 have been restated to include pro forma federal and certain state income tax provisions as if the Company had been taxed as a C corporation under the Code during such years. The provision for income taxes set forth in the pro forma historical consolidated financial information for the years ended December 31, 1994 and 1995 represents income taxes in states in which IDX operated that imposed an income tax on IDX, even though it elected S corporation status during such fiscal years.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                  MARCH 31,
                          --------------------------------------------- ------------------
                           1992     1993     1994      1995      1996     1996     1997
                          -------  ------- --------  --------  -------- ------------------
IDX--INCOME STATEMENT
 DATA
Net revenues............  $88,739  $95,543 $104,706  $128,120  $157,579 $ 37,345 $  45,058
Cost of revenues........   45,692   55,435   58,303    68,750    79,545   19,391    21,496
                          -------  ------- --------  --------  -------- -------- ---------
 Gross margin...........   43,047   40,108   46,403    59,370    78,034   17,954    23,562
Operating expenses:
Selling, general and
 administrative.........   17,692   18,715   21,859    25,539    33,422    7,491     9,547
Research and
 development............   12,084   14,121   17,616    19,529    23,974    5,786     7,039
Write-off of acquired
 in-process research and
 development............      --       --       --        --        --       --      2,290
                          -------  ------- --------  --------  -------- -------- ---------
 Total operating
  expenses..............   29,776   32,836   39,475    45,068    57,396   13,277    18,876
                          -------  ------- --------  --------  -------- -------- ---------
Operating income........   13,271    7,272    6,928    14,302    20,638    4,677     4,686
Other income (expense),
 net....................      (61)     103   (1,911)    1,805     4,165      910       980
                          -------  ------- --------  --------  -------- -------- ---------
Income before income
 taxes..................   13,210    7,375    5,017    16,107    24,803    5,587     5,666
Income taxes (benefit)..      665      368      325      (258)    9,921    2,234     2,266
                          -------  ------- --------  --------  -------- -------- ---------
 Net income.............  $12,545  $ 7,007 $  4,692  $ 16,365  $ 14,882 $  3,353 $   3,400
                          =======  ======= ========  ========  ======== ======== =========
Net income per share....                                       $   0.70 $   0.16 $    0.16
Weighted average shares
 outstanding............                                         21,403   21,282    21,539
Historical income before
 income taxes...........                   $  5,017  $ 16,107
Pro forma income taxes..                      2,700     6,500
                                           --------  --------
Pro forma net income....                   $  2,317  $  9,607
                                           ========  ========
Pro forma net income per
 share..................                   $   0.13  $   0.55
Pro forma weighted
 average shares
 outstanding............                     17,465    17,544
                                         DECEMBER 31,                       MARCH 31,
                          --------------------------------------------- ------------------
                           1992     1993     1994      1995      1996     1996     1997
                          -------  ------- --------  --------  -------- ------------------
IDX--BALANCE SHEET DATA
Working capital.........  $33,186  $35,202 $ 20,675  $ 89,515  $112,361 $ 93,835 $ 114,296
Total assets............   66,007   71,527   66,843   128,411   158,575  130,809   161,791
Long term obligations,
 excluding current
 installments...........    8,357    7,687    6,500     2,907     2,600    2,907     2,600
Shareholders' equity....   49,762   51,518   43,952   102,432   127,390  106,696   131,026

                                                                     THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                 MARCH 31,
                          ------------------------------------------ -------------------
                           1992     1993     1994     1995    1996     1996      1997
                          -------  -------  -------  ------- ------- --------- ---------
PHAMIS--INCOME STATEMENT
 DATA
Net revenues............  $24,755  $22,167  $39,101  $47,165 $49,300 $  12,115 $  14,602
Cost of revenues........   16,396   15,842   24,924   28,000  28,718     7,000     8,679
                          -------  -------  -------  ------- ------- --------- ---------
 Gross margin...........    8,359    6,325   14,177   19,165  20,582     5,115     5,923
Operating expenses:
 Selling, general and
  administrative........    6,373    6,746    8,800   10,533  11,395     2,869     3,183
 Research and
  development...........    1,592    2,106    2,957    3,896   5,793     1,473     1,329
 Merger and acquisition
  costs.................      --       --       --       --      292       292       --
 Corporate headquarters
  relocation............      --       --       --       --      304       --        --
 International market
  entry costs...........      --       --       --       --      810       --        --
                          -------  -------  -------  ------- ------- --------- ---------
 Total operating
  expenses..............    7,965    8,852   11,757   14,429  18,594     4,634     4,512
                          -------  -------  -------  ------- ------- --------- ---------
Operating income
 (loss).................      394   (2,527)   2,420    4,736   1,988       481     1,411
Other income (expense),
 net....................      (68)    (101)    (151)   1,060     717       180       215
                          -------  -------  -------  ------- ------- --------- ---------
Income (loss) before
 income taxes and
 extraordinary items....      326   (2,628)   2,269    5,796   2,705       661     1,626
Provision for income
 taxes..................      174      --        30    1,488     927       306       528
                          -------  -------  -------  ------- ------- --------- ---------
Income (loss) before
 extraordinary items....      152   (2,628)   2,239    4,308   1,778       355     1,098
Extraordinary items.....      136      --       298      --      --        --        --
                          -------  -------  -------  ------- ------- --------- ---------
 Net income (loss)......  $   288  $(2,628) $ 2,537  $ 4,308 $ 1,778 $     355 $   1,098
                          =======  =======  =======  ======= ======= ========= =========
Net income (loss) per
 share before
 extraordinary items....  $  0.04  $ (0.67) $  0.54  $  0.68 $  0.28 $    0.06 $    0.17
Net income (loss) per
 share--primary.........     0.07    (0.67)    0.61     0.68    0.28      0.06      0.17
Net income (loss) per
 share--fully diluted...     0.07    (0.67)    0.57     0.68    0.28      0.06      0.17
Weighted average shares
 outstanding--primary...    3,982    3,916    4,165    6,320   6,361     6,389     6,420
Weighted average shares
 outstanding--fully
 diluted................    3,982    3,916    4,443    6,353   6,361     6,389     6,420
                                       DECEMBER 31,                       MARCH 31,
                          ------------------------------------------ -------------------
                           1992     1993     1994     1995    1996     1996      1997
                          -------  -------  -------  ------- ------- --------- ---------
PHAMIS--BALANCE SHEET
 DATA
Working capital
 (deficit)..............  $(1,336) $(4,278) $12,987  $21,451 $19,479 $  20,434 $  20,744
Total assets............    8,167    9,525   29,170   41,106  43,747    45,185    53,928
Long term obligations,
 excluding current
 installments...........      720      815      570      152      51       125        28
Shareholders' equity
 (deficit)..............    2,000     (595)  16,947   28,080  31,160    28,909    32,664

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         THREE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                  MARCH 31,
                          ---------------------------------------------- -------------------
                            1992      1993     1994      1995     1996     1996      1997
                          --------  -------- --------  -------- -------- --------- ---------
PRO FORMA COMBINED
 STATEMENT OF INCOME
Net revenues............  $113,494  $117,710 $143,807  $175,285 $206,879 $  49,460 $  59,660
Cost of revenues........    62,088    71,277   83,227    96,750  108,263    26,391    30,175
                          --------  -------- --------  -------- -------- --------- ---------
 Gross margin...........    51,406    46,433   60,580    78,535   98,616    23,069    29,485
Operating expenses:
 Selling, general and
  administrative........    24,065    25,461   30,659    36,072   44,817    10,360    12,730
 Research and
  development...........    13,676    16,227   20,573    23,425   29,767     7,259     8,368
 Merger and acquisition
  costs.................       --        --       --        --       292       292       --
 Corporate headquarters
  relocation............       --        --       --        --       304       --        --
 International market
  entry costs...........       --        --       --        --       810       --        --
 Write-off of acquired
  in-process research
  and development.......       --        --       --        --       --        --      2,290
                          --------  -------- --------  -------- -------- --------- ---------
 Total operating
  expenses..............    37,741    41,688   51,232    59,497   75,990    17,911    23,388
                          --------  -------- --------  -------- -------- --------- ---------
Operating income........    13,665     4,745    9,348    19,038   22,626     5,158     6,097
Other income (expense),
 net....................      (129)        2   (2,062)    2,865    4,882     1,090     1,195
                          --------  -------- --------  -------- -------- --------- ---------
Income before income
 taxes and extraordinary
 items..................    13,536     4,747    7,286    21,903   27,508     6,248     7,292
Provision for income
 taxes..................       839       368      355     1,230   10,848     2,540     2,794
                          --------  -------- --------  -------- -------- --------- ---------
Income before
 extraordinary items....    12,697     4,379    6,931    20,673   16,660     3,708     4,498
Extraordinary items.....       136       --       298       --       --        --        --
                          --------  -------- --------  -------- -------- --------- ---------
 Net income.............  $ 12,833  $  4,379 $  7,229  $ 20,673 $ 16,660 $   3,708 $   4,498
                          ========  ======== ========  ======== ======== ========= =========
Net income per share....                                        $   0.64 $    0.14 $    0.17
Weighted average shares
 outstanding............                                          26,047    25,946    26,226
Historical income before
 income taxes and
 extraordinary items....                     $  7,286  $ 21,903
Pro forma income taxes..                        2,730     7,988
                                             --------  --------
Pro forma income before
 extraordinary items....                     $  4,556  $ 13,915
                                             --------  --------
Extraordinary items.....                          298       --
                                             --------  --------
 Pro forma net income...                     $  4,854  $ 13,915
                                             ========  ========
Pro forma income per
 share before
 extraordinary
 items(1)...............                     $   0.22  $   0.63
Pro forma net income per
 share(1)...............                     $   0.24  $   0.63
Pro forma weighted
 average shares
 outstanding............                       20,505    22,158
                                          DECEMBER 31,                        MARCH 31,
                          ---------------------------------------------- -------------------
                            1992      1993     1994      1995     1996     1996      1997
                          --------  -------- --------  -------- -------- --------- ---------
PRO FORMA COMBINED
 BALANCE SHEET DATA
Working capital.........  $ 31,850  $ 30,924 $ 33,662  $110,966 $131,840 $ 114,269 $ 128,260
Total assets............    74,174    81,052   96,013   169,517  202,322   175,994   215,537
Long term obligations,
 excluding current
 installments...........     9,077     8,502    7,070     3,059    2,651     3,032     2,628
Shareholders' equity....    51,762    50,923   60,899   130,512  158,550   135,605   156,910

--------
(1) In 1994 pro forma income per share before extraordinary items and pro forma net income per share on a fully-diluted basis amounts to $0.21 and $0.23, respectively. All other income per share amounts on a primary and fully-diluted basis are the same.

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                           COMPARATIVE PER SHARE DATA

  The following tables set forth certain historical per share data of IDX and PHAMIS and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis (and assuming the issuance of .73 of a share of IDX Common Stock in the Merger in exchange for each share of PHAMIS Common Stock). This data should be read in conjunction with the selected historical consolidated financial data and the unaudited pro forma combined financial statements included elsewhere in this Joint Proxy Statement/Prospectus and the separate historical consolidated financial statements of IDX and PHAMIS incorporated by reference herein. The pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of IDX. Except for S corporation distributions made by IDX prior to November 1, 1995, neither IDX nor PHAMIS has paid cash dividends on its Common Stock.

                                                              AT OR FOR THE
                                        AT OR FOR THE      THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,      MARCH 31,
                                   ----------------------- -------------------
                                    1994    1995    1996     1996      1997
                                   ------- ------- ------- --------- ---------
HISTORICAL-IDX(1):
Net income(2).....................     --      --  $  0.70 $    0.16 $    0.16
Pro forma net income(2)........... $  0.13 $  0.55     --        --        --
Book value........................     --      --  $  6.07 $    5.20 $    6.23
Pro forma book value.............. $  2.86 $  4.73     --        --        --
HISTORICAL-PHAMIS:
Net income-primary................ $  0.61 $  0.68 $  0.28 $    0.06 $    0.17
Net income-fully diluted.......... $  0.57 $  0.68 $  0.28 $    0.06 $    0.17
Book value........................ $  3.21 $  4.71 $  5.09 $    4.79 $    5.30
PRO FORMA COMBINED-PER IDX SHARE
 (3):
Income per share before
 extraordinary items.............. $  0.22 $  0.63 $  0.64 $    0.14 $    0.17
Net income per share--primary..... $  0.24 $  0.63 $  0.64 $    0.14 $    0.17
Net income per share--fully
 diluted.......................... $  0.23 $  0.63 $  0.64 $    0.14 $    0.17
Book value(4)..................... $  3.19 $  5.01 $  6.23 $    5.44 $    6.15
EQUIVALENT PRO FORMA COMBINED-PER
 PHAMIS SHARE(5):
Income per share before
 extraordinary items.............. $  0.16 $  0.46 $  0.47 $    0.10 $    0.12
Net income per share--primary..... $  0.18 $  0.46 $  0.47 $    0.10 $    0.12
Net income per share--fully
 diluted.......................... $  0.17 $  0.46 $  0.47 $    0.10 $    0.12
Book value(4)..................... $  2.33 $  3.66 $  4.55 $    3.97 $    4.49

--------
(1) From July 1, 1987 to November 1, 1995, IDX was treated for federal and certain state income tax purposes as an S corporation under the Code. As a result, IDX's shareholders, rather than IDX, were required to pay federal and certain state income taxes based on IDX's earnings, whether or not such earnings were distributed to such shareholders. On November 1, 1995, IDX terminated its S corporation status and, accordingly, has become subject to federal and state income taxes. The pro forma historical consolidated financial information for the years ended December 31, 1994 and December 31, 1995 have been restated to include pro forma federal and certain state income tax provisions as if the Company had been taxed as a C corporation under the Code during such years.
(2) Primary and fully-diluted net income and pro forma net income per share amounts are the same for the periods presented.
(3) Combined per share information assumes each PHAMIS share has been converted at a .73 Conversion Ratio into IDX shares. Pursuant to the Merger Agreement, the Conversion Ratio is subject to adjustment. See "The Merger Agreement--Conversion of Shares." The per share amounts used for IDX are the pro forma net income and pro forma book value.
(4) The pro forma combined balance sheet as of March 31, 1997 incudes an adjustment to accrued expenses representing certain Merger related charges expected by IDX. Included are transaction fees as well as employee termination benefits costs and lease termination costs. The tax benefits associated with the costs, exclusive of transaction fees which are not tax deductible, is also reflected. See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements."
(5) The equivalents of PHAMIS' pro forma per share amounts are calculated by multiplying the combined pro forma per share amounts by a Conversion Ratio of .73 of a share of IDX Common Stock for each share of PHAMIS Common Stock. As set forth in the Merger Agreement, the Conversion Ratio is subject to adjustment. See "The Merger Agreement--Conversion of Shares."

                            MARKET PRICE INFORMATION

  IDX Common Stock is traded on the Nasdaq National Market under the symbol "IDXC." IDX Common Stock has been traded on the Nasdaq National Exchange since November 17, 1995. PHAMIS Common Stock is traded on the Nasdaq National Market under the symbol "PHAM." PHAMIS Common Stock has been traded on the Nasdaq National Market since December 16, 1994.

  The table below sets forth, for the periods indicated, the reported high and low sale prices of IDX Common Stock and PHAMIS Common Stock on the Nasdaq National Market.

                                                       IDX           PHAMIS
                                                  COMMON STOCK    COMMON STOCK
                                                  --------------  -------------
                                                   HIGH    LOW     HIGH   LOW
                                                  ------  ------  ------ ------
CALENDAR 1995
Quarter ended March 31, 1995..................... $  --   $  --   $23.38 $15.38
Quarter ended June 30, 1995......................    --      --    26.13  17.13
Quarter ended September 30, 1995.................    --      --    29.75  24.63
Quarter ended December 31, 1995..................  34.75*  23.25*  29.75  21.75
CALENDAR 1996
Quarter ended March 31, 1996.....................  36.63   27.25   28.75  16.75
Quarter ended June 30, 1996......................  44.25   28.25   20.38  14.50
Quarter ended September 30, 1996.................  40.50   24.75   19.25  14.75
Quarter ended December 31, 1996..................  35.75   22.50   19.63  11.00
CALENDAR 1997
Quarter ended March 31, 1997.....................  36.50   28.88   22.25  13.56

--------
* Sale prices represent the high and low sales price of IDX Common Stock from November 17, 1995 to December 31, 1995.

  On March 24, 1997, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the last reported sale price of IDX Common Stock on the Nasdaq National Market was $30.75 per share, and the last reported sale price of PHAMIS Common Stock on the Nasdaq National Market was $18.875 per share. Based on a Conversion Ratio of .73 shares of IDX Common Stock for each share of PHAMIS Common Stock, the pro forma equivalent per share value of PHAMIS Common Stock on March 24, 1997 was $22.4475 per share.

  On June 2, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sale price of IDX Common Stock on the Nasdaq National Market was $33.1875 per share, and the last reported sale price of PHAMIS Common Stock on the Nasdaq National Market was $22.375 per share.

  Because the market price of IDX Common Stock is subject to fluctuation, the market value of the shares of IDX Common Stock that holders of PHAMIS Common Stock will receive in the Merger may increase or decrease prior to the Merger.

  IDX AND PHAMIS SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE IDX COMMON STOCK AND THE PHAMIS COMMON STOCK.

                                 RISK FACTORS

  The following risk factors, in addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, should be considered by holders of IDX Common Stock in evaluating whether to approve the Merger Proposal and by holders of PHAMIS Common Stock in evaluating whether to approve and adopt the Merger Agreement and thereby become holders of IDX Common Stock.

RISKS RELATING TO THE MERGER

  Integration of Operations. IDX and PHAMIS each have similar operations involving the creation, sale and support of computer systems for healthcare clients. Such operations differ primarily with respect to the nature of each of IDX's and PHAMIS's clientele and product technologies. Integrating the operations (including product development, installation of information and software systems, client services, marketing plans and activities, employee hiring and training, and expansion strategy) and management of the two companies will be a time- consuming process, and there can be no assurance that this integration will result in the achievement of any of the anticipated synergies and other benefits expected to be realized from the Merger. In addition, any required divestitures of assets or other commitments required by the FTC (see "The Merger--Regulatory Approvals") could limit the synergies and other benefits expected. Moreover, the integration of these organizations will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the Combined Company. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business and operating results of the Combined Company. See "The Merger--Reasons for the Merger; Recommendations of the Board of Directors."

  Merger-Related Charges. IDX expects to incur Merger related pre-tax charges covering the costs of the Merger, the costs of restructuring the combined operations, and for other related costs principally in the quarter in which the Merger is consummated. Such pre-tax charges, which are currently estimated to be in the range of $17.0 million to $20.0 million, will include: (i) the direct costs of the Merger, including fees to financial advisors, legal counsel and independent auditors; (ii) the costs of integrating the operations of IDX and PHAMIS; (iii) the elimination of overlapping operations and products; and (iv) other related items. The estimated charge is subject to change as IDX's integration plan is developed and more accurate estimates become available. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the business of IDX and PHAMIS.

RISKS RELATING TO IDX AND PHAMIS

  Because of the similar nature of the business of IDX and PHAMIS, the risks set forth below apply to the operations of one or both companies individually, as well as to the operations of the Combined Company following the Merger.

  Fluctuations in Quarterly Operating Results. Both IDX and PHAMIS have experienced in the past, and either company (or, following the Merger, the Combined Company) may experience in the future, fluctuations in its quarterly operating results. Moreover, there can be no assurance that the Combined Company will continue to realize the earnings growth experienced by the two companies over recent years, or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations. Factors such as volume and timing of system sales and installation, the length of sales cycles, the length of the installation process, pricing actions of competitors, the level of advertising and promotional expenses, seasonality, and one-time charges associated with acquisitions or other events could contribute to quarterly variability in operating results. In addition, both companies' expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in net income. There can be no assurance that future quarterly fluctuations will not have a material adverse effect on the Combined Company's results of operations, financial condition or business.

  Risks of Changing Customer Sales and Installation Requirements. The revenues and operating results of both IDX and PHAMIS have in the past varied, and each company (or following the Merger the Combined Company) may in the future vary, significantly from quarter to quarter as a result of a number of factors, including the volume and timing of systems sales and installations, and length of sales cycles and installation efforts. The timing of revenues from systems sales is difficult to forecast because the Combined Company's sales cycle may vary depending upon factors such as the size of the transaction, the changing business plans of the customer, the effectiveness of customer's management, and general economic conditions. In addition, because revenue is recognized at various points during the installation process, the timing of revenue recognition varies considerably based on a number of factors, including available of personnel, availability of the customer's resources and complexity of the needs of the customer's organization. The Combined Company's initial contact with a potential customer depends in significant part on the customer's decision to replace, expand or substantially modify its existing information systems, or modify or add business processes or lines of business. How and when to implement, replace, expand or substantially modify an information system, or modify or add business processes or lines of business, are major decisions for healthcare organizations. Accordingly, the sales cycle for the Combined Company's systems is expected to be typically three to 24 months or more from initial contract to contract execution, and the installation cycle is typically three to 36 months or more from contract execution to completion of installation. During the sales cycle and the installation cycle, each of IDX and PHAMIS expends substantial time, effort and funds preparing a contract proposal and negotiating the contract. Because a significant percentage of each of IDX's and PHAMIS' expenses are (and the Combined Company's expenses are expected to be) relatively fixed, a variation in the timing of systems sales and installations can cause significant variations in operating results from quarter to quarter. In addition, due to the long, complex sales cycle, and the unpredictability of customer requirements and needs, PHAMIS' results of operations depend in large part on maintaining an adequate backlog. Any significant or ongoing failure by PHAMIS to effectively manage the sales process to achieve sufficient levels of system sales to maintain an adequate backlog could have a material adverse effect on PHAMIS' (and following the Merger, the Combined Company's) business, financial condition and results of operations. The Combined Company's future operating results may fluctuate as a result of these and other factors, such as customer purchasing patterns, and the timing of new product and service introductions and product upgrade releases.

  Volatility Of Stock Prices. The market for IDX and PHAMIS Common Stock is highly volatile. The trading price of the Combined Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements following the Merger of technological innovations or new products by the Combined Company or its competitors, changes in prices of the Combined Company's or its competitors' products and services, changes in product mix, changes in revenue and revenue growth rates for the Combined Company as a whole or for geographic areas or business units, and other events or factors. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which the Combined Company expects to do business or relating to IDX or PHAMIS specifically, have resulted, and could in the future result, in an immediate and adverse effect on the market price of IDX, PHAMIS and the Combined Company's Common Stock. Statements by financial or industry analysts regarding the impact on the Combined Company's net income per share resulting from the Merger and the extent to which such analysts expect potential business synergies to impact reported results in future periods can be expected to contribute to volatility in the market price of the Combined Company's Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many healthcare information systems companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Combined Company Common Stock. In addition, there can be no assurance that the market price of the Combined Company Common Stock on and after the closing of the Merger will not be lower than the value of IDX Common Stock on the date of the closing of the Merger.

  Seasonality. The revenues of IDX have historically followed seasonal patterns. The revenues of IDX have historically followed a pattern of a lower level of sales and installations occurring in the fiscal quarter ending September 30 and a greater level of sales and installations occurring in the fiscal quarter ending June 30

(formerly the fiscal year end of IDX). IDX believes that such seasonal fluctuation will continue and will continue to be attributable to a number of factors, including the vacation schedules of clients. IDX believes that quarterly results of operations will continue to be subject to significant fluctuations and that IDX's results of operations for any particular quarter or fiscal year may not be indicative of results of operations for future periods. There can be no assurance that future seasonal and quarterly fluctuations will continue and will not have a material adverse effect on the Combined Company's results of operations, financial condition or business.

  Rapid Technological Change and Dependence on New Product Development. As developers of information systems, IDX and PHAMIS must anticipate and adapt to evolving industry standards and new technological developments. The market for IDX's and PHAMIS' products is characterized by continued and rapid technological advances in both hardware and software development requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements to existing products. The establishment of standards is largely a function of user acceptance. Therefore, such standards are subject to change. The Combined Company's future success is expected to depend in part upon its ability to enhance its existing products, to respond effectively to technology changes, to migrate its clients to new technologies, to sell additional products to its existing client base and to introduce new products and technologies to meet the evolving needs of its clients in the healthcare information systems market. IDX and PHAMIS are currently devoting significant resources toward the development of enhancements to their respective existing products and the migration of existing products to new software platforms. There can be no assurance that the Combined Company will successfully complete the development of these products or this migration in a timely fashion or that IDX's and PHAMIS' current, or the Combined Company's future, products will satisfy the needs of the healthcare information systems market. Further, there can be no assurance that products or technologies developed by others will not adversely affect the Combined Company's competitive position or render its products or technologies noncompetitive or obsolete.

  Dependence on Principal Products. Each of IDX and PHAMIS currently derives a significant percentage of its revenues from sales of financial and administrative information systems and related services. In addition, PHAMIS also currently derives a significant percentage of its revenues from sales of clinical systems and related services. As a result, any factor adversely affecting sales of these products and services could have a material adverse effect on the Combined Company's results of operations, financial condition or business. Although each of IDX and PHAMIS has experienced increasing annual sales, revenues associated with existing products may decline as a result of several factors, including price competition. There can be no assurance that the Combined Company will continue to be successful in marketing its products or any new or enhanced products or maintaining the current pricing for its existing products.

  Dependence on Proprietary Software. Each of IDX's and PHAMIS' success is dependent to a significant extent on its ability to maintain the confidentiality of the software incorporated in its current products and other products as they are released. Each of IDX and PHAMIS depends upon a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and various security measures to protect its proprietary rights in its products. Each of IDX and PHAMIS distributes its products under software license agreements which grant clients a nonexclusive license to each of IDX's and PHAMIS' products and contain terms and conditions prohibiting the unauthorized reproduction or transfer of each of IDX's and PHAMIS' products and proprietary information. In addition, each of IDX and PHAMIS attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. Each of IDX and PHAMIS also seeks to protect the source code of its products as an unpublished copyright work. There can be no assurance that the legal protections afforded to each of IDX and PHAMIS or the precautions taken by each of IDX and PHAMIS will be adequate to prevent misappropriation of IDX's, PHAMIS' or the Combined Company's technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies, products or services. Any infringement or misappropriation of IDX's or PHAMIS' proprietary software would disadvantage the Combined Company in its efforts to retain and attract new clients in a highly competitive market and could cause the Combined Company to lose revenues or incur substantial litigation expense. Although each of IDX and PHAMIS believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Combined Company in the future and that such claims will not have a material adverse effect on Combined Company's results of operations, financial condition or business.

  Dependence on Tandem. PHAMIS' LastWord and Enterprise View systems currently operate solely on the Tandem computing platform. PHAMIS has entered into a distribution agreement with Tandem that expires in January, 2002, and there can be no assurance that this agreement will be renewed. For the last several years, all systems sold by PHAMIS have operated on the Tandem computing platform, and PHAMIS has derived a significant amount of its net revenues from the resale of this platform. Therefore, termination of Tandem's relationship with PHAMIS for any reason would have a material adverse effect on PHAMIS' business, financial condition and results of operations and could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  Competition in Healthcare Information System Industry is Intense. The market for healthcare information systems is highly competitive. Each of IDX's and PHAMIS' competitors vary in size and in the scope and breadth of the products and services which they offer. Each of IDX and PHAMIS competes with different companies in each of its respective target markets. Many of IDX's and PHAMIS' competitors have greater financial, development, technical, marketing and sales resources than IDX and PHAMIS. In addition, other entities not currently offering products and services similar to those offered by IDX and PHAMIS, including claims processing organizations, hospitals, third-party administrators, insurers, healthcare organizations and others, may enter certain markets in which the Combined Company will compete. There can be no assurance that future competition will not have a material adverse effect on the Combined Company's results of operations, financial condition or business. There can also be no assurance that the Combined Company will be able to compete successfully in the future.

  Consolidation of Healthcare Industry. Many healthcare providers are consolidating to create larger healthcare delivery enterprises with greater regional market power. As a result, these enterprises have greater bargaining power, which may lead to price erosion of IDX's, PHAMIS' and the Combined Company's products. IDX's, PHAMIS' or the Combined Company's failure to maintain adequate price levels could have a material adverse effect on the Combined Company's business, financial condition and results of operations. In addition, each of IDX and PHAMIS believes that once a healthcare provider has chosen a particular healthcare information system vendor, such provider will continue to rely on that vendor for its future information system requirements. As the healthcare industry undergoes further consolidation, each sale of IDX's and PHAMIS' products assumes (and each sale of the Combined Company's products are expected to assume) even greater importance to each of IDX's, PHAMIS' and the Combined Company's business, financial condition and results of operations. IDX's, PHAMIS' or the Combined Company's inability to make initial sales of its information system to healthcare providers that are replacing or substantially modifying their healthcare information systems could have a material adverse effect on IDX's, PHAMIS' or the Combined Company's business, financial condition and results of operations.

  Growth through Acquisitions. IDX intends to continue to grow in part through acquisitions of complementary products, technologies and businesses or alliances with complementary businesses. The Combined Company's ability to expand successfully through acquisitions or alliances depends on many factors, including the successful identification and acquisition of products, technologies or businesses and management's ability to effectively integrate and operate the acquired or aligned products, technologies or businesses. There is significant competition for acquisition and alliance opportunities in the healthcare information systems industry, which may intensify due to consolidation in the industry, thereby increasing the costs of capitalizing on such opportunities. The Combined Company expects to compete for acquisition and alliance opportunities with other companies that have significantly greater financial and management resources. There can be no assurance that the Combined Company will be successful in acquiring or aligning with any complementary products, technologies or businesses; or, if acquired or aligned with, that the Combined Company will be able to successfully integrate any such products, technologies or businesses into its current business and operations. The failure to successfully integrate any significant products, technologies or businesses could have a material adverse effect on the Combined Company's results of operations, financial condition or business.

  Uncertainty in Healthcare Industry; Government Healthcare Reform
Proposals. The healthcare industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. IDX's and PHAMIS' products are (and the Combined Company's products will be) designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates and certain capital expenditures. From time to time, certain proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for IDX's, PHAMIS' and the Combined Company's clients. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for IDX's, PHAMIS' and the Combined Company's products and services. Neither IDX nor PHAMIS can predict with any certainty what impact, if any, such proposals or healthcare reforms might have on the Combined Company's results of operations, financial condition or business.

  Risks Associated with Governmental Regulation. The U.S. Food and Drug Administration (the "FDA") has promulgated a draft policy for the regulation of certain computer software products as medical devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act (the "FDC Act") and has indicated it may modify such draft policy or create a new policy. To the extent that computer software is a medical device under the policy, the manufacturers of such products could be required, depending on the product, to (i) register and list their products with FDA, (ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products, or (iii) obtain FDA approval by demonstrating safety and effectiveness before marketing a product. In addition, such products would be subject to the FDC Act's general controls, including those relating to good manufacturing practices and adverse experience reporting. Although it is not possible to anticipate the final form of the FDA's policy with regard to computer software, each of IDX and PHAMIS expects that, whether or not the draft is finalized or changed, the FDA is likely to become increasingly active in regulating computer software that is intended for use in healthcare settings. The FDA can impose extensive requirements governing pre- and post-market conditions such as device investigation, approval, labeling and manufacturing. In addition, the FDA can impose extensive requirements governing development controls and quality assurance processes. There can be no assurance that actions taken by the FDA to regulate computer software products will not have a material adverse effect on the Combined Company's results of operations, financial condition or business.

  Dependence on Key Personnel. The Combined Company's future success depends in significant part upon the continued service of its key technical, sales and senior management personnel, as well as its skilled software development employees. The loss of the services of one or more of these key employees or skilled software development employees could have a material adverse effect on the Combined Company's business and operating results. Additions of new and departures of existing personnel, particularly in key positions, can be disruptive. In addition, as a result of the Merger, and pursuant to the terms of certain of PHAMIS' stock option plans, immediately prior to the Effective Time, the exercisability of outstanding options under such plans will fully accelerate. Such acceleration may reduce the incentive for certain PHAMIS employees to remain with the Combined Company. See "The Merger Agreement-- Stock Options."

                            THE IDX SPECIAL MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of IDX Common Stock in connection with the solicitation of proxies by the IDX Board for use at the IDX Special Meeting to be held on Wednesday, July 9, 1997, at the offices of IDX, 1400 Shelburne Road, South Burlington, Vermont 05403, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of IDX on or about June 5, 1997.

MATTERS TO BE CONSIDERED

  At the IDX Special Meeting, holders of IDX Common Stock will be asked to consider and vote upon:

    (i) the adoption and approval of the Merger Agreement and the issuance of shares of IDX Common Stock in exchange for shares of PHAMIS Common Stock pursuant thereto (the Merger Proposal);

    (ii) an amendment to the IDX Articles to increase the total number of shares of capital stock which IDX has the authority to issue from 55,000,000 to 105,000,000 and the total number of shares of IDX Common Stock which IDX has the authority to issue from 50,000,000 to 100,000,000 (the Charter Proposal);

    (iii) an amendment to the IDX Articles to increase the shareholder vote required to approve certain business combinations from a majority to two-thirds in the event that the then current or pre-existing IDX Board does not recommend such business combinations to the shareholders (the Second Charter Proposal);

    (iv) an amendment to IDX's 1995 Stock Option Plan to increase the number of shares of IDX Common Stock authorized for issuance thereunder from 1,470,000 to 4,500,000 and to continue the 1995 Stock Option Plan, as amended (the Plan Proposal);

    (v) an amendment to IDX's 1995 Employee Stock Purchase Plan to increase the number of shares of IDX Common Stock authorized for issuance thereunder from 500,000 to 1,400,000 (the ESPP Proposal);

    (vi) an amendment to IDX's 1995 Director Stock Option Plan, to increase the number of shares of IDX Common Stock authorized for issuance thereunder from 30,000 to 80,000 (the DSOP Proposal); and

    (vii) such other matters as may properly be brought before the IDX Special Meeting, or any adjournment or postponement thereof.

BOARDS OF DIRECTORS' RECOMMENDATIONS

  The IDX Board has unanimously approved each of the Merger Proposal, the Charter Proposal, the Second Charter Proposal the Plan Proposal, ESPP Proposal and DSOP Proposal and recommends a vote FOR approval of such proposals.

RECORD DATE AND VOTING

  The IDX Board has fixed June 2, 1997 as the record date for the determination of the IDX shareholders entitled to notice of and to vote at the IDX Special Meeting. Accordingly, only holders of record of IDX Common Stock on the record date will be entitled to notice of and to vote at the IDX Special Meeting. As of June 2, 1997, there were outstanding and entitled to vote 21,041,258 shares of IDX Common Stock (constituting all of the voting stock of IDX), which shares were held by approximately 3,600 holders of record. Each holder of record of shares of IDX Common Stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the IDX Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of IDX Common Stock entitled to vote at the IDX Special Meeting is necessary to constitute a quorum at the IDX Special Meeting.

  The approval of each of the Merger Proposal, Charter Proposal, Plan Proposal, ESPP Proposal and DSOP Proposal will require the affirmative vote of the holders of shares of IDX Common Stock representing a greater number of shares than those shares voted against such proposal, assuming a quorum is present. The approval of the Second Charter Proposal will require the affirmative vote of the holders of shares representing two-thirds of the votes cast on such proposal, assuming a quorum is present. The approval of the issuance of shares of IDX Common Stock pursuant to the Merger may be required by the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on the Nasdaq National Market. The approval of each of the Charter Proposal, Second Charter Proposal, Plan Proposal, ESPP Proposal and DSOP Proposal is not a condition to the approval of the Merger Proposal or the consummation of the Merger.

  Shares of IDX Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the IDX Special Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the IDX Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will be treated as present and entitled to vote at the IDX Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Accordingly, in determining whether the Merger Proposal, Charter Proposal, Second Charter Proposal, Plan Proposal, ESPP Proposal and DSOP Proposal have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the voting on such proposals.

  As of March 31, 1997, directors and executive officers of IDX and their affiliates may be deemed to be beneficial owners of approximately 72.2% of the outstanding shares of IDX Common Stock. Each of the directors and executive officers of IDX has advised IDX that he or she intends to vote or direct the vote of all shares of IDX Common Stock over which he or she has voting control for approval of the Merger Proposal, the Charter Proposal, Second Charter Proposal, the Plan Proposal, the ESPP Proposal and the DSOP Proposal. See "IDX Systems Corporation--Security Ownership of Certain Beneficial Owners and Management." Shareholders of IDX who beneficially own in the aggregate 64.4% of IDX Common Stock as of March 31, 1997 have irrevocably appointed certain officers of PHAMIS as proxies to vote all shares of IDX Common Stock held by such shareholders in favor of the Merger Proposal at the IDX Special Meeting. See "The Merger--Interests of Certain Persons in the Merger."

PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to IDX shareholders in connection with the solicitation of proxies by and on behalf of the IDX Board for use at the IDX Special Meeting, and is accompanied by a form of proxy.

  All shares of IDX Common Stock which are entitled to vote and are represented at the IDX Special Meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted for approval of the Merger Proposal, Charter Proposal, Second Charter Proposal, Plan Proposal, ESPP Proposal and DSOP Proposal.

  If any other matters are properly presented at the IDX Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of IDX, at or before the taking of the vote at the IDX Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of IDX before the taking of the vote at the IDX Special Meeting, or
(iii) attending the IDX Special Meeting and voting in person (although attendance at the IDX Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to IDX Systems Corporation, 1400 Shelburne Road, P.O. Box 1070, South Burlington, Vermont 05403, Attention: Secretary, or hand delivered to the Secretary of IDX at or before the taking of the vote at the IDX Special Meeting.

  All expenses of IDX's solicitation of proxies, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus to IDX shareholders, will be borne by IDX. In addition to solicitation by use of the mails, proxies may be solicited from IDX shareholders by directors, officers and employees of IDX in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and IDX will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                          THE PHAMIS SPECIAL MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of PHAMIS Common Stock in connection with the solicitation of proxies by the PHAMIS Board for use at the PHAMIS Special Meeting to be held on Wednesday, July 9, 1997, at the Columbia Tower Club, 701 Fifth Avenue, Suite 7600, Seattle, Washington 98104, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of PHAMIS on or about June 5, 1997.

MATTERS TO BE CONSIDERED

  At the PHAMIS Special Meeting, holders of PHAMIS Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the PHAMIS Special Meeting, or any adjournment or postponement thereof.

BOARDS OF DIRECTORS' RECOMMENDATIONS

  The PHAMIS Board has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement.

RECORD DATE AND VOTING

  The PHAMIS Board has fixed May 22, 1997 as the record date for the determination of the PHAMIS shareholders entitled to notice of and to vote at the PHAMIS Special Meeting. Accordingly, only holders of record of shares of PHAMIS Common Stock on the record date will be entitled to notice of and to vote at the PHAMIS Special Meeting. As of May 22, 1997, there were outstanding and entitled to vote 6,216,753 shares of PHAMIS Common Stock (constituting all of the voting stock of PHAMIS), which shares were held by approximately 3,100 holders of record. Each holder of record of shares of PHAMIS Common Stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the PHAMIS Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of PHAMIS Common Stock entitled to vote at the PHAMIS Special Meeting is necessary to constitute a quorum at the PHAMIS Special Meeting.

  The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of PHAMIS Common Stock outstanding on the record date.

  Shares of PHAMIS Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the PHAMIS Special Meeting. Shares which abstain from voting as to a particular matter, and shares held by a broker or nominee in "street name" which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the PHAMIS Special Meeting for purposes of determining whether a quorum exists. Because the Merger Agreement must be approved by the holders of a majority of the shares of PHAMIS Common Stock outstanding on the record date, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

  As of March 31, 1997, directors and executive officers of PHAMIS and their affiliates may be deemed to have or share beneficial ownership of approximately 16.8% of the outstanding shares of PHAMIS Common Stock. Each of the directors and executive officers of PHAMIS has advised PHAMIS that he or she intends to vote or direct the vote of all shares of PHAMIS Common Stock over which he or she has or shares voting control for approval and adoption of the Merger Agreement. See "PHAMIS, Inc.--Security Ownership of Certain

Beneficial Owners and Management." Shareholders of PHAMIS who beneficially own in the aggregate 13.6% of PHAMIS Common Stock as of March 31, 1997 have irrevocably appointed certain officers of IDX as proxies to vote all shares of PHAMIS Common Stock held by such shareholders in favor of the proposal to approve and adopt the Merger Agreement at the PHAMIS Special Meeting. See "The Merger--Interests of Certain Persons in the Merger."

PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to PHAMIS shareholders in connection with the solicitation of proxies by and on behalf of the PHAMIS Board for use at the PHAMIS Special Meeting, and is accompanied by a form of proxy.

  All shares of PHAMIS Common Stock which are entitled to vote and are represented at the PHAMIS Special Meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted for approval and adoption of the Merger Agreement.

  If any other matters are properly presented at the PHAMIS Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of PHAMIS, at or before the taking of the vote at the PHAMIS Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of PHAMIS before the taking of the vote at the PHAMIS Special Meeting or (iii) attending the PHAMIS Special Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to PHAMIS, Inc., 1001 Fourth Avenue Plaza, Suite 1500, Seattle, Washington 98154, Attention: Secretary, or hand delivered to the Secretary of PHAMIS at or before the taking of the vote at the PHAMIS Special Meeting.

  All expenses of PHAMIS' solicitation of proxies, including the cost of mailing this Joint Proxy Statement/Prospectus to PHAMIS shareholders, will be borne by PHAMIS. In addition to solicitation by use of the mails, proxies may be solicited from PHAMIS shareholders by directors, officers and employees of PHAMIS in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. PHAMIS has retained W.F. Doring and Company Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the PHAMIS Special Meeting at a cost of approximately $14,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and PHAMIS will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

  PHAMIS SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

BACKGROUND OF THE MERGER

  Over the past several years, each of IDX and PHAMIS has been generally aware of the functions and capabilities of each other's products, and representatives of IDX and PHAMIS have from time to time had conversations concerning the possibility of an alliance between IDX and PHAMIS. All such conversations were exploratory in nature, and did not progress beyond the preliminary stage.

  On October 24, 1996, Richard E. Tarrant, IDX's President and Chief Executive Officer, met with Frank T. Sample, PHAMIS' President and Chief Executive Officer in Chicago, Illinois, to discuss a possible alliance or strategic transaction. Mr. Sample and Mr. Tarrant agreed that demonstrations of their respective products would be useful in determining whether to have further discussions. On November 20, 1996 representatives of IDX and PHAMIS met in New York, New York and demonstrated some of their respective products, and Messrs. Tarrant and Sample agreed to consider discussing the advantages and risks of a business combination of IDX and PHAMIS. On November 27, 1996, the parties entered into a confidentiality agreement for the purpose of permitting the exchange of certain information between the parties. On August 7, 1996, IDX retained Alex. Brown to provide investment banking advice and services to IDX, including assistance in evaluating candidates for potential business combinations. On November 1, 1996, IDX and Alex. Brown amended the August 7, 1996 engagement letter to specify that Alex. Brown would serve as IDX's financial advisor to assist in the exploration of this potential transaction with PHAMIS.

  In December 1996, representatives of IDX and PHAMIS held a series of meetings to exchange information and to discuss the feasibility of, structure of and strategic rationale for a business combination. On January 9, 1997, IDX proposed to PHAMIS that the parties negotiate a strategic merger in which IDX would be the surviving company and that PHAMIS refrain, subject to its fiduciary obligations to its shareholders, from entering into negotiations for a business combination with any other party. PHAMIS agreed to so refrain from negotiating with other parties. On January 13 and 14, 1997, Mr. Tarrant, Mr. Sample and members of their respective staffs met in Chicago, Illinois to consider in more depth the technical and functional issues related to the possible integration of their product lines and technologies, as well as the integration of their respective organizations. These meetings did not result in any agreement between the parties.

  From January 21 through early March 1997 representatives of IDX and PHAMIS held a series of meetings and discussions and proceeded to conduct the financial, legal and accounting "due diligence" investigation of their respective companies. On March 5, 1997, PHAMIS retained Bear Stearns as a financial advisor with respect to this potential transaction with IDX.

  On March 6, 1997, representatives and advisors of IDX and PHAMIS, including their respective investment bankers, met to negotiate the principal business terms of the Merger, including the Conversion Ratio.

  At meetings of the IDX Board held on February 15, March 19, 21, 23 and 24, 1997 the IDX directors discussed with IDX's management and legal and financial advisors the status of the merger discussions with PHAMIS, as well as the proposed terms of the Merger and the effects of the Merger on IDX and the combined companies. At the meeting of March 19, 1997 IDX's management and financial advisors made presentations concerning the Merger. See "--Reasons for the Merger; Recommendations of the Boards of Directors." The IDX Board met again on the afternoon of March 25, 1997, at which meeting the proposed terms of the Merger Agreement were discussed, and Alex. Brown delivered its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, the Conversion Ratio was fair, from a financial point of view, to IDX. See""--Opinions of Financial Advisors--IDX." At such meeting, the IDX Board unanimously approved the Merger Agreement and the issuance of shares of IDX Common Stock pursuant to the Merger Agreement and unanimously recommended that the holders of IDX Common Stock vote in favor of the Merger Proposal.

  At a regularly scheduled board meeting on January 30, 1997, the PHAMIS Board reviewed with management the ongoing discussions with IDX. Subsequent to such meeting, PHAMIS management and

PHAMIS Board members informally communicated as to the ongoing status of such discussions. At a Board meeting held on March 19, 1997, the PHAMIS Board received presentations from management and representatives of Bear Stearns regarding the Merger and the potential terms of the business combination. In additional meetings held on March 21, March 24 and March 25, 1997 the PHAMIS Board further discussed and reviewed the proposed transaction. At the March 25, 1997 meeting, Bear Stearns delivered its opinion that as of such date, the Merger was fair, from a financial point of view, to the PHAMIS shareholders. At such meeting, the PHAMIS Board unanimously approved the Merger Agreement and recommended that the shareholders of PHAMIS vote in favor of the Merger.

  After the close of trading on March 25, 1997, following the approval of the Merger Agreement and related matters by the respective Boards of Directors of IDX and PHAMIS, IDX and PHAMIS finalized, executed and delivered the Merger Agreement and related documents. Each of IDX and PHAMIS made public announcements of the Merger immediately following delivery of the executed Merger Agreement on March 25, 1997.

  PHAMIS was not contemplating a business combination of the type proposed by IDX when PHAMIS was first approached by IDX regarding the Merger. The PHAMIS Board determined, as outlined above, that a business combination with IDX would be in the best interests of the PHAMIS shareholders. As a result, during the period referenced above, PHAMIS did not make solicitations to other parties with regard to a possible business combination or authorize its financial advisors to do so, and did not engage in merger discussions with any party other than IDX.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARDS OF DIRECTORS

  The IDX Board has unanimously determined that the Merger is in the best interests of IDX and its shareholders and unanimously recommends that the shareholders of IDX vote FOR approval of the Merger Proposal for the reasons set forth below.

  The PHAMIS Board has unanimously determined that the Merger is in the best interests of PHAMIS and its shareholders and unanimously recommends that the shareholders of PHAMIS vote FOR approval of the Merger Proposal for the reasons set forth below.

 Joint Reasons for the Merger

  The IDX Board and the PHAMIS Board believe that the Merger represents a strategic fit between two companies with similar business strategies and complementary products and operations. Both Boards of Directors believe that IDX and PHAMIS, as a Combined Company, will have greater financial strength, operational efficiencies, earning power and growth potential that either IDX or PHAMIS would have on its own. The IDX Board and the PHAMIS Board identified a number of potential benefits of the Merger which they believe will contribute to the success of the Combined Company and thus inure to the benefit of shareholders of both companies, including the following:

    (i) Combined Solution for Integrated Delivery Networks. Healthcare providers, including large, multi-facility hospitals and physician practices, are increasingly consolidating to form integrated delivery networks ("IDNs"). In order to provide cost-effective, high-quality healthcare, IDNs need enterprise-wide information systems to automate their entire delivery networks. Although IDX has developed leading products for the group practice market and PHAMIS has developed strong products in the acute care hospital market, neither company has been able to provide a complete solution encompassing inpatient and outpatient administrative, clinical, financial and enterprise systems. IDX and PHAMIS believe the Combined Company will be able to offer rapidly evolving IDNs a single vendor solution for all of the principal administrative, clinical, financial and enterprise processes of healthcare delivery. IDX and PHAMIS believe the Combined Company will be able to develop significant technical integration between their respective products, so that the combined solution will afford IDNs a high degree of integration of their data and business processes, allowing them to achieve greater efficiencies in the management of care and the marketing of their services. The ability of the Combined Company to provide a single solution is expected to enable it to leverage marketing and general and administrative expense over a larger customer base.

    (ii) Enhanced Competitive Position. Competitors in the healthcare enterprise market have moved aggressively to acquire multiple businesses to become consolidated sole suppliers of information systems to IDNs. IDX and PHAMIS expect that, as a result of the Merger, they will be in a stronger competitive position as a combined entity than independently competing against consolidated competitors.

    (iii) Cross Sell Opportunities. As a result of the Merger, the Combined Company is expected to have approximately 915 medical group practices and approximately 236 hospitals as customers. PHAMIS customers are typically large hospitals or hospital networks, which are often aligned with significant medical practice groups. Many of IDX's customers are large medical group practices aligned with hospitals. IDX and PHAMIS believe the opportunity for cross selling of their respective products to each other's customers will be significant.

  Each of the Boards of Directors of IDX and PHAMIS has identified additional potential mutual benefits of the Merger that they believe will contribute to the success of the Combined Company. These potential benefits include principally the following:

    (i) The combined experience, financial resources, size and breadth of the product offerings of both IDX and PHAMIS are expected to enable the Combined Company to respond more quickly and effectively to technological change, increased competition and market demands.

    (ii) The significant overlap in sales and marketing activities and strategies are expected to result in additional resources available to expand the Combined Company's competitive opportunities.

    (iii) The combination of IDX's and PHAMIS' application software offerings are expected to allow the Combined Company to offer a more comprehensive and integrated software solution to its customers and allow its customers to achieve significant cost savings.

    (iv) The creation of a larger customer base, a higher market profile and greater technical and financial strength may present greater opportunities for marketing the consulting services of the Combined Company.

  Each Board of Directors, however, has recognized that it is possible that none of the potential benefits of the Merger will be realized. See "Risk Factors."

 IDX's Reasons for the Merger

  In reaching its conclusion to approve the Merger Agreement, the IDX Board consulted with management of IDX, as well as with its financial and legal advisors, and considered the factors described above under "--Joint Reasons for the Merger" and a number of additional factors, including the following:

    (i) The IDX Board considered the effectiveness of the Merger in implementing and accelerating IDX's basic long-term growth strategy, including its strategy to consolidate business in its markets.

    (ii) The IDX Board analyzed the financial performance and condition, businesses and prospects of IDX and PHAMIS, including, but not limited to, information with respect to their respective recent and historic stock prices and earnings performance. The IDX Board considered the detailed financial analyses presented by Alex. Brown, using the pro forma financial information provided by the respective managements of IDX and PHAMIS, as well as the IDX Board's own knowledge of IDX, PHAMIS and their respective businesses.

    (iii) The IDX Board considered the opinion of Alex. Brown that, as of March 25, 1997, the Conversion Ratio was fair, from a financial point of view, to IDX. See "--Opinions of Financial Advisors--IDX."

    (iv) The IDX Board considered the terms of the Merger Agreement. The IDX Board also considered certain other information regarding the Merger, including the terms and structure of the Merger and the proposed arrangements with respect to the Board of Directors and management structure and operations of the Combined Company, and the current economic, financial and business environment.

    (v) The IDX Board considered the effect on IDX shareholders of IDX continuing as a stand-alone entity if it does not successfully acquire a company with strong acute-care hospital products, compared to the effect of IDX combining with PHAMIS, in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand alone basis and of the Combined Company, and the current economic, financial and business environment.

    (vi) The IDX Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities. See "--Regulatory Approvals."

    (vii) The IDX Board considered the expectation that the Merger will be a tax-free transaction to IDX and its shareholders and will be accounted for as a pooling of interests transaction. See "--Certain Federal Income Tax Consequences" and "--Accounting Treatment."

  The IDX Board also considered a number of potential risks relating to the Merger, including (i) the difficulty and management effort inherent in integrating two large and geographically dispersed operations, (ii) the risk that the synergies and benefits sought in the Merger would not be fully achieved, (iii) the risk that the Merger would not be consummated, and the effect of the public announcement of the Merger on the market price of IDX Common Stock, (iv) the risk that the announcement of the Merger would result in a certain degree of disruption in PHAMIS' marketing efforts with potential customers, and (v) the substantial charges expected to be incurred by IDX in connection with the Merger. See "Risk Factors." The IDX Board believed that these risks were outweighed by the potential benefits to be realized from the Merger.

  The foregoing discussion of the information and factors considered by the IDX Board is not intended to be exhaustive but is believed to include all material factors considered by the IDX Board. In view of the wide variety of information and factors considered, the IDX Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

 PHAMIS' Reasons for the Merger

  In reaching its conclusion to approve the Merger Agreement, the PHAMIS Board consulted with management of PHAMIS, as well as with its financial and legal advisors, and considered the factors described above under "--Joint Reasons for the Merger" and a number of additional factors, including the following:

    (i) The PHAMIS Board considered how the Merger would aid in implementing and accelerating PHAMIS' long-term growth strategy.

    (ii) The PHAMIS Board analyzed the financial performance and condition, businesses and prospects of IDX and PHAMIS, including, but not limited to, information with respect to their respective recent and historic stock prices and earnings performance. The PHAMIS Board considered the detailed financial analyses and other information with respect to IDX and PHAMIS presented by Bear Stearns, as well as the PHAMIS Board's own knowledge of IDX, PHAMIS and their respective businesses.

    (iii) The PHAMIS Board considered the opinion of Bear Stearns that, as of March 25, 1997, the Merger was fair, from a financial point of view, to the PHAMIS shareholders. See "--Opinions of Financial Advisors--PHAMIS."

    (iv) The PHAMIS Board considered the terms of the Merger Agreement, including the circumstances after the signing of the Merger Agreement under which PHAMIS could engage in discussions with other parties regarding potential alternative transactions, the rights of both PHAMIS and IDX to terminate the Merger Agreement and the termination fees payable by PHAMIS to IDX under certain circumstances. See "The Merger Agreement--No Solicitation" and "--Termination; Termination Fees and Expenses."

    (v) The PHAMIS Board considered the proposed arrangements with respect to the board of directors and management structure and operations of the Combined Company following the Merger. See "--Management and Operations of IDX Following the Merger."

    (vi) The PHAMIS Board considered the fact that the Merger would provide holders of PHAMIS Common Stock with shares of IDX Common Stock having a value that represents a significant premium over the price at which the PHAMIS Common Stock was trading over the several months prior to the execution of the Agreement, and the fact that the Merger would provide the holders of PHAMIS Common Stock with the opportunity to retain an equity interest in the Combined Company, which would have a much larger market float and greater liquidity than PHAMIS with the potential for appreciation based on the potential synergies between IDX and PHAMIS.

    (vii) The PHAMIS Board reviewed the potential adjustments to the Conversion Ratio in the Merger Agreement based on fluctuations in the price of IDX Common Stock, which offers PHAMIS shareholders protection by increasing the Conversion Ratio if the price of IDX Common Stock falls below $28.125.

    (viii) The Board reviewed the potential for IDX's greater financial and marketing resources allowing PHAMIS to offer its products to a broader base of end-users and to compete more effectively in the marketplace.

    (ix) The PHAMIS Board considered the effect on PHAMIS shareholders of PHAMIS continuing as a stand-alone entity compared to the effect of PHAMIS combining with IDX, in light of the factors summarized above with respect to the financial condition and prospects of PHAMIS on a stand-alone basis and of the Combined Company, and the current economic, financial and business environment.

    (x) The PHAMIS Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities. See "--Regulatory Approvals."

    (xi) The PHAMIS Board considered the expectation that the Merger will be a tax-free transaction to PHAMIS and its shareholders and will be accounted for as a pooling of interests transaction. See "--Certain Federal Income Tax Consequences" and "--Accounting Treatment."

    (xii) The PHAMIS Board considered the effect of the Merger on PHAMIS' other constituencies, including its customers, senior management and other employees. See "--Interests of Certain Persons in the Merger."

  The PHAMIS Board also considered a number of potential risks relating to the Merger, including:

    (i) The difficulty and management challenge inherent in integrating two geographically dispersed operations;

    (ii) The risk that the announcement of the Merger would result in a certain degree of disruption in its marketing efforts with potential customers;

    (iii) The risk that the synergies and benefits sought in the Merger would not be fully achieved;

    (iv) The risk that the Merger would not be consummated;

    (v) The risk that the conversion ratio in the Merger Agreement can also be adjusted downward if the average price of IDX Common Stock exceeds $34.375 for certain periods prior to completion of the Merger, thus providing a maximum value to be received in the Merger; and

    (vi) The substantial one-time charges expected to be incurred in connection with the Merger.

  The PHAMIS Board believed that these risks were outweighed by the potential benefits to be realized from the Merger. See also "Risk Factors."

  The foregoing discussion of the information and factors considered by the PHAMIS Board is not intended to be exhaustive but is believed to include all material factors considered by the PHAMIS Board. In view of the wide variety of information and factors considered, the PHAMIS Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

  After taking into consideration all the factors set forth above, the PHAMIS Board unanimously approved the Merger and determined that it was fair to and in the best interests of PHAMIS and its shareholders. Accordingly, PHAMIS' Board of Directors unanimously recommends that PHAMIS shareholders vote FOR approval of the Merger Agreement.

OPINIONS OF FINANCIAL ADVISORS

 IDX

  On August 7, 1996, IDX retained Alex. Brown to provide investment banking advice and services to IDX, including assistance in evaluating candidates for potential business combinations. On November 1, 1996, IDX and Alex. Brown amended the August 7, 1996 engagement letter to specify that Alex. Brown would serve as IDX's financial advisor in connection with the Merger, including rendering its opinion to the Board of Directors of IDX as to the fairness, from a financial point of view, of the Conversion Ratio to IDX.

  At the March 25, 1997 meeting of the IDX Board, representatives of Alex. Brown made a presentation with respect to the Merger and rendered to the IDX Board its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Conversion Ratio was fair, from a financial point of view, to IDX. No limitations were imposed by the IDX Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

  THE FULL TEXT OF ALEX. BROWN'S WRITTEN OPINION DATED MARCH 25, 1997 (THE "ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. IDX SHAREHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY. THE ALEX. BROWN OPINION IS DIRECTED TO THE IDX BOARD, ADDRESSES ONLY THE FAIRNESS OF THE CONVERSION RATIO TO IDX FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY IDX SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE IDX MEETING. THE ALEX. BROWN OPINION WAS RENDERED TO THE IDX BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DISCUSSION OF THE ALEX. BROWN OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ALEX. BROWN OPINION.

  In connection with the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning IDX and PHAMIS and certain internal analyses and other information furnished to it by IDX and PHAMIS. Alex. Brown also held discussions with the members of the senior managements of IDX and PHAMIS regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Alex. Brown (i) reviewed the reported prices and trading activity of both the IDX Common Stock and PHAMIS Common Stock, (ii) compared certain financial and stock market information for IDX and PHAMIS with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate. In conducting its review and arriving at its opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections of IDX and PHAMIS and other information relating to the prospects of IDX and PHAMIS provided to Alex. Brown by each of IDX and PHAMIS, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the respective managements of IDX and PHAMIS as to the likely future financial performances of IDX and PHAMIS, respectively, and of the Combined Company. Alex. Brown did not make and it was not provided with an independent evaluation or appraisal of the assets of IDX and PHAMIS, nor has Alex. Brown been furnished with any such evaluations or appraisals. The Alex. Brown Opinion is based on market, economic, and other conditions as they existed and could be evaluated as of the date of the opinion letter.

  The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with the rendering the Alex. Brown Opinion.

  Historical Financial Position. In rendering its opinion, Alex. Brown reviewed and analyzed the historical and current financial condition of IDX and PHAMIS which included (i) a review of IDX's and PHAMIS' recent financial statements; (ii) an analysis of IDX's and PHAMIS' revenue, growth and operating performance trends; and (iii) a review of IDX's and PHAMIS' margin changes. This information was presented to give the IDX Board background information regarding the respective financial performances of IDX and PHAMIS.

  Historical Stock Price Performance. Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for PHAMIS Common Stock, from December 16, 1994, the date of PHAMIS' initial public offering, to March 11, 1997. In addition, Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for IDX Common Stock from November 16, 1995, the date of IDX's initial public offering, to March 11, 1997.

  Analysis of Certain Other Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to IDX and PHAMIS to certain corresponding information from a group of seven publicly traded healthcare information technology companies (consisting of Cerner Corporation, HBO & Company, HCIA Inc., Medic Computer Systems, Inc., Physician Computer Network, Inc., Shared Medical Systems Corporation and Transition Systems, Inc. (collectively, the "Selected Companies")). Such financial information included, among other things, (i) common equity market valuation; (ii) capitalization ratios; (iii) operating performance; (iv) ratios of common equity market value as adjusted for debt, preferred stock and cash ("Adjusted Value") to revenues, earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), and earnings before interest expense and income taxes ("EBIT"), each for the latest reported twelve month period as derived from publicly available information; and (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS") and projected EPS. The financial information used in connection with the multiples provided below with respect to IDX, PHAMIS and the Selected Companies was based on the latest reported twelve month period as derived from publicly available information and on estimated EPS for calendar years 1997 and 1998 as reported by the Institutional Brokers Estimating System ("IBES"). Alex. Brown noted that, on a trailing twelve month basis, the multiple of Adjusted Value to revenues was 3.8x for IDX and 2.2x for PHAMIS, compared to a range of 1.7x to 6.3x, with a mean of 4.3x, for the Selected Companies; the multiple of Adjusted Value to EBITDA was 23.4x for IDX and 15.2x for PHAMIS, compared to a range of 10.3x to 22.9x, with a mean of 15.8x, for the Selected Companies; and the multiple of Adjusted Value to EBIT was 30.0x for IDX and 24.4x for PHAMIS, compared to a range of 11.8x to 34.0x, with a mean of 22.8x, for the Selected Companies. Alex. Brown further noted that the multiple of Equity Value to trailing twelve month EPS was 45.8x for IDX and 37.7x for PHAMIS, compared to a range of 24.2x to 59.4x, with a mean of 38.8x, for the Selected Companies; the multiple of Equity Value to calendar year 1997 EPS was 33.8x for IDX and 26.6x for PHAMIS, compared to a range of 21.2x to 37.2x, with a mean of 27.0x, for the Selected Companies; and the multiple of Equity Value to calendar year 1998 EPS was 26.3x for IDX and 22.2x for PHAMIS, compared to a range of 14.6x to 26.6x, with a mean of 19.6x, for the Selected Companies. As a result of the foregoing procedures, Alex. Brown noted that the multiples for IDX were generally at the high end of the range of multiples for the Selected Companies and the multiples for PHAMIS were generally within the range of the multiples for the Selected Companies. The IBES EPS estimates, as of March 20, 1997 for calendar year 1997 were $0.88 for IDX and $0.71 for PHAMIS and for calendar year 1998 were $1.13 for IDX and $0.85 for PHAMIS.

  Analysis of Selected Mergers and Acquisitions. Alex. Brown reviewed the financial terms, to the extent publicly available, of fourteen proposed, pending or completed mergers and acquisitions since December 1992 in the healthcare information technology industry (the "Selected Transactions"). Alex. Brown calculated various financial multiples and the premiums over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples and the premiums over market for the Merger, based on the Conversion Ratio of 0.7300. Alex. Brown noted that multiple of adjusted purchase price (the value of consideration paid for common equity adjusted for debt, preferred stock and cash ("Adjusted Purchase Price")) to trailing twelve month revenues was 2.6x for the Merger versus a range of 0.7x to 10.3x, with a mean of 4.4x, for the Selected Transactions; the multiple of Adjusted Purchase Price to trailing twelve month EBITDA was 18.1x for the Merger versus a range of 6.3x to 40.8x, with a mean of 20.5x, for the Selected Transactions; the multiple of Adjusted Purchase Price to trailing twelve month EBIT was 29.1x for the Merger versus a range of 9.1x to 97.0x, with a mean of 31.0x, for the Selected Transactions. Alex. Brown further noted that the multiple of equity purchase price to trailing twelve month net income was 44.8x for the Merger versus a range of 18.8x to 134.4x, with a mean of 50.4x, for the Selected Transactions. Alex. Brown also noted that the Selected Transactions were effected at a range of the premium to the target company's per share market price one month prior to announcement of -0.8% to 110.0%, with a mean of 49.6%, and to the target company's per share market price one day prior to announcement of -12.0% to 56.5%, with a mean of 25.8%, versus transaction premiums of 24.1% and 15.1%, respectively, for the Merger (based on the per share market price one month prior to, and one day prior to, the announcement of the proposed Merger). All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the four-year period during which the Selected Transactions occurred.

  Premiums Paid Analysis. Alex. Brown reviewed and analyzed the range of premiums paid in 153 transactions between $100 million to $250 million in purchase price for non-financial companies; 36 transactions between $100 million to $250 million in purchase price for healthcare companies between January 1, 1994 and March 20, 1997; and 14 transactions between $10.7 million and $303.1 million in purchase price for healthcare information technology companies between November 30, 1992 to March 20, 1997. The range of premiums paid to the target company's stock price for non-financial companies one month prior to announcement and one day prior to announcement were -51.7% to 540.0% with a mean of 37.6% and -42.6% to 185.0% with a mean of 23.0%, respectively; the range for healthcare companies one month prior to announcement and one day prior to announcement were -6.8% to 540.0% with a mean of 44.7% and -42.6% to 75.7% with a mean of 17.0%, respectively; the range for healthcare information technology companies one month prior to announcement and one day prior to announcement were -0.8% to 110.0% with a mean of 49.6% and -12.0% to 56.5% with a mean of 25.8%, respectively. Based on the foregoing, Alex. Brown noted that the premium to be paid in the Merger one month prior to announcement and one day prior to announcement of 24.1% and 15.1%, respectively, was below the mean of the premiums paid in the aforementioned transactions involving non-financial companies, healthcare companies and healthcare information technology companies.

  Historical Conversion Ratio Analysis. Alex. Brown reviewed and analyzed the historical ratio of the daily per share market closing prices of PHAMIS Common Stock divided by the corresponding prices of the IDX Common Stock over the 120 trading days, 90 trading days, 60 trading days, 20 trading days, 5 trading days, one month prior to March 20, 1997 and as of March 20, 1997. Such average conversion ratios for the aforementioned time periods and as of such dates were 0.4885, 0.4760, 0.4835, 0.5397, 0.5804, 0.5882 and 0.6345, respectively.
Alex. Brown then calculated the respective premiums over such exchange ratios represented by the Exchange Ratio, which for the same time periods and as of such dates were 49.4%, 53.4%, 51.0%, 35.3%, 25.8%, 24.1% and 15.1%, respectively.

  Contribution Analysis. Alex. Brown noted that on a pro forma basis PHAMIS' shareholders would own approximately 17.7% of the Combined Company. Alex. Brown then analyzed the relative contributions of IDX and PHAMIS to the pro forma income statement of the combined company. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, and (ii) non-recurring expenses relating to the Merger), based on the twelve month period ending September 30, 1996, IDX and PHAMIS would account for approximately 76.2% and 23.8%, respectively, of the Combined

Company's pro forma trailing twelve month revenue; approximately 78.4% and 21.6%, respectively, of the Combined Company's pro forma trailing twelve month EBITDA; approximately 81.9% and 18.1%, respectively, of the Combined Company's pro forma trailing twelve month EBIT; approximately 81.1% and 18.9%, respectively, of the Combined Company's trailing twelve month net income; approximately 81.0% and 19.0%, respectively, of the Combined Company's projected 1997 net income based on IBES estimates; approximately 82.0% and 18.0%, respectively, of the Combined Company's projected 1998 net income based on IBES estimates; and approximately 79.8% and 20.2%, respectively, of the Combined Company's book value.

  Pro Forma Combined Earnings Analysis. Alex. Brown analyzed certain pro forma effects of the Merger. Based on such analysis, Alex. Brown computed the resulting dilution/accretion to the Combined Company's EPS estimate for the fiscal years ending 1997 and 1998, pursuant to the Merger before and after taking into account any potential cost savings and other synergies that PHAMIS and IDX could achieve if the Merger were consummated and before nonrecurring costs relating to the Merger. Alex. Brown noted that before taking into account any potential cost savings and other synergies that PHAMIS and IDX could achieve if the Merger were consummated and before nonrecurring costs relating to the Merger, the Merger would be approximately 1.9% accretive and 0.5% accretive to the Combined Company's EPS for the fiscal years ending 1997 and 1998, respectively.

  Relevant Market and Economic Factors. In rendering its opinion, Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the healthcare sector, and the current level of economic activity.

  No company used in the analysis of other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to IDX, PHAMIS or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the companies in the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Selected Companies and the companies in the Selected Transactions, respectively.

  While the foregoing summary describes all analyses and factors that Alex. Brown deemed material in its presentation to the IDX Board, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of IDX and PHAMIS. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of IDX Common Stock may trade at any further time.

  Pursuant to a letter agreement dated April 7, 1997 between IDX and Alex. Brown, the fees to date payable to Alex. Brown for rendering the Alex. Brown Opinion have been $100,000, which amount will be credited against the final fee of approximately $1.6 million, payable upon consummation of the Merger. In addition, IDX has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. IDX has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

  The IDX Board retained Alex. Brown to act as its advisor based upon its prior relationship with Alex. Brown, which included Alex. Brown acting as the lead manager for IDX's initial public offering in November 1995 and based upon Alex. Brown's qualifications, reputation, experience and expertise. Alex. Brown is an internationally recognized investment banking firm and, as customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, private placements and valuations for corporate and other purposes. Alex. Brown may actively trade the equity securities of IDX and PHAMIS for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. Alex. Brown maintains a market in the Common Stock of IDX and PHAMIS and regularly publishes research reports regarding the healthcare industry and the businesses and securities of IDX, PHAMIS and other publicly traded companies in the healthcare industry.

 PHAMIS

  The PHAMIS Board retained Bear Stearns to act as its exclusive financial advisor in connection with PHAMIS' proposed business combination with IDX in accordance with the terms of an engagement letter between Bear Stearns and PHAMIS dated March 5, 1997 (the "Bear Stearns Engagement Letter"). PHAMIS selected Bear Stearns as its financial advisor on the basis of Bear Stearns' experience and expertise in transactions similar to the Merger and its reputation in the investment community. Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.

  At the March 25, 1997 meeting of the PHAMIS Board, Bear Stearns delivered its written opinion to the effect that as of the date of such opinion and based upon and subject to the various condition set forth therein, the Merger was fair, from a financial point of view, to the shareholders of PHAMIS (the "Bear Stearns Opinion").

  THE FULL TEXT OF THE BEAR STEARNS OPINION IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/ PROSPECTUS. PHAMIS SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE BEAR STEARNS OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY BEAR STEARNS. THE BEAR STEARNS OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF PHAMIS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF PHAMIS AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE MERGER. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  Although Bear Stearns evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, the Conversion Ratio was determined by arm's length negotiations between PHAMIS and IDX after consultation by each of such parties with their respective financial advisors.

  In connection with rendering its opinion, Bear Stearns, among other things
(i) reviewed the Merger Agreement; (ii) reviewed each of PHAMIS' and IDX's Annual Reports to Shareholders and Annual Reports on Form 10-K for the year ended December 31, 1995 and draft financial statements for the year ended December 31, 1996, and PHAMIS' and IDX's respective Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (iii) reviewed certain operating and financial information provided to Bear Stearns by the managements of PHAMIS and IDX relating to their respective businesses, including internal projections of future financial results; (iv) met with certain members of the senior managements of PHAMIS and IDX to discuss their respective operations, historical financial statements and future prospects, as well as their views of the business, operational and strategic benefits, potential synergies and other implications of the Merger;
(v) reviewed the pro forma financial impact of the Merger on PHAMIS and IDX;
(vi) reviewed the historical stock prices and trading activity of the common stock of PHAMIS and IDX; (vii) reviewed certain publicly available financial information and stock market performance data of companies which Bear Stearns deemed generally comparable to PHAMIS and IDX; (viii) reviewed the terms of certain other recent acquisitions of companies which Bear Stearns deemed generally comparable to the Merger; and
(ix) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

  In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided by PHAMIS and IDX and the reasonableness of the assumptions made by the managements of PHAMIS and IDX with respect to the projected financial results of such businesses and the potential synergies which could be incurred or achieved upon consummation of the Merger, except as provided below. PHAMIS provided Bear Stearns with a range of financial forecasts for 1997, including: (i) a financial forecast used for internal management purposes (the "PHAMIS Internal Forecast"), (ii) a financial forecast which approximated estimates made by certain security analysts in reports published on PHAMIS in the last six months prior to the date of the announcement of the Merger (the "PHAMIS External Forecast") and was lower than the PHAMIS Internal Forecast, and (iii) an alternative forecast prepared by PHAMIS (the "PHAMIS Alternative Forecast") that was more conservative than the PHAMIS Internal Forecast and the PHAMIS External Forecast. With respect to the financial projections provided to Bear Stearns by PHAMIS, Bear Stearns determined not to rely on the PHAMIS Internal Forecast in its analyses because of, among other factors, the inherent uncertainty of such projections and the fact that actual results for fiscal 1996 differed materially from past projections for such periods for PHAMIS. With PHAMIS' consent, Bear Stearns considered and relied upon the PHAMIS External Forecast and the PHAMIS Alternative Forecast. Bear Stearns did not assume any responsibility for the independent verification of such information or financial projections and Bear Stearns further relied upon the assurances of the managements of PHAMIS and IDX that they are unaware of any facts that would make the information or financial projections provided to Bear Stearns incomplete or misleading. For purposes of rendering its opinion, Bear Stearns assumed that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. In this regard, Bear Stearns further assumed that the Merger will be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16 as set forth in the Merger Agreement.

  Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of PHAMIS or IDX in rendering its opinion, nor was it furnished with any such appraisals. In addition, Bear Stearns was not authorized by PHAMIS to solicit, and Bear Stearns did not solicit, third-party indications of interest for the acquisition of all or part of PHAMIS. Bear Stearns also did not express any opinion as to the price or range of prices at which the IDX common stock may trade subsequent to the consummation of the Merger. The Bear Stearns Opinion did not address PHAMIS' underlying decision to pursue the Merger. The Bear Stearns Opinion is necessarily based upon the economic, market and other conditions, and the information made available to it, as of the date of such opinion.

  The following is a brief summary of the financial analyses used by Bear Stearns and presented to the PHAMIS Board in connection with providing the Bear Stearns Opinion to the PHAMIS Board.

  Financial Forecasts. Bear Stearns reviewed various financial forecasts provided to it by the management of both PHAMIS and IDX. As previously mentioned, Bear Stearns determined not to rely on certain of the internal estimates of PHAMIS' future financial performance for the reasons set forth above. With respect to the financial projections for PHAMIS, Bear Stearns based its analysis on (i) the PHAMIS External Forecast and (ii) the PHAMIS Alternative Forecast. Bear Stearns utilized IDX's 1997 financial forecast (the "IDX Forecast") for its analysis.

  Stock Premium Analysis. Bear Stearns reviewed the historical market prices and trading volumes of PHAMIS and IDX common stock during selected time periods prior to the announcement of the Merger. Bear Stearns based its analysis on PHAMIS' and IDX's share price as of March 21, 1997 of $19.50 and $31.25, respectively (the "Pre-Transaction Stock Prices"). Bear Stearns compared such prices to the PHAMIS Pre-Transaction Stock Price after giving effect to the Conversion Ratio. Bear Stearns observed that the implied value per share to be received by PHAMIS shareholders based on Pre-Transaction Stock Prices and after giving effect to the Conversion Ratio (such amount was calculated to be $22.81 per PHAMIS share as of March 21, 1997) was (i) 17.0% higher than $19.50, PHAMIS' closing stock price on March 21, 1997, (ii) 107.4% higher than $11.00, which occurred on November 14, 1996, PHAMIS' lowest closing stock price over the last twelve months, (iii) 18.5% lower than $28.00, which occurred on March 22, 1996, PHAMIS' highest closing stock price over the last twelve months, and (iv) 20.1% higher than $19.00, PHAMIS' closing stock price on February 7, 1997, which is thirty trading days prior to March 21, 1997.

  Relative Contribution Analysis. Bear Stearns reviewed and compared the relative contribution of PHAMIS and IDX to the combined revenues, operating cash flow, operating income and net income of the combined company utilizing
(i) the PHAMIS External Forecast and the IDX Forecast (the "External Scenario") and (ii) the PHAMIS Alternative Forecast and the IDX Forecast (the "Alternative Scenario"). Bear Stearns compared the percentage contributed as described above to the percentage fully diluted ownership in the newly combined entity by the shareholders of PHAMIS. Based upon the Conversion Ratio, PHAMIS shareholders would own approximately 17.9% of the newly-combined entity on a fully diluted basis and would own approximately 18.0% of the combined enterprise value. Based on the External Scenario, PHAMIS contributed 23.3%, 21.6%, 16.4% and 17.1% of the combined revenues, operating cash flow, operating income, and net income, respectively for the year ending December 31, 1997. Based on the Alternative Scenario, PHAMIS contributed 22.4%, 20.0%, 14.2% and 15.0% of the combined revenues, operating cash flow, operating income, and net income, respectively for the year ending December 31, 1997. Bear Stearns observed that the pro forma percentage ownership of PHAMIS' shareholders in the newly combined entity (both on an equity and enterprise basis) was greater than PHAMIS' percentage contribution to operating income and net income for the year ending December 31, 1997 in both the External Scenario and the Alternative Scenario, although it was less than PHAMIS' percentage contribution to the combined revenues and operating cash flow.

  Implied Transaction Multiples. Bear Stearns calculated market equity values for each of PHAMIS and IDX of $123.8 million and $672.1 million, respectively, based on the Pre-Transaction Stock Prices, 6.35 million shares of PHAMIS common stock and 21.51 million shares of IDX common stock, respectively, outstanding on a fully diluted basis (using the treasury method, which assumes the use of options proceeds to repurchase shares). After applying the Conversion Ratio of 0.73, which would have been applicable based on the Pre-Transaction Stock Prices, to the market equity value of PHAMIS previously calculated, Bear Stearns calculated an implied equity value for PHAMIS of $146.2 million (the "PHAMIS Equity Value"). Bear Stearns calculated the enterprise value for PHAMIS to be $127.6 million by adding $0.2 million of debt and subtracting $18.8 million of cash to the previously calculated PHAMIS Equity Value (the "PHAMIS Enterprise Value"). Bear Stearns then calculated financial multiples for PHAMIS for 1996 and 1997 (using both the PHAMIS Alternative Forecast and the PHAMIS External Forecast) based on the PHAMIS Equity Value and the PHAMIS Enterprise Value, including the calculation of PHAMIS Equity Value to net income (54.1x, 38.9x and 33.2x for 1996 actual, the PHAMIS Alternative Forecast, and the PHAMIS External Forecast, respectively), PHAMIS Enterprise Value to revenue (2.59x, 2.23x and 2.12x for 1996 actual, the PHAMIS Alternative Forecast, and the PHAMIS External Forecast, respectively), PHAMIS Enterprise Value to operating income (37.6x, 25.4x and 21.5x for 1996 actual, the PHAMIS Alternative Forecast, and the PHAMIS External Forecast, respectively), and PHAMIS Enterprise Value to operating cash flow (21.1x, 14.9x and 13.5x for 1996 actual, the PHAMIS Alternative Forecast, and the PHAMIS External Forecast, respectively) (collectively, such ratios are referred to as the "Transaction Multiples").

  Analysis of Comparable Publicly Traded Companies. Bear Stearns reviewed and compared the financial and stock market performance of PHAMIS and IDX to the financial and stock market performance of certain publicly-traded companies in the healthcare information systems industry that Bear Stearns believed were generally comparable to PHAMIS and IDX (the "HCIS Companies"). The HCIS Companies included: Cerner Corporation; CITATION Computer Systems, Inc.; HBO & Company; Medic Computer Systems Inc.; Physician Computer Network, Inc.; Shared Medical Systems Corporation; and Sunquest Information Systems Inc. For each of the HCIS Companies, Bear Stearns reviewed certain publicly available financial data, including revenue, operating cash flow, operating income and net income over various time periods as well as certain balance sheet items, published earnings forecasts for 1997 and stock market information. For each of the HCIS Companies and based on information available as of March 21, 1997, Bear Stearns calculated the ratio of their equity value to their respective projected net income and the ratios of their enterprise value to their respective revenues, operating cash flow and operating income during the most recent last twelve month period ("LTM") ending on December 31, 1996. Bear Stearns analysis indicated that the harmonic mean of the ratios of the equity value of the HCIS Companies to their respective net income for the year ending December 31, 1997 was 21.1x. The harmonic means of the ratios of the enterprise values of the Comparable HCIS Companies to their respective LTM revenues, operating cash flow, and operating income was 2.19x, 11.4x, 17.6x, respectively. Bear Stearns compared such harmonic means to the relevant Transaction Multiples and observed that the such Transaction Multiples were higher than the harmonic means calculated above.

  Analysis of Selected Merger and Acquisition Transactions. Bear Stearns reviewed certain publicly-available financial information related to certain merger and acquisition transactions completed in the information systems and services industry that it deemed to be generally comparable to the Merger (the "Comparable Transactions"). The Comparable Transactions included (acquired company/acquiring company): Affiliated Computer Services, Inc./Genix Group, Amdahl Corporation/DMR Group, Inc., Automatic Data Processing, Inc./Bankamerica Corporation--Business Services Division, The BISYS Group, Inc./Concord Holding Corporation, Computer Associates International, Inc./The Continuum Company, Inc., HBO & Company ("HBO")/CliniCom, Inc., HBO/CyCare Systems, Inc., HBO/Enterprise Systems, Inc., HBO/First Data Corporation-- Health Systems Group, HBO/GMIS, Inc., HBO/IBAX Healthcare Systems, Inc., Medaphis Corporation/Health Data Sciences Corporation, and Systematics, Inc./ALLTEL Corporation.

  For each of the Comparable Transactions, Bear Stearns reviewed certain publicly available financial data, including revenue, operating cash flow, operating income, net income, certain balance sheet items (when available) for the acquired companies involved in the Comparable Transactions. Bear Stearns calculated the ratios of the purchase prices of each of the acquired companies to their respective LTM net income and the ratios of the transaction value (the total purchase price of the equity plus the acquired company's total debt at par value, plus minority interests, less cash, cash equivalents and investments) of each of the acquired companies to their respective LTM net revenues, LTM operating cash flows and LTM operating income. Bear Stearns' analysis indicated that the harmonic mean of the ratios of the purchase prices of each of the acquired companies to their respective LTM net incomes was 40.6x. The harmonic means of the ratios of the transaction values of each of the acquired companies to their respective LTM revenues, LTM operating cash flow, and LTM operating income was 2.19x, 14.9x, and 21.3x, respectively. Bear Stearns compared such harmonic means to the relevant Transaction Multiples and observed that the such Transaction Multiples were higher than the harmonic means calculated above.

  Bear Stearns noted that no company or transaction used in the foregoing analyses is identical to either PHAMIS, IDX or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the transactions and other factors that could affect the value of the companies or transactions to which PHAMIS and IDX or the Merger are being compared.

  Pro Forma Merger Analysis. Bear Stearns analyzed the pro forma effect of the Merger on PHAMIS and IDX, including the affect on earnings per share for IDX assuming the Conversion Ratio of 0.73 based on the Pre-Transaction Prices and based on the Alternative Scenario and the External Scenario. Such pro forma analysis did not consider any one-time costs that may be incurred nor did it consider any potential cost savings or revenue enhancements in the combined entity. The pro forma analysis reflected certain assumptions made by Bear Stearns and PHAMIS, some of which may be beyond the control of PHAMIS and which may not necessarily reflect what will actually occur upon the consummation of the Merger. Such analysis indicated that the Merger would be approximately 3.2% dilutive to IDX's stand-alone earnings per share under the Alternative Scenario and approximately 0.7% dilutive to IDX's stand-alone earnings per share under the External Scenario.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Bear Stearns Opinion. In arriving at its opinion, Bear Stearns considered the results of all the analyses it performed. Such analyses were prepared solely for purposes of providing its opinion as to the fairness of the Merger, from a financial point of view, to the shareholders of PHAMIS and do not purport to be appraisals or necessarily indicate the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those results suggested by such analyses. As described above, the Bear Stearns Opinion and Bear Stearns' presentation to the PHAMIS Board was one of many factors taken into consideration by the PHAMIS Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Bear Stearns in rendering its opinion.

  In the ordinary course of its business, Bear Stearns may actively trade the equity securities of PHAMIS or IDX for its own accounts and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.

  Pursuant to the Bear Stearns Engagement Letter, PHAMIS agreed to pay Bear Stearns a fee of $250,000 for rendering its opinion relating to the Merger (the "Fairness Opinion Fee"). PHAMIS has also agreed to pay Bear Stearns a fee equal to 1.1% of the aggregate value of any consideration received by the shareholders of PHAMIS in the Merger, such fee being payable upon consummation of the Merger, against which fee the Fairness Opinion Fee would be credited. PHAMIS also agreed to reimburse Bear Stearns for its out-of-pocket expenses, including the reasonable fees and disbursements of counsel and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under the federal and state securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 PHAMIS Stock Option Plans and Employee Stock Purchase Plan.

  All outstanding stock options for the purchase of PHAMIS Common Stock granted pursuant to the PHAMIS Amended and Restated 1983 Combined Nonqualified and Incentive Stock Option Plan and Amended and Restated 1993 Combined Incentive and Nonqualified Stock Option Plan will accelerate and become exercisable in full immediately prior to the Effective Time. In addition, immediately prior to the Effective Time, all outstanding rights to acquire shares of PHAMIS Common Stock under the PHAMIS ESPP will be exercisable for the purchase of shares of PHAMIS Common Stock.

 Employment Agreements.

  Frank T. Sample, President and Chief Executive Officer of PHAMIS, is a party to an employment agreement with PHAMIS dated November 12, 1990, as amended October 27, 1994. Such employment agreement provides for the continuation of Mr. Sample's salary and benefits for one year, plus payment for reasonable out-placement services expenses, if Mr. Sample is terminated by PHAMIS or a successor to PHAMIS for any reason.

 Indemnity Arrangements.

  Pursuant to the Merger Agreement, IDX has, for certain time periods specified in the Merger Agreement, agreed to, (i) indemnify each present director and officer of PHAMIS against liabilities or expenses incurred in connection with claims relating to matters occurring prior to the Effective Time of the Merger, (ii) maintain in effect directors' and officers' liability insurance for the benefit of the directors and officers of PHAMIS, and (iii) maintain in effect directors' and officers' liability insurance for the benefit of directors and officers of PHAMIS who subsequently become directors and officers of IDX. See "The Merger Agreement--Director and Officer Indemnification."

 Ownership and Voting of Stock.

  As of March 31, 1997, directors and executive officers of IDX and their affiliates may be deemed to be beneficial owners of approximately 72.2% of the outstanding shares of IDX Common Stock. Each of the directors and executive officers of IDX has advised IDX that he or she intends to vote or direct the vote of all the outstanding shares of IDX Common Stock over which he or she has voting control in favor of the approval of the Merger Proposal, the Charter Proposal, the Second Charter Proposal, the Plan Proposal, the ESPP Proposal and the DSOP Proposal. See "IDX Systems Corporation--Security Ownership of Certain Beneficial Owners and Management."

  As of March 31, 1997, directors and executive officers of PHAMIS and their affiliates may be deemed to have or share beneficial ownership of approximately 16.8% of the outstanding shares of PHAMIS Common Stock. Each of the directors and executive officers of PHAMIS has advised PHAMIS that he or she intends to vote or direct the vote of all the outstanding shares of PHAMIS Common Stock over which he or she has or shares voting control in favor of the approval and adoption of the Merger Agreement. See "PHAMIS, Inc.--Security Ownership of Certain Beneficial Owners and Management."

  As of March 31, 1997, IDX did not beneficially own any shares of PHAMIS Common Stock and directors and executive officers of IDX and their affiliates may be deemed to be beneficial owners of an aggregate of approximately 100 shares of PHAMIS Common Stock, or less than .01% of the outstanding shares of PHAMIS Common Stock. As of March 31, 1997, neither PHAMIS nor its directors and executive officers and their affiliates beneficially owned any shares of IDX Common Stock.

  On March 25, 1997, Richard E. Tarrant, who beneficially owns approximately 32.2% of the IDX Common Stock as of March 31, 1997, and Robert H. Hoehl, who beneficially owns approximately 32.2% of the IDX Common Stock as of March 31, 1997, each irrevocably appointed Frank T. Sample, Malcolm A. Gleser, M.D., Ph.D., and Gregg W. Blodgett, or any of them, as proxies to vote all of their respective shares of IDX Common Stock in favor of the Merger Proposal at the IDX Special Meeting.

  On March 25, 1997, Frank T. Sample, who beneficially owns approximately 3.2% of the PHAMIS Common Stock as of March 31, 1997, Malcolm A. Gleser, M.D., Ph.D., who beneficially owns approximately 6.6% of the PHAMIS Common Stock as of March 31, 1997, and Mark F. Wheeler, who beneficially owns approximate 3.8% of the PHAMIS Common Stock as of March 31, 1997, each irrevocably appointed Richard E. Tarrant, Robert H. Hoehl and John A. Kane, or any of them, as proxies to vote all of their respective shares of PHAMIS Common Stock in favor of a proposal to approve and adopt the Merger Agreement at the PHAMIS Special Meeting.

MANAGEMENT AND OPERATIONS OF IDX FOLLOWING THE MERGER

  It is anticipated that the IDX Board, following the Effective Time, will consist of the following eight (8) persons: Richard E. Tarrant, Paul L. Egerman, Henry M. Tufo, M.D., Steven M. Lash, Robert H. Hoehl and Stuart H. Altman, Ph.D. (all of whom are currently directors of IDX) and Malcolm A. Gleser, M.D., Ph.D. and Frank T. Sample (both of whom are currently directors of PHAMIS). In addition, to IDX Board may elect one additional director to fill the vacancy created by the resignation of Larry D. Grandia effective May 19, 1997.

  Upon the closing of the Merger, Frank T. Sample, who is currently President, Chief Executive Officer and a director of PHAMIS, will become an Executive Vice President of IDX. It is currently anticipated that the other members of the senior management of IDX immediately following the closing of the Merger will be as follows:

   Richard E. Tarrant....... President and Chief Executive Officer
   Robert H. Hoehl.......... Chairman of the Board of Directors
   Henry M. Tufo, M.D....... Executive Vice President, Chief Operating Officer
                             and Chief Medical Officer
   Frank T. Sample.......... Executive Vice President
   Robert W. Baker, Jr.,
    Esq..................... Vice President, General Counsel and Secretary
   Jeffrey M. Blanchard..... Vice President, Client Services
   James H. Crook, Jr....... Vice President
   Robert F. Galin.......... Vice President, Sales
   John A. Kane............. Vice President, Finance and Administration,
                             Chief Financial Officer and Treasurer
   Pamela J. Pure........... Vice President, Marketing
   Jeffrey V. Sutherland,    Senior Vice President, Engineering and
    Ph.D.................... Product Development

  It is currently anticipated that PHAMIS operations will continue to be located in Seattle, Washington, the current headquarters of PHAMIS. Shortly following consummation of the Merger, IDX plans to combine the PHAMIS legal entity with and into IDX creating a single legal entity representing the Combined Company.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of IDX and PHAMIS will be carried forward to the Combined Company at their recorded amounts, the operating results of the Combined Company will include the operating results of IDX and PHAMIS for the entire year in which the combination occurs and the reported operating results of the separate companies for periods prior to the year in which the combination occurs will be combined and restated as the operating results of the Combined Company. A condition to the Merger is that IDX shall have received a letter at the closing of the Merger from Ernst & Young regarding its concurrence with the conclusions of IDX's management as to the appropriateness of pooling of interests accounting, under Accounting Principles Board Opinion No. 16 and related interpretations, for the Merger. See "The Merger Agreement-- Conditions" and "Unaudited Pro Forma Combined Condensed Financial Statements."

  Each of the affiliates of IDX and PHAMIS has executed a written agreement to the effect that such person will not transfer shares of common stock of either IDX or PHAMIS during the period beginning 30 days prior to the Effective Time and ending on the date that IDX publishes financial statements which reflect 30 days of operations of the Combined Company (which agreements relate to the ability of the Combined Company to account for the Merger as a pooling of interests).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion addresses the material federal income tax considerations of the Merger that are applicable to holders of PHAMIS Common Stock. This discussion reflects the opinions of Hale and Dorr LLP, counsel to IDX, and Foster Pepper & Shefelman PLLC, counsel to PHAMIS to the effect that the Merger will constitute a "reorganization" (a "Reorganization") for federal income tax purposes within the meaning of Section 368(a) of the Code (collectively, the "Tax Opinions"). The Tax Opinions are based on certain assumptions and representations and are subject to certain limitations and qualifications as noted in the opinions.

  PHAMIS shareholders should be aware that this section does not deal with all federal income tax considerations that may be relevant to particular PHAMIS shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are foreign persons or who acquired their PHAMIS Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, the exercise of options or rights to purchase PHAMIS Common Stock in anticipation of the Merger. Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, PHAMIS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

  The following discussion is based on the interpretation, by each companies' respective counsel, of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not bound by such discussion and is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to IDX, PHAMIS and their respective shareholders.

  Subject to the limitations and qualifications referred to herein, and as a result of the Merger qualifying as a Reorganization, the respective counsel of IDX and PHAMIS are of the opinion that:

    (a) No gain or loss will be recognized by the holders of PHAMIS Common Stock upon the receipt of IDX Common Stock solely in exchange for such PHAMIS Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares).

    (b) The aggregate tax basis of the IDX Common Stock so received by PHAMIS shareholders in the Merger (including any fractional share of IDX Common Stock not actually received) will be the same as the aggregate tax basis of the PHAMIS Common Stock surrendered in exchange therefor.

    (c) The holding period of the IDX Common Stock received by each PHAMIS shareholder in the Merger will include the holding period for the PHAMIS Common Stock surrendered in exchange therefor, provided that the PHAMIS Common Stock so surrendered is held as a capital asset at the Effective Time.

    (d) Cash payments received by holders of PHAMIS Common Stock in lieu of a fractional share will be treated as received in redemption of such fractional shares, subject to the provisions of Section 302 of the Code, as if such fractional share of IDX Common Stock had been issued in the Merger and then redeemed by IDX.

    (e) No gain or loss will be recognized by IDX, Sub or PHAMIS solely as a result of the Merger.

  Neither IDX nor PHAMIS has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of IDX and PHAMIS to consummate the Merger that such parties receive the Tax Opinions to the effect that for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. These Tax Opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. The Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of IDX, PHAMIS, Sub, and certain of their respective shareholders, including representations in certain certificates of the respective managements of IDX, PHAMIS and Sub.

  A successful IRS challenge to the Reorganization status of the Merger would result in a PHAMIS shareholder recognizing gain or loss with respect to each share of PHAMIS Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the IDX Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the IDX Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

  Even if the Merger qualifies as a Reorganization, a recipient of shares of IDX Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely PHAMIS Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a PHAMIS shareholder was treated as receiving (directly or indirectly) consideration other than IDX Common Stock in exchange for the shareholder's PHAMIS Common Stock, including shareholders who exercise their dissenters' rights.

REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. IDX and PHAMIS filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 10, 1997. The FTC granted IDX and PHAMIS early termination of the waiting period on April 18, 1997. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of stores or other assets of IDX or PHAMIS. At any time before or after the Effective Time of the Merger, and notwithstanding that the HSR Act waiting period has been terminated, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of stores or other assets of IDX or PHAMIS. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, IDX and PHAMIS believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, IDX and PHAMIS would prevail or would not be required to accept certain conditions, including the divestitures of stores or other assets, in order to consummate the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of IDX Common Stock received by PHAMIS shareholders in the Merger will be freely transferable, except that shares of IDX Common Stock received by persons who are deemed to be affiliates of PHAMIS prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of IDX) or otherwise in compliance with (or pursuant to an exemption from) the registration requirements of the Securities Act. Persons deemed to be affiliates of PHAMIS or IDX are those individuals or entities that control, are controlled by, or are under common control with, such party and generally include executive officers and directors of such party as well as certain principal shareholders of such party. The Merger Agreement requires PHAMIS to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of IDX Common Stock issued to such person in or pursuant to the Merger except in compliance with the Securities Act and the rules and regulations promulgated by the Commission thereunder. This Joint Proxy Statement/Prospectus does not cover any resales of IDX Common Stock received by affiliates of PHAMIS in the Merger.

STOCK MARKET QUOTATION

  It is a condition to the Merger that the shares of IDX Common Stock to be issued pursuant to the Merger Agreement be approved for quotation on the Nasdaq National Market. An application for listing the shares of IDX Common Stock on the Nasdaq National Market was filed on May 5, 1997.

DISSENTERS' RIGHTS

  IDX Shareholders. Holders of IDX Common Stock will be entitled to assert dissenters' rights under Chapter 13 of the Vermont Business Corporation Act (the "VBCA") with respect to the Second Charter Proposal; IDX is not a corporation party to the Merger pursuant to Vermont law, and no holders of IDX Common Stock will have dissenters' rights with respect to the Merger or the Merger Proposal. In addition, no holders of IDX Common Stock will have dissenters' rights with respect to the Charter Proposal, the Plan Proposal, the ESPP Proposal or the DSOP Proposal.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE VBCA. THE STATEMENT OF LAW PERTAINING TO DISSENTERS' RIGHTS OF HOLDERS OF IDX COMMON STOCK IS APPLICABLE ONLY WITH RESPECT TO THE SECOND CHARTER PROPOSAL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF CHAPTER 13 OF THE VBCA, WHICH IS PRESENTED IN ITS ENTIRETY AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

  A record or beneficial shareholder of IDX Common Stock will have the right to dissent with respect to the Second Charter Proposal and, subject to certain conditions, will be entitled to receive a payment of the fair value of his or her shares under the VBCA. Each beneficial owner asserting dissenters' rights must assert such rights with respect to all shares of which such shareholder is the beneficial owner or over which such shareholder has power to direct the vote, and such shareholder must submit to IDX, with or prior to such shareholder's assertion of dissenters' rights, the record shareholder's written consent to such dissent. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies IDX in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. An IDX dissenting holder (i) must deliver to IDX, before the vote on the Second Charter Proposal is taken, written notice of such shareholder's intent to demand payment for such shareholder's shares if the Second Charter Proposal is effectuated and (ii) must not vote such shareholder's shares in favor of the Second Charter Proposal. Such notice should be delivered to IDX at its principal executive offices, 1400 Shelburne Road, South Burlington, Vermont 05403, Attention: Secretary. A shareholder who does not satisfy both of these requirements will not be entitled to dissenters' rights.

  If the Second Charter Proposal is approved by shareholders of IDX, IDX shall send written notice not later than ten days after the date on which the Second Charter Amendment is filed with the Secretary of State of Vermont and becomes effective (the "Amendment Effective Date") to each IDX dissenting holder (i) stating where such shareholder must send his or her written payment demand,
(ii) stating where and when certificates representing IDX Common Stock must be deposited, (iii) containing a form for demanding payment which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the date this Joint Proxy Statement/Prospectus is mailed to shareholders of IDX, on or about June 5, 1997 (the "Mail Date") and (iv) setting a date by which such written payment demand must be received. Such notice must be accompanied by a copy of Chapter 13 of the VBCA. An IDX shareholder who does not demand payment, certify that such shareholder acquired the shares before the Mail Date, and deposit his or her shares within the time provided by such notice will not be entitled to dissenters' rights.

  IDX shall pay to each IDX dissenting shareholder who complies with the procedures described above within 30 days after the Amendment Effective Date, the amount that IDX estimates to be the fair value of such dissenter's shares, plus accrued interest. IDX will provide, along with such payment, certain financial information, including IDX balance sheet, income statement and statement of changes in shareholders' equity as of the end of a fiscal year ending not more than 16 months before the date of payment and IDX's latest available interim financial statements, if any, a statement of how IDX estimated the fair value of the shares, an explanation of how the accrued interest was calculated, a statement of the dissenters' rights to demand payment under the VBCA and certain other information; provided, however, that IDX may elect to withhold such payment from any dissenter who was not the beneficial owner of the shares of IDX Common Stock as to which dissenters' rights are asserted before the Mail Date. Any dissenting shareholder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify IDX in writing of such shareholder's estimate of fair value or his or her shares and the amount of interest due, and demand payment thereof.

  If any IDX dissenting shareholder's demand for payment is not settled within 30 days after receipt by IDX of such shareholder's payment described in the last sentence, the VBCA requires that IDX commence a proceeding in Chittenden County Superior Court in the state of Vermont, and petition the court to determine the fair value of the shares and accrued interest, naming all IDX dissenting shareholders whose demands remain unsettled as parties to the proceeding. The Court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by IDX.

  Court costs and approval fees would be assessed against IDX, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable: (i) against IDX, if the court finds that it did not substantially comply with certain provisions of the VBCA concerning dissenters' rights and (ii) against either the dissenter or IDX, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against IDX, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to dissenters who benefited from then proceedings.

  PHAMIS Shareholders. Holders of PHAMIS Common Stock are entitled to dissenters' rights under Chapter 23B.13 of the Washington Business Corporation Act ("WBCA") with respect to the Merger Agreement.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE WBCA AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF CHAPTER 23B.13 OF THE WBCA, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

  A record or beneficial shareholder of PHAMIS Common Stock will have the right to dissent with respect to the Merger and, subject to certain conditions, will be entitled to receive a payment of the fair value of his or her shares under the WBCA. Each beneficial owner asserting dissenters' rights must assert such rights with respect to all shares of which such shareholder is the beneficial owner or over which such shareholder has power to direct the vote, and such shareholder must submit to PHAMIS, with or prior to such shareholder's assertion of dissenters' rights, the record shareholder's written consent to such dissent. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies PHAMIS in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. A PHAMIS dissenting holder (i) must deliver to PHAMIS, before the vote on the Merger is taken, written notice of such shareholder's intent to demand payment for such shareholder's shares if the Merger is effectuated and (ii) must not vote such shareholder's shares in favor of the Merger. Such notice should be delivered to PHAMIS at its principal executive offices, 1001 Fourth Avenue, Suite 1500, Seattle, Washington 98154, Attention: President. A shareholder who does not satisfy both of these requirements will not be entitled to dissenters' rights.

  If the Merger is approved by shareholders of PHAMIS, PHAMIS shall send written notice not later than ten days after the Effective Time to each PHAMIS dissenting holder (i) stating where such shareholder must send his or her written payment demand, (ii) stating where and when certificates representing PHAMIS Common Stock must be deposited, (iii) containing a form for demanding payment which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the first public announcement of the Merger on March 25, 1997 and (iv) setting a date by which such written payment demand must be received. Such notice must be accompanied by a copy of Chapter 23B.13 of the WBCA. A PHAMIS shareholder who does not demand payment, certify that such shareholder acquired the shares before March 25, 1997, and deposit his or her shares within the time provided by such notice will not be entitled to dissenters' rights.

  PHAMIS shall pay to each PHAMIS dissenting shareholder who complies with the procedures described above, within 30 days after the Effective Time, the amount that PHAMIS estimates to be the fair value of such dissenter's shares, plus accrued interest. PHAMIS will provide, along with such payment, certain financial information, including PHAMIS' balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and PHAMIS' latest available interim financial statements, if any, an explanation of how PHAMIS estimated the fair value of the shares, an explanation of how the accrued interest was calculated and certain other information; provided, however, that PHAMIS may elect to withhold such payment from any dissenter who was not the beneficial owner of the shares of PHAMIS Common Stock as to which dissenters' rights are asserted before the date of first public announcement of the Merger, March 25, 1997. Any dissenting shareholder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify PHAMIS in writing of such shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment thereof.

  If any PHAMIS dissenting shareholder's demand for payment is not settled within 30 days after receipt by PHAMIS of such shareholder's payment demand (as described above), the WBCA requires that PHAMIS commence a proceeding in King County Superior Court in the state of Washington, and petition the court to determine the fair value of the shares and accrued interest, naming all PHAMIS dissenting shareholders whose demands remain unsettled as parties to the proceeding. The Court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by PHAMIS.

  Court costs and approval fees would be assessed against PHAMIS, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable: (i) against PHAMIS, if the court finds that it did not substantially comply with certain provisions of the WBCA concerning dissenters' rights and (ii) against either the dissenter or PHAMIS, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against PHAMIS, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to dissenters who benefited from the proceedings.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders of IDX and PHAMIS are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.

GENERAL

  The Merger Agreement provides that, following the approval of the Merger Proposal by the shareholders of IDX, the approval and adoption of the Merger Agreement by the shareholders of PHAMIS, and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into PHAMIS, with PHAMIS continuing as the Surviving Corporation, which shall be a wholly-owned subsidiary of IDX.

  If all conditions to the Merger are satisfied or waived, the Merger will become effective at the time of the filing by the Surviving Corporation of duly executed Articles of Merger with the Secretary of State of the State of Washington (the Effective Time).

CONVERSION OF SHARES

  Upon consummation of the Merger, pursuant to the Merger Agreement, each issued and outstanding share of PHAMIS Common Stock (other than shares owned by PHAMIS as treasury stock or by IDX, Sub or any other wholly-owned subsidiary of IDX, all of which will be cancelled) will be converted into the right to receive .73 shares (the "Conversion Ratio") of IDX Common Stock. Notwithstanding the foregoing, (a) if the average closing price per share of the IDX Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding the date of the PHAMIS Special Meeting (the "IDX Stock Value") is greater than $34.375 per share (subject to equitable adjustment in the event of any stock split or similar recapitalization), the Conversion Ratio shall be equal to .73 multiplied by a fraction the numerator of which shall be $34.375 and the denominator of which shall be the IDX Stock Value; provided, however, that the Conversion Ratio shall never be lower than .6811; and (b) if the IDX Stock Value is less than $28.125 per share (subject to equitable adjustment in the event of any stock split or similar recapitalization), the Conversion Ratio shall be equal to .73 multiplied by a fraction, the numerator of which shall be $28.125 and the denominator of which shall be the IDX Stock Value, provided, however, that the Conversion Ratio shall never be higher than .8.

  The chart below sets forth a range of possible IDX Stock Values and the corresponding Conversion Ratios. The IDX Stock Values set forth below are for illustrative purposes and are not intended to be an exhaustive list of possible IDX Stock Values.

                     IDX STOCK VALUE AND CONVERSION RATIO

                                      IDX        CONVERSION
                                  STOCK VALUE      RATIO
                                ---------------- ----------
     Fixed Conversion Ratio     $24.00 and below   0.8000
                                $24.50             0.8000
                                $25.00             0.8000
                                $25.50             0.8000
    -------------------------------------------------------
     Floating Conversion Ratio  $25.66             0.8000
                                $26.00             0.7896
                                $26.50             0.7747
                                $27.00             0.7604
                                $27.50             0.7465
                                $28.00             0.7332
    -------------------------------------------------------
     Fixed Conversion Ratio     $28.13             0.7300
                                $28.50             0.7300
                                $29.00             0.7300
                                $29.50             0.7300
                                $30.00             0.7300
                                $30.50             0.7300
                                $31.00             0.7300
                                $31.50             0.7300
                                $32.00             0.7300
                                $32.50             0.7300
                                $33.00             0.7300
                                $33.50             0.7300
                                $34.00             0.7300
                                $34.38             0.7300
    -------------------------------------------------------
     Floating Conversion Ratio  $34.50             0.7272
                                $35.00             0.7169
                                $35.50             0.7068
                                $36.00             0.6969
                                $36.50             0.6874
                                $36.84             0.6811
    -------------------------------------------------------
     Fixed Conversion Ratio     $37.00             0.6811
                                $37.50             0.6811
                                $38.00 and above   0.6811

  Based upon the number of outstanding shares of IDX Common Stock and PHAMIS Common Stock as of March 31, 1997, and assuming Conversion Ratios of .8, .73, and .6811 the shareholders of PHAMIS immediately prior to the consummation of the Merger will own approximately 19.0%, 17.6% and 16.7%, respectively, of the outstanding shares of IDX Common Stock immediately following consummation of the Merger.

  If any holder of shares of PHAMIS Common Stock would be entitled to receive a number of shares of IDX Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional share of IDX Common Stock multiplied by the average of the last reported sales price of IDX Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

  As soon as reasonably practicable after the Effective Time, State Street Bank and Trust Company c/o Boston EquiServe Limited Partnership (the "Exchange Agent") will mail transmittal forms and exchange instructions to each holder of record of PHAMIS Common Stock to be used to surrender and exchange certificates formerly evidencing shares of PHAMIS Common Stock for certificates evidencing the shares of IDX Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing PHAMIS Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of IDX Common Stock to which such holder is entitled and any cash which may be payable in lieu of a fractional share of IDX Common Stock. PHAMIS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

  After the Effective Time, each certificate formerly representing PHAMIS Common Stock, until so surrendered and exchanged, shall be deemed, for all purposes, to evidence only the right to receive the number of whole shares of IDX Common Stock which the holder of such certificate is entitled to receive in the Merger and any cash payment in lieu of a fractional share of IDX Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by IDX until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of IDX Common Stock, will be paid without interest.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) due organization, valid existence and good standing of each of IDX and PHAMIS and certain similar corporate matters; (b) the capital structure of each of IDX and PHAMIS; (c) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (d) conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed by each of IDX and PHAMIS with the Commission and the accuracy of information contained therein; (f) undisclosed liabilities; (g) the absence of certain material adverse events, changes or events; (h) intellectual property; (i) litigation; (j) environmental matters and hazardous materials; (k) compliance with laws; and (l) the accuracy of information supplied by each of IDX and PHAMIS in connection with the Registration Statement and this Joint Proxy Statement/Prospectus.

CERTAIN COVENANTS

  Pursuant to the Merger Agreement, PHAMIS has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by IDX or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will carry on its business in the ordinary course in substantially the same manner as previously conducted. Specifically, PHAMIS agreed not to (a) issue or sell any shares of capital stock or securities convertible into shares of capital stock, subject to certain exceptions, (b) declare or make any dividends or other distribution on its shares of capital stock or effect a stock split, (c) incur or assume any new debt or make any loans or capital investments in any other person or entity, (d) adopt or amend any employee benefit plan or severance arrangement or increase the compensation of its directors or officers or employees generally, subject to certain exceptions, (e) sell, lease or otherwise dispose of any assets or property other than in the ordinary course of business, (f) amend its charter or bylaws, (g) change its accounting methods in any material respect, (h) discharge any security interest or liability other than in the ordinary course of business, (i) mortgage or pledge any of its property or assets, (j) sell, assign, transfer or license any intellectual property other than in the ordinary course of business, (k) enter into, amend, terminate, create or default under or waive any rights under any material contract or agreement,
(l) make or commit to any material capital expenditure, (m) make any election or give any consent under the Code or any state tax statute or (n) take any action with the knowledge that such action would result in a breach of the representations and warranties of PHAMIS in the Merger Agreement or in the conditions of the Merger set forth in the Merger Agreement not being satisfied.

  Pursuant to the Merger Agreement, IDX has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by PHAMIS or as contemplated by the Merger Agreement, IDX will not acquire or agree to acquire any business or entity which would materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

  Pursuant to the Merger Agreement, IDX and PHAMIS each agree to use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement; provided, however, that IDX will not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of IDX.

NO SOLICITATION

  Pursuant to the Merger Agreement, PHAMIS has agreed that it will not, and it will use its best efforts to cause each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than IDX) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of shares of PHAMIS Common Stock, proxy solicitation or other business combination involving PHAMIS or any of its subsidiaries or divisions or (ii) provide any non-public information concerning the business, properties or assets of PHAMIS or any of its subsidiaries to any person or entity (other than IDX). Notwithstanding the foregoing, PHAMIS may furnish or cause to be furnished non-public information concerning the business, properties or assets of PHAMIS or any of its subsidiaries to any other person or entity, and may engage in discussions or negotiations with another person or entity, if in either case (i) such person or entity has submitted a bona fide written offer for an acquisition of all or substantially all of PHAMIS on terms more favorable in the aggregate, from a financial point of view, to the shareholders of PHAMIS than the Merger prior to the PHAMIS Special Meeting ( a "Higher Offer") and (ii) the PHAMIS Board determines in good faith, after consultation with outside legal counsel, that the fiduciary duties of the PHAMIS Board under applicable law so require. PHAMIS has agreed that it will immediately notify IDX of any offer or proposal to make an offer of the type described above.

MANAGEMENT OF IDX FOLLOWING THE MERGER

  The Merger Agreement provides that the IDX Board, following the Effective Time, be increased to nine persons and that Malcolm A. Gleser, M.D., Ph.D. and Frank T. Sample (who are currently directors of PHAMIS) will become directors of IDX.

  The Merger Agreement further provides that, upon the closing of the Merger, Frank T. Sample, who is currently President and Chief Executive Officer of PHAMIS, will become an Executive Vice President of IDX. See also "The Merger-- Management and Operations of IDX Following the Merger."

RELATED MATTERS AFTER THE MERGER

  At the Effective Time, Sub will be merged with and into PHAMIS, and PHAMIS will be the Surviving Corporation and a wholly-owned subsidiary of IDX. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation, except that the name shall be changed to the name of PHAMIS. The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation, except that the name shall be changed to the name of PHAMIS.

  After the Effective Time, all shares of PHAMIS Common Stock will cease to be listed on the Nasdaq National Market, and the Surviving Corporation will terminate the registration of PHAMIS Common Stock under the Exchange Act.

  IDX agrees that after the Effective Time, it will use its best efforts to cause the Surviving Corporation to maintain the former PHAMIS operations in the general area of Seattle, Washington, for a period of at least one year, although the timing and location of any possible relocation could be affected by lease terminations, opportunities and/or unplanned business events or occurrences.

STOCK OPTIONS

  Options to purchase shares of PHAMIS Common Stock outstanding at the Effective Time of the Merger will be effectively assumed by IDX, by which assumption the optionee will have the right, on the same terms and conditions as were applicable to such options to purchase shares of PHAMIS Common Stock immediately prior to the Effective Time, to purchase that number of shares of IDX Common Stock as the optionee would have been entitled to receive pursuant to the Merger had such optionee exercised such PHAMIS options in full immediately prior to the Effective Time (rounded down to the nearest whole number). The purchase price per share of IDX Common Stock (rounded downward to the nearest whole cent) shall be the aggregate price for shares of PHAMIS Common Stock purchasable pursuant to PHAMIS stock options immediately prior to the Effective Time, divided by the number of full shares of IDX Common Stock purchasable in accordance with the foregoing (subject to adjustment in the event of any stock split or similar recapitalization). No other terms of the options will be modified. Pursuant to the terms of the PHAMIS Amended and Restated 1993 Combined Incentive and Nonqualified Stock Plan (the "PHAMIS 1993 Plan") and the PHAMIS Amended and Restated 1983 Combined Nonqualified and Incentive Stock Option Plan (the "PHAMIS 1983 Plan"), at the Effective Time of the Merger, all unvested and unexercisable option grants will fully vest and become exercisable immediately prior to the Merger. Thus, immediately after the Effective Time, optionees who held fully vested options under the PHAMIS 1993 Plan and PHAMIS 1983 Plan, will hold fully vested options to purchase shares of IDX Common Stock (determined as set forth in the Merger Agreement and in accordance with the foregoing). Holders of stock options of PHAMIS are urged to consult with their tax advisors concerning the tax consequences, if any, of the acceleration of options immediately prior to the Merger, including the possible exposure to a 20% excise tax with respect to any "excess parachute payments" resulting from the acceleration of options or otherwise.

  IDX agreed to reserve for issuance a sufficient number of shares of IDX Common Stock for delivery upon exercise of the options to purchase shares of PHAMIS Common Stock effectively assumed as described above. As soon as practicable after the Effective Time, IDX shall file a registration statement on Form S-8 with respect to shares of IDX Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

SHAREHOLDERS RIGHTS AGREEMENT

  PHAMIS entered into a Rights Agreement dated as of July 29, 1996 with First Interstate Bank of Washington, N.A., as amended (the "PHAMIS Rights Plan"). The rights ("Rights") issued pursuant to the PHAMIS Rights Plan have certain anti-takeover effects and may cause substantial dilution to a person or group that acquires PHAMIS on terms not approved by the PHAMIS Board. The PHAMIS Rights Plan was amended simultaneously with the execution of the Merger Agreement to provide the transactions contemplated by the Merger Agreement are exempt from its provisions. Consequently, at the Effective Time of the Merger, it is not anticipated that the Rights shall have become non-redeemable, exercisable, distributed or triggered.

DIRECTOR AND OFFICER INDEMNIFICATION

  The Merger Agreement provides that for a period of three years after the Effective Time, IDX will cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by PHAMIS' directors' and officers' liability insurance policy or policies with respect to actions taken in their capacities as directors and officers of PHAMIS with coverage in an amount at least equal to PHAMIS' existing coverage; provided that in no event shall IDX or the Surviving Corporation be required to expend in excess of two hundred percent (200%) of the annual premium currently paid by PHAMIS for such coverage. For a period of three years after the Effective Time, IDX will agree that any of PHAMIS' directors and officers who subsequently become directors or officers of IDX shall be covered by the directors' liability insurance, if any, applicable to the then current directors and officers of IDX.

  IDX agrees that, to the extent allowed by applicable law, all rights to indemnification (including advancement of expenses) existing on the date of the Merger Agreement in favor of the present officers and directors of PHAMIS prior to the Effective Time as provided in the Articles of Incorporation, as amended, of PHAMIS (the "PHAMIS Articles") or the Bylaws, as amended, of PHAMIS (the "PHAMIS Bylaws") and indemnification agreements shall survive the Merger and continue in full force and effect for a period of six years following the Effective Time.

CONDITIONS

  The respective obligations of IDX and PHAMIS to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the Merger Proposal shall have been approved by the shareholders of IDX and the Merger Agreement shall have been approved and adopted by the shareholders of PHAMIS; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (d) no order, injunction or judgment, or statute, rule or regulation, shall be in effect that makes the Merger illegal or otherwise prohibits the consummation of the Merger or adversely affects the right of IDX to own, operate or control the assets and operations of the Surviving Corporation after the Merger; and (f) the shares of IDX Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

  In addition, the obligations of IDX and Sub to effect the Merger are subject to the satisfaction of the following conditions: (i) PHAMIS shall have obtained all necessary waivers, permits and approvals; (ii) the representations and warranties of PHAMIS in the Merger Agreement shall be true and complete as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing of the transactions contemplated by the Merger Agreement (the "Closing Date") as though made on and as of the Closing Date, except for breaches which, individually or in the aggregate, have not had a material adverse effect upon either PHAMIS or the consummation of the transactions contemplated by the Merger Agreement (the "PHAMIS Representation Bringdown Condition");
(iii) PHAMIS shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iv) IDX shall have received a letter at the closing of the Merger from Ernst & Young to the effect that IDX shall be entitled to treat the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16 (see "The Merger--Accounting Treatment"); (v) IDX shall have received an opinion from Hale and Dorr LLP to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code (see "The Merger--Certain Federal Income Tax Consequences"); and (vi) IDX shall have received an opinion from counsel to PHAMIS in a form satisfactory to IDX.

  In addition, the obligations of PHAMIS and Sub to effect the Merger are subject to the satisfaction of the following conditions: (i) IDX shall have obtained all necessary waivers, permits and approvals; (ii) the representations and warranties of IDX in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for breaches which, individually or in the aggregate, have not had a material adverse effect upon either IDX or the consummation of the transactions contemplated by the Merger Agreement (the "IDX Representation Bringdown Condition"); (iii) IDX shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iv) PHAMIS shall have received an opinion from Foster Pepper & Shefelman PLLC to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code (see "The Merger--Certain Federal Income Tax Consequences"); (v) IDX shall have received a letter at the closing of the Merger from Ernst & Young to the effect that IDX shall be entitled to treat the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16 (see "The Merger--Accounting Treatment"); and (vi) PHAMIS shall have received an opinion from the general counsel of IDX in a form satisfactory to PHAMIS.

LIMITATIONS ON TRANSFERABILITY OF IDX COMMON STOCK

  Shares of IDX Common Stock received by certain persons deemed to be "affiliates" of PHAMIS for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of PHAMIS receiving IDX Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. In general, directors, officers and substantial beneficial owners of a corporation's securities may be deemed to be "affiliates" of a corporation. In addition, PHAMIS affiliates are subject to certain restrictions on transfer of both PHAMIS Common Stock and IDX Common Stock during certain periods prior to and following the Effective Time of the Merger to allow pooling of interests accounting treatment of the transaction.

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of IDX and PHAMIS:

    (a) by mutual written consent of IDX and PHAMIS;

    (b) IDX may terminate the Merger Agreement by giving written notice to PHAMIS in the event PHAMIS is in breach, and PHAMIS may terminate the Merger Agreement by giving written notice to IDX and the Sub in the event IDX or the Sub is in breach, of any representation, warranty or covenant contained in the Merger Agreement which has either (i) a material adverse effect on PHAMIS in the event of a termination by IDX or (ii) a material adverse effect on IDX in the event of a termination by PHAMIS, and in each case, and such breach is not remedied within ten days of delivery of written notice thereof;

    (c) either IDX or PHAMIS may terminate the Merger Agreement by giving written notice to the other parties at any time after (i) the requisite vote of the shareholders of PHAMIS was not obtained at the PHAMIS Special Meeting (including any adjournment or postponement thereof) or (ii) the requisite vote of the shareholders of IDX in favor of the Merger Proposal was not obtained at the IDX Special Meeting (or any adjournment or postponement thereof);

    (d) IDX may terminate the Merger Agreement by giving written notice to PHAMIS if the Closing shall not have occurred on or before the 180th day following the date of the Merger Agreement by reason of the failure of any condition precedent to IDX's consummation of the Merger (unless the failure results primarily from a breach by IDX or the Sub of any representation, warranty or covenant contained in the Merger Agreement);

    (e) PHAMIS may terminate the Merger Agreement by giving written notice to IDX and the Sub if the Closing shall not have occurred on or before the 180th day following the date of the Merger Agreement by reason of the failure of any condition precedent to PHAMIS' consummation of the Merger (unless the failure results primarily from a breach by PHAMIS of any representation, warranty or covenant contained in the Merger Agreement);

    (f) either IDX or PHAMIS may terminate the Merger Agreement if (i) the PHAMIS Board withdraws its recommendation of the Merger or modifies such recommendation in a manner adverse to IDX as permitted by the provisions of
  Section 4.3(f) of the Merger Agreement which provides that the PHAMIS Board may modify or terminate its recommendation in the event that PHAMIS receives a Higher Offer and the PHAMIS Board determines in good faith that the fiduciary duties of the PHAMIS Board prohibit it from fulfilling its obligations (see "The Merger--No Solicitation") or (ii) the PHAMIS Board has not so withdrawn its recommendation of the Merger or modified such recommendation in a manner adverse to IDX and the PHAMIS shareholders fail to adopt the Merger Agreement and approve the Merger at the PHAMIS Special Meeting (or at any adjournment thereof); or

    (g) PHAMIS may terminate the Merger Agreement on or before the date of the PHAMIS Special Meeting by giving written notice to IDX and the Sub in the event that IDX Stock Value is less than the lower of (i) $25.663 per share or (ii) the per share price obtained by subtracting:

      (A) the product of (x) the closing price of IDX Common Stock on the Nasdaq National Market on March 24, 1997, which was $30.75 (the "Recent IDX Price"), (y) 1.15 and (z) the Composite Index Change (as defined below), from

      (B) the Recent IDX Price.

  The Composite Index Change is the difference between one (1) and a fraction (which may not to exceed one (1)), the denominator of which is $146.3125 (being the sum of the closing prices of the Composite Common Stocks on the Nasdaq National Market on March 24, 1997) and the numerator of which is the sum of the per share average closing prices per share of the Composite Common Stocks (as defined below) on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding the date of the PHAMIS Special Meeting (subject to appropriate adjustment in the event of a stock split, stock dividend, reverse stock split or similar event affecting any of the Composite Common Stocks between March 25, 1997 and the date of the PHAMIS Special Meeting). The Composite Common Stocks consist of five healthcare information system provider stocks designated in the Merger Agreement, provided however, that no Composite Common Stock will be included in the calculation of the Composite Index Change if, on or after March 25, 1997 and prior to the date of the PHAMIS Special Meeting, the issuer of such Composite Common Stock is the subject of any publicly announced acquisition proposal by a third party or such issuer publicly announces a proposed acquisition of a third party, in one or more transactions having a value in excess of 25% of such issuer's market capitalization on March 25, 1997.

  In the event of any termination of the Merger Agreement by either IDX or PHAMIS as provided above, the Merger Agreement will become void and there will be no liability or obligation (with limited exceptions) on the part of IDX, PHAMIS, Sub or their respective officers, directors, shareholders or affiliates, except as provided below with respect to expense reimbursements and termination fees.

  Except as set forth below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

  PHAMIS shall pay IDX up to $1,500,000 as reimbursement for expenses of IDX actually incurred relating to the transactions contemplated by the Merger Agreement prior to termination (including fees and expenses of IDX's counsel, accountants and financial advisors), upon the termination of the Merger Agreement by IDX or PHAMIS under the circumstances described in paragraph
(f)(i) or (ii) above.

  PHAMIS shall pay IDX a termination fee of $6,000,000 in addition to the IDX expenses referred to above in the event of the termination of the Merger Agreement by IDX or PHAMIS under the circumstances described in paragraph
(f)(i) above.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of IDX and PHAMIS, but after approval by the shareholders of IDX or PHAMIS of the Merger, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. IDX and PHAMIS, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                            IDX SYSTEMS CORPORATION

BUSINESS

  The information in this section pertains to the business of IDX as it is currently conducted without giving effect to the Merger.

 Overview

  IDX is a leading provider of healthcare information systems to physician groups in the United States. IDX's integrated patient registration, billing, scheduling, managed care and other software products enable healthcare organizations to redesign patient care and other workflow processes in order to improve efficiency and quality. IDX's systems meet the multi-site, multi-function needs of ambulatory providers such as physician groups and hospital outpatient departments, as well as the multi-entity needs of integrated delivery networks ("IDNs"), which are composed of physician groups, hospitals and managed care organizations. As of March 31, 1997, IDX's systems were used by, or were under contract to be used by, more than 76,000 physicians and were installed at approximately 1,000 client sites, including approximately 190 large physician group practices, those generally with more than 75 physicians, approximately 675 physician practices which have 75 or less physicians, over 110 hospitals and a growing number of IDNs.

  IDX was incorporated in Vermont on June 2, 1969. IDX's executive offices are located at 1400 Shelburne Road, South Burlington, Vermont 05403 and its telephone number is (802) 862-1022.

 Industry Background

  Healthcare costs in the United States have risen dramatically over the past two decades relative to the overall rate of inflation. Broad pressures to reduce costs without sacrificing the quality of care have caused significant changes in the healthcare industry. While reimbursement for healthcare has historically been based on a fee-for-service model of payment, managed care organizations and other payors are increasingly utilizing alternative reimbursement models, including fixed fee and capitation, that shift the financial risk of delivering healthcare from payors to both physicians and institutional providers. Pressures to control costs have also contributed to the movement of care from more expensive inpatient settings, such as hospitals, to ambulatory settings. Today, ambulatory care providers, particularly physician groups, deliver the majority of healthcare services, bear an increasing share of the financial risk and control a substantial portion of total healthcare resources.

  In order to compete in the changing healthcare environment, individual physicians, physician groups and other ambulatory care providers are increasingly joining and affiliating with other physicians, managed care organizations, hospitals and other enterprises to form larger healthcare organizations such as IDNs. These organizations are designed to manage the continuum of healthcare services for population groups across both inpatient and ambulatory settings, while achieving improved quality and reduced costs for patients and members. In the emerging managed care environment, IDNs are increasingly entering into contracts which often define the terms under which care is administered and may fix the amount of payment for each covered life. To operate effectively, IDNs must organize their businesses to efficiently manage patient care and other workflow processes which may extend across multiple care locations and business entities.

  To compete under the constraints of managed care, while maintaining the quality of care, healthcare organizations have placed increasing demands on their information systems. Initially, these organizations required financially oriented systems which focused on reducing costs by automating certain financial and administrative functions. As it became necessary to manage patient flow processes and not just individual tasks, the need arose to exchange information stored in disparate systems through computer-to-computer interfaces. However, due to the limitations of such interfaces and the complexities of these larger organizations, IDNs and physician groups began to require fully-integrated systems that seamlessly integrate their enterprise. Such information systems must enable the implementation of enterprise-wide patient flow processes that create a longitudinal record of administrative, financial and clinical information from multiple entities, while focusing on the physician as the primary care giver. In addition, large healthcare organizations increasingly require information systems that can deliver high-performance computing in environments with thousands of concurrent computer users.

  Existing hospital-based systems, which are designed primarily for administrators in single site locations, do not fully meet these needs, nor do systems designed for individual physicians and small group practices, because they can neither accommodate high-volume computing environments nor operate across multiple locations and entities. IDX believes as the healthcare industry continues to evolve, physician groups and IDNs will also increasingly require systems that compile structured clinical information from multiple sources and enable measurement of outcomes and management of clinical processes. Such systems must be integrated with financial and administrative information systems in order to maintain patient flow, while achieving the goals of reducing costs and improving quality of care.

  As a primary controller of resources, physician group practices are expected to be early adopters of this new technology. IDX believes that physician-based systems which have demonstrated the ability to meet the growing requirements of a variety of large stand-alone and integrated healthcare organizations are best positioned to succeed in this emerging environment. IDX also believes that physicians, given their roles as primary care providers, will become increasingly important in the selection and design of healthcare information systems.

  The healthcare information systems market is highly fragmented, with over 1,300 vendors. It is estimated that the market, worth an estimated $8.7 billion in 1995 could grow by as much as 15% per year and could exceed $15.0 billion by the year 2000. Vendors who will survive in this competitive and evolving environment are those that have the proven ability and the resources to respond to the needs of the marketplace. Healthcare organizations will be transitioning to new platforms and newer technologies in a migration over time toward the implementation of enterprise-wide, patient-centered computing systems leading to the computerized medical record. These organizations cannot afford significant downtime or re-education, or the risk of choosing a system which has not proven its ability to handle high volume transaction processing with continuous dependability. IDX believes that successful vendors in this market will have a large existing client base and offer the high quality, fully integrated products and value-added services needed to expand and support clients throughout this evolution process.

 Strategy

  IDX seeks to maximize value for its clients by delivering information systems that are designed to improve the quality and reduce the cost of healthcare delivery. IDX's strategy is to build on its success as a leading ambulatory systems vendor and its experience with emerging IDNs to become a leading provider of complete information systems solutions for healthcare organizations.

  Key elements of IDX's strategy are to:

    INCREASE PENETRATION OF IDNS THROUGH LARGE PHYSICIAN GROUP
  RELATIONSHIPS. IDX believes that its existing client base of over 190 large group practices comprised of over 62,000 physicians (as of March 31, 1997) will play a significant role in the formation and management of IDNs. As a result of these relationships and the ambulatory orientation and multi-site capability of its products, IDX anticipates that significant opportunities will exist to sell its products, particularly its enterprise products, to IDNs and their component organizations.

    CAPITALIZE ON GROWTH OF GROUP PRACTICE MARKET. The number of physicians practicing medicine in a group setting has increased significantly in recent years. IDX believes the number and size of such groups will continue to grow as economic pressures drive physicians to affiliate with or form new larger group practices. IDX believes its position as a leading provider of integrated information solutions to physician groups, particularly those with 75 or more physicians, and its proven ability to meet their needs will allow IDX to capitalize on the continued growth of the group practice market.

    CROSS-SELL PRODUCTS AND SERVICES INTO EXISTING CLIENT BASE. IDX believes significant opportunities exist to cross-sell current products and professional services as well as products under development to its existing client base at March 31, 1997 of approximately 850 physician practices, consisting of approximately 76,000 physicians. In addition to selling to clients products that enhance currently installed ambulatory applications, IDX actively markets the IDXtendR(TM) Clinical Management System, and OutReach(TM). OutReach is a web-based companion module to the ambulatory and care management systems. It is targeted at current IDX customers with Intranet or extranet connections as well as customers who want to provide current IDX products to new users at affiliated sites. IDX actively markets professional and technical services to clients as they form IDNs.

    DEVELOP PRODUCT SUITES THAT AUTOMATE PROCESSES AND ELIMINATE DEPARTMENTAL BOUNDARIES. The workflow automation tools are packaged to meet specific site requirements of group practices, MSOs, health plans, hospitals, and IDNs. The packaging is called IDXtendR @ the Site Series(TM) and includes IDXtendR @ the Group Practice (Series 2000); IDXtendR @ the MSO (Series
  3000); IDXtendR @ the Health Plan (Series 4000); IDXtendR @ the Hospital (Series 5000); and IDXtendR @ the IDN (Series 6000). The @ the Site Series includes core modules, optional modules, and complementary products. For both existing and new clients, these product packages enable an organization to purchase a pre-configured set of functions with a defined installation methodology.

    EXPAND PROFESSIONAL AND TECHNICAL SERVICE OFFERINGS. IDX possesses the healthcare information systems expertise desired by the growing number of larger and more sophisticated healthcare organizations as they reengineer healthcare delivery processes and implement information systems to support these processes. In January 1997, IDX announced the formation of The Huntington Group, a unit of IDX devoted to providing information technology solutions to healthcare organizations. The Huntington Group will provide process redesign, organizational change management, outsourcing, and systems integration services to IDX customers. IDX also provides additional professional and technical services such as information systems planning, contract programming, and project management to assist these organizations. In the first quarter of 1997, IDX formed alliances with US Servis, Inc. for business office outsourcing, and Daou Systems, Inc. for network design and implementation, expand IDX's current professional and technical service offerings. IDX markets professional and technical services primarily to organizations that currently use IDX's information systems products.

    MIGRATE CLIENTS TO PROVEN TECHNOLOGIES. In order to reduce the risks associated with changing technologies, IDX adapts its products to technical platforms only when these platforms are proven to perform reliably in high volume environments. IDX's graphical user interface facilitates the transition of clients to new technologies by creating a consistent look and feel for the end user despite changes in the underlying business logic and data base layers. IDX anticipates that it will eventually migrate its clients to a three-tier client/server architecture utilizing the C++ programming language, relational data bases and object oriented technology. The addition of the web-based OutReach software and thin client deployment strategy provides a significant cost-saving alternative for organizations interested in connecting remote users. IDX intends to continue to transition its clients gradually to newer technologies in order to protect their systems investments and minimize operational disruption.

    ESTABLISH PARTNERSHIPS TO SUPPLEMENT IDX OFFERINGS. IDX has been enhancing its product offerings through strategic alliances with vendors developing complementary products. The complementary products and services currently offered include integrated credit card transaction processing; point-of-service access to eligibility, referral, and enrollment data; integrated patient communication systems and billing office outsourcing. In addition to increasing the range of products and services available to IDX customers, these alliances provide recurring revenue opportunities for IDX.

 Products

  IDX's integrated software products enable the redesign of patient care and other work flow processes by providing computer-based tools to capture, access and manage information within healthcare organizations and throughout IDNs. In January 1997, IDX introduced IDXtendR, a relational, scalable product line that leverages advanced client server architecture and web-based technology to facilitate the flow of patient data in healthcare settings. IDXtendR is built on IDX's three proven product suites--the Ambulatory Suite focusing on the needs of physician offices and MSOs; the Care Management Suite, an object-oriented system for physician-centered care management and clinical documentation; and the Enterprise Suite for connecting hospitals and other provider sites throughout the delivery network. IDXtendR adds relational reporting and analysis capabilities as well as OutReach that provides web-browser access to patient data residing in an IDX database. The IDXtendR product line is packaged as the IDXtendR @ the Site Series to meet the specific site requirements of group practices, MSOs, health plans, hospitals, and IDNs. The following sets forth a description of the IDXtendR product line.

                                 IDX PRODUCTS
                            (AS OF MARCH 31, 1997)

 Ambulatory Products

  IDXTENDR @ THE GROUP PRACTICE automates the patient encounter for group practices of all sizes. IDXTENDR @ THE MSO supports multiple business entities and multiple reimbursement arrangements for management service organizations. Key functions of these products are described in the table below:

           PRODUCT                               DESCRIPTION

Patient Registration  (REG)    Tracks patient registration and insurance
                               information and facilitates the printing of form letters and reports


Billing and Accounts           Integrates billing and receivables management
Receivable  (BAR)              with comprehensive analysis and reporting for
                               single and multiple physician group practice entities

Patient Scheduling  (SCHED)    Schedules patients, providers and resources in
                               an ambulatory setting and facilities reporting of statistical data


Managed Care Applications      Automates capitation/risk management, claims
   (MCA)                       adjudication, enrollment, premium billing,
                               referral tracking and utilization review

Group Practice Management      A turnkey integrated financial and
System  (GPMS)                 administrative system for midsize physician
                               practices, management services organizations and physician hospital organizations

  IDXTENDR @ THE HEALTH PLAN provides a comprehensive managed care system for a wide spectrum of managed care organizations and provider groups that are managing risk. Its key functions are described in the table below:

           PRODUCT                               DESCRIPTION

Enrollment                     Maintains member registration, demographic, and
                               financial data and automatically applies benefits as defined in the member's plan

Utilization Management         Provides a comprehensive referrals system with
                               authorization tracking, concurrent review, pre-certification, length-of-stay assignment, and provider selection


Case Management                Provides case identification, care plan
                               tracking, cost simulation, form letters, and linking of service records


Claims                         Adjudicates and processes claims and
                               statistical encounters

           PRODUCT                               DESCRIPTION

Premium Billing                Provides billing for employer groups and self-
                               pay members, and manages receivables


Capitation and Risk            Provides flexible risk management (fund
Management                     accounting), tracking, and reporting

Customer Service               Provides issue tracking, responsibility
                               assignment, workflow management with automatic ticklers, and letter production

 Enterprise Products

  IDXTENDR @ THE HOSPITAL automates the acute care episode with ADT, visit management and patient accounting modules. Its key functions are described in the table below:

           PRODUCT                               DESCRIPTION

Enrollment                     Maintains member registration, demographic, and
                               financial data and automatically applies benefits as defined in the member's plan

Admissions, Discharge,         Reports information related to patient
Transfer (ADT)  and Visit      registration, admission (both inpatient and
Management                     outpatient), bed management and insurance
                               management


Hospital Patient Accounting    Patient billing, collection and insurance
(HPA)                          management system that tracks a patient from
                               initial registration through resolution of payment

  IDXTENDR @ THE IDN extends the functions of IDX's group practice, MSO, health plan and hospital products to the enterprise. Its key functions are described in the table below:

           PRODUCT                               DESCRIPTION

Enterprise-Wide Patient        An enterprise-wide repository and master
Management  System (EPMS)      patient index to track patient and member
                               registration information and visit histories across multiple locations

Enterprise-Wide Scheduling     Under development; designed to provide
System  (EWS)*                 enterprise-wide patient, provider and resource
                               scheduling

Enterprise-Wide Managed Care   Under development; designed to manage
(EMC)*                         enrollment, eligibility and capitated and
                               packaged pricing contracts across the
                               enterprise


Enterprise-Wide Financial      Under development; designed to provide
Management  (EFM)*             financial inquiry, copay collection and single-
                               statement billing for the entire delivery network

 Care Management Products

  IDXTENDR CLINICAL MANAGEMENT SYSTEM (CMS) provides access to clinical data and medical knowledge at the point of care and automates routine physician tasks principally for large physician groups. The CMS product may be purchased to work in conjunction with the IDXtendR @ the Group Practice, IDXtendR @ the MSO, and IDXtendR @ the Health Plan. Key functions of the Care Management Products are described in the table below:

           PRODUCT                               DESCRIPTION

Clinical Management System     Empowers the clinician to manage the care
(CMS)                          process and document the clinical encounter by
                               providing a patient record, access to a
                               structured medical knowledge database that supports protocols and outcomes management.

  The radiology and imaging systems products include IDXRAD, IDXVIEW and the ENTERPRISE MEDICAL IMAGE MANAGEMENT SYSTEM (EMIMS). These products automate the clinical and administrative functions of the radiology department and facilitate the distribution of images throughout the enterprise. Key functions of IDX's radiology and imaging systems products are described in the table below:

           PRODUCT                               DESCRIPTION

IDXrad Maintains a radiology department's clinical, demographic, administrative, billing, scheduling and film information

IDXview Provides image and information tools by displaying images and corresponding reports on one workstation

EMIMS Extends the availability of images and diagnostic reports from departmental systems to points throughout the enterprise

 Extension Architecture

  THE EXTENSION ARCHITECTURE provides the technical framework for designing and implementing IDX Systems. Its key functions are described in the table below:

           PRODUCT                               DESCRIPTION

Data Base Management System    Data dictionary, screen generator and SQL
 (DBMS)                        report writer for most IDX applications

Electronic Data Interchange    Automates the computer-to-computer exchange of
 (EDI)                         claims submittals and remittances

Data Warehouse                 Designed to provide a data repository,
                               enterprise-wide information analysis,
                               utilization and HEDIS reporting using a
                               relational data base

Relate R*                      Under development; a multi-dimensional tool
                               OLAP decision support tool to support
                               relational report writing and data analysis


Health Data Model              Provides a comprehensive object model of the
                               entire healthcare industry designed around
                               organizations and people and the roles they
                               play
--------
* Denotes product under development and expected to be released in 1997.

 Ambulatory Products

  IDXTENDR @ THE GROUP PRACTICE AND IDXTENDR @ THE MSO provide back office automation of business operations as well as "front desk" and "checkout" functionality that facilitates the patient flow process in an efficient and cost effective manner. The tight integration of products such as Billing and Accounts Receivable, Patient Scheduling and Managed Care Applications allows physician group practices, health maintenance organizations ("HMOs"), management services organizations ("MSOs") and physician-hospital organizations ("PHOs") to redesign patient care and other workflow processes by empowering single users to perform multiple functions. For example, a patient "checking out" of the physician's office could be rescheduled for a future visit, authorized for a referral, informed of a required co-payment and/or be admitted to the hospital all at one sitting by a single user of an IDX system. Since products within IDX's software suites are tailored to meet client specifications, pricing is addressed on a contract-by-contract basis. The factors which influence pricing are the number and type of products ordered and the number of users of the software. As of March 31, 1997, base software license fees (excluding installation and user add-ons) for individual products within the Ambulatory suite ranged from approximately $100,000 to $300,000. For customers that purchase the entire Ambulatory suite of products, license fees ranged, as of March 31, 1996, from approximately $450,000 to $1,800,000.

  IDXTENDR @ THE GROUP PRACTICE--MODEL 2010 (formerly known as Group Practice Management System) is a medical office management system installed in over 650 physician offices as of March 31, 1997 that enables midsize group practices, MSOs and PHOs to manage billing, accounts receivable, report generation, appointment scheduling, chart tracking and clinical functions such as storage and retrieval of physician transcription, referral information and basic clinical data. The base software license fees can vary significantly based primarily on number of users or physicians, and given the applicability of the product to physician groups of many sizes, software license fees ranged from approximately $50,000 to $1,425,000 as of March 31, 1997.

 Care Management Products

  The IDXTENDR CLINICAL MANAGEMENT SYSTEM, targeted at midsize and large physician groups and IDNs, which is designed to automate the patient record and document the clinical encounter, thereby enabling IDX's clients to support clinical processes involved in the delivery, measurement and improvement of care, including practice protocols, rules and reminders, and medical records imaging. Since CMS is designed to be used as part of the patient care process, it is expected to save physician time and improve the quality of patient care. CMS is designed to provide a computerized patient record with physician notes, medical history, problem lists and other essential information to create a lifetime record of patient information within an IDN. In addition, CMS creates a research data base to provide treatment data to healthcare organizations that will assist them in negotiating managed care contracts and improving outcomes. CMS integrates with IDX's and other vendor's systems so that access to patient demographics, scheduling and managed care information become an intrinsic part of the physician's clinical tools. The base software license fees for CMS ranged from approximately $150,000 to $1,250,000 as of March 31, 1997.

  In 1996, IDX introduced and implemented the web-based OUTREACH software. Using a web-browser with an Internet or Intranet connection to the OutReach server, patient data residing in IDXtendR is accessible via the web. This is an optional module to the IDXtendR @ the Site Series and the IDXtendR Clinical Management System and is targeted to IDX customer sites that want to extend IDX functions to affiliated provider sites. OutReach is available to IDX sites with Billing, Scheduling, Managed Care or the IDXtendR Clinical Management System. As of March 31, 1997, the base software fees for OutReach ranged from approximately $135,000 to $400,000. Pricing for OutReach as of March 31, 1997 was approximately $135,000 to $400,000 for 0 to 500 users.

  IDXRAD maintains and manages a radiology department's clinical, demographic, administrative, billing, scheduling and film management information. IDXrad locates films, processes diagnostic reports, and generates patient correspondence for follow-up purposes. IDXrad automates departmental processes, including appointment and resource scheduling, charge capture, patient tracking and equipment maintenance. The base software license fees for IDXrad ranged from approximately $100,000 to $400,000 as of March 31, 1997.

  IDXVIEW is a medical imaging system codeveloped by IDX and Brigham and Women's Hospital in Boston, Massachusetts. The IDXview solution provides multiple-site, simultaneous access to images for consultation and review, virtually eliminating lost films and delayed reporting to referring or consulting physicians. IDXview is distinguished in the marketplace by its integration with IDXrad, a comprehensive radiology information system. The integration automatically links digital images to patient demographics as well as exam histories, previous studies, and diagnostic reporting. IDX has received 510(k) clearance from the Food and Drug Administration that allows IDX to market and sell the product as a medical device. The base software license fees for IDXview ranged from approximately $150,000 to $500,000 as of March 31, 1997.

  The ENTERPRISE MEDICAL IMAGE MANAGEMENT SYSTEM (EMIMS) extends the availability of images and diagnostic reports from departmental systems to points throughout the enterprise. EMIMS combines the capabilities of IDXview and IDXrad with EPMS, IDX's master patient index to aggregate studies across the delivery system. Core functions of EMIMS are available today with IDXview and the Bi-Directional Modality Link that automatically downloads demographic data and exam information to modalities such as CT, ultrasound, and MRI scanners and retains study status information to IDXrad. Pricing for EMIMS varies according to the configuration of IDX products and modalities that are packaged together for the site.

 Enterprise Products

  IDX's ADMISSIONS, DISCHARGE, TRANSFER AND VISIT MANAGEMENT product provides the ability to manage patient and bed utilization from the time of hospital admission until discharge. It provides census reports and benefit coverage management and can be seamlessly integrated with IDX's Enterprise-Wide Patient Management System so that a record of each admission is available throughout the IDN. HOSPITAL PATIENT ACCOUNTING provides inpatient billing, claims submissions, accounts receivables, insurance management, and statistical and revenue reporting. When HPA is integrated with IDX's Billing and Accounts Receivable product within an IDN, it provides enterprise-wide patient accounting, thereby simplifying the billing process for patients and improving collectability for the IDN. IDX generally markets ADT and HPA to hospitals which are part of IDNs that use IDX's group practice systems so that enterprise-wide integration can be achieved. As of March 31, 1997, the base software license fee for ADT ranged from approximately $100,000 to $150,000 and for HPA from approximately $350,000 to $500,000.

  IDX's ENTERPRISE-WIDE PATIENT MANAGEMENT SYSTEM supports the operations of IDNs by providing a universal repository for patient and member registration information and visit histories. By collecting data from other IDX products and from other vendors' information systems into a master patient index, EPMS creates a common patient data base, regardless of where patients and members enter an IDN or whether or not there are multiple record numbers. As of March 31, 1997, the base software license fee for EPMS ranged from approximately $140,000 to $800,000.

  IDX is in the process of developing ENTERPRISE-WIDE SCHEDULING. This system is an extension of IDX's ambulatory-based patient scheduling which will enable scheduling of patient appointments and resources throughout an IDN by entering into dialogues with diverse scheduling systems through Health Level Seven ("HL7") standard messaging and by creating a central data base for all patient appointments. As of March 31, 1997, the base software license fee for EWS ranged from approximately $250,000 to $800,000.

  IDX is testing its ENTERPRISE-WIDE MANAGED CARE (EMC) and ENTERPRISE-WIDE FINANCIAL MANAGEMENT SYSTEM (EFM). EMC is designed to enable IDNs to manage capitated contracts as well as packaged pricing contracts throughout the IDN. EFM provides financial inquiry, copay collection, and single statement billing for the entire IDN. Pricing guidelines for EMC and EFM have not yet been determined.

 Extension Architecture

  IDX's DATA BASE MANAGEMENT SYSTEM is generally integrated into certain of IDX's other products and contains data dictionary, screen generator and a structured query language ("SQL") report writer for IDX applications. As of March 31, 1997, the base software license fees for DBMS were approximately $1,000 per user.

  IDX's ELECTRONIC DATA INTERCHANGE product enables the healthcare organization to electronically exchange data in standard formats, rather than using traditional paper methods, thus reducing costs of paper, tapes and data entry. Specifically, EDI automates the computer-to-computer exchange of data such as claims submittals and remittances, in standard ANSI X12 format between healthcare organizations and trading partners. IDX is developing the capability to automate eligibility checks, referrals and other transactions in standard ANSI X12 format. As of March 31, 1997, the base software license fee for EDI was approximately $50,000.

  In 1996, IDX introduced a DATA WAREHOUSE product designed to provide a data repository, enterprise-wide information analysis, utilization reporting and reporting pursuant to the Health Employer Data Information Set ("HEDIS") guidelines. The Data Warehouse is based on a relational data base technology using Microsoft Corporation's ("Microsoft") SQL Server. As of March 31, 1997, the base software license fee for Data Warehouse ranged from $100,000 to $150,000.

  In 1997, IDX expects to introduce RELATER(TM) that provides views of IDX transactional systems data. This module is designed to provide relational reporting and analysis using Microsoft SQL Server and an online analytical processing (OLAP) tool for multi-dimensional analysis in a graphical user environment.

  IDX is enhancing its Data Warehouse product to incorporate enterprise data model technology acquired in March 1997 from Medaphis Healthcare Information Technology Company, a wholly-owned subsidiary of Medaphis Corporation. IDX's health data model technology ("HDM") expands IDX's existing enterprise warehousing and enhances decision support capabilities to IDX's product offerings. HDM serves as the blueprint for developing enterprise healthcare data warehouses. Based on a comprehensive object model of the health delivery system, HDM consists of more than 1,200 tables and 11,000 data elements. HDM is designed to support transaction level and summary level data using data marts.

 Services

  IDX maintains a client services organization to install, support and provide professional, technical and other services to its client base. IDX possesses the healthcare information systems expertise desired by the growing number of larger and more sophisticated healthcare enterprises as they reengineer healthcare delivery processes and implement information systems to support these processes. This group is experienced at installing and supporting systems in very large organizations with thousands of computer users across multiple departments.

  Installation Services. IDX's installation representatives work with clients to tailor and optimize IDX products to meet specific business needs. Services include project management, train-the-trainer programs, best practices comparison to other IDX clients and systems conversion and implementation assistance.

  Maintenance Services. IDX provides ongoing software support to all of its large clients and substantially all of its other clients under contracts that are typically for a term of one year. These contracts generally are renewable automatically unless terminated at the option of either the client or IDX. Software maintenance services consist of providing the client with certain new software releases and general support, including error corrections and telephone consultation. For all products, maintenance services are available either on a 24-hour a day basis or during normal business hours.

  Professional and Technical Services. IDX offers professional and technical services to assist clients in building an information infrastructure to operate in a complex and changing healthcare environment. The work performed by IDX includes information systems planning, process redesign, project management, contract programming, network design, education and training. These value-added services, combined with IDX's systems expertise, enable IDX to support its clients' efforts to develop consistent enterprise-wide systems and processes. Through these services, IDX believes it strengthens its relationship with clients, builds a knowledge base of best practices in use of IDX's systems and gains information regarding future client needs. IDX has expanded the services provided by this group with the formation of The Huntington Group, a professional services organization devoted to providing information technology solutions to those organizations that use IDX's information systems products.

 Technical Platforms and Hardware

  IDX designs its software to operate on a variety of technical platforms. IDX's product suites operate on UNIX-compatible computers from Digital Equipment Corporation ("DEC"), IBM and Hewlett Packard Company ("HP") as well as on DEC's VMS platform. GPMS operates on International Business Machines Corporation's ("IBM") RS/6000 computers. IDXrad operates on computers from DEC and was released to operate on all UNIX- compatible computers in September 1996. All client software in client/server configurations operate on personal computers using Microsoft's Windows operating system.

  IDX utilizes the M computer programming language in the development of certain of its products. All new significant functionality written in M are expected to be released with a graphical user interface based on Microsoft's Windows 95 and Visual Basic V4.0. IDX is migrating its product development efforts toward object orientation, written using the C++ programming language, and relational data base technology using Sybase's or Microsoft's SQL Server. By utilizing three-tier client/server architecture, the business logic can be constructed using a combination of M and C++ programming languages and accessed from a single graphical user interface. This architecture is expected to enable IDX's clients to incrementally migrate from one technology to another. IDX's graphical user interface facilitates the transition by clients to new technologies by creating a consistent look and feel for the end user as the underlying business logic and database layers change.

  Object oriented technology is a software design methodology that utilizes concepts and actions by describing their attributes in a programming language. Once a concept or action has been described, that description and its accompanying software code can be reused broadly as the building blocks for different applications. This software design approach leads to faster development processes and allows IDX to "plug" components together in tailored configurations providing greater congruence with client needs and expectations. IDX believes its current strategy of making solutions available on both character cell and PC platforms best supports the majority of clients who cannot yet afford to outfit large organizations with new hardware such as personal computers and networks.

  As a service to its clients, IDX sells third-party computers, terminals, printers, storage devices and other peripheral devices. IDX also provides value-added services to configure client systems. Hardware is purchased from DEC, IBM and HP under renewable one-year reseller agreements. IDX does not maintain an inventory of hardware, but relies on suppliers' inventories to meet client delivery requirements. IDX believes that its relationships with vendors are good.

 Sales and Marketing

  IDX sells its products exclusively through its direct sales force. The majority of IDX's sales calls are in response to requests for proposals. IDX generates these requests and other sales primarily through referrals from clients and consultants. IDX also seeks to enhance market recognition through participation in industry seminars and trade shows, direct mail campaigns, telemarketing and advertisements in trade journals.

  IDX's direct sales force is organized into two divisions: Enterprise Systems ("ES"), which sells the ambulatory, care management, and enterprise products and the Radiology Information Systems Division ("RISD"), which sells IDXrad and ES products typically have a three to 18 month sales cycle for new client sales. RISD products typically have six to 18 month sales cycles for new client sales.

  No single client accounted for more than 5% of IDX's annual revenues in fiscal 1994, 1995 or 1996.

  At March 31, 1997, IDX had total backlog of $127.0 million as compared to $100.4 million at March 31, 1996.

 Product Development

  To ensure that its products continue to meet the evolving needs of the healthcare industry, IDX allocates a significant portion of annual revenues to research and development. IDX's research and development expenses for the fiscal years 1994, 1995 and 1996 were $17.6 million, $19.6 million and $24.0 million, respectively.

  IDX's product development activities include enhancement of existing products and the development of new products, as well as the implementation of new technologies. IDX is devoting significant resources to enhancing its Managed Care Applications product, developing its Clinical Management System product and expanding its Enterprise suite product line. IDX is also currently migrating its products to client/server platforms with graphical user interfaces and relational data bases. IDX's development process is focused on building components for its integrated product suites rather than on stand-alone products. These components can be integrated and configured to address specific client needs. IDX utilizes client focus groups, user groups and industry experts, including physicians, nurses, healthcare administrators and consultants, for advice in developing and enhancing its products.

 Competition

  The market for healthcare information systems is highly competitive. IDX believes that the principal competitive factors in this market are the ability to effectively market, install, support and integrate systems, the resources to support ongoing research and development, financial stability and price. IDX believes it competes favorably with respect to these factors. Competitors vary in size, and in the scope and breadth of the products and services offered. IDX experiences competition from companies with strengths in various segments of the healthcare information systems market, such as physician group practice systems, hospital information systems, clinical information systems, ancillary departmental systems and systems integration. In addition, other entities not currently offering products and services similar to those offered by IDX, including claims processing organizations, hospitals, third-party administrators, insurers, healthcare organizations and others, may enter certain markets in which IDX competes.

  While IDX believes no vendor dominates the market for healthcare information systems, certain of IDX's competitors have greater financial, development, technical, marketing and sales resources than IDX and have a greater penetration into segments of the market in which IDX competes. In addition, as the markets for IDX's products and services develop, additional competitors may enter those markets and competition may intensify.

 Proprietary Rights and Licenses

  IDX depends upon a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights in its products. IDX distributes its products under software license agreements which grant clients a nonexclusive, nontransferable license to use IDX's products and contain terms and conditions prohibiting the unauthorized reproduction or transfer of IDX's products. In addition, IDX attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. All current employees of IDX have signed a nondisclosure agreement, and all current employees involved in product development have signed an assignment of inventions agreement. There can be no assurance that the legal protections afforded to IDX or the precautions taken by IDX will be adequate to prevent misappropriation of IDX's technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies, products or services. Any infringement or misappropriation of IDX's proprietary software would disadvantage IDX in its efforts to retain and attract new clients in a highly competitive market and could cause

IDX to lose revenues or incur substantial litigation expense. IDX believes that, due to the rapid pace of innovation within the software industry, factors such as the technological and creative skills of its personnel and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections afforded to its technology.

  Although IDX believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against IDX in the future and that such claims will not have a material adverse effect on IDX's results of operations, financial condition or business.

 Government Regulation

  The U.S. Food and Drug Administration (the "FDA") has promulgated a draft policy for the regulation of certain computer software products as medical devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act (the "FDC Act") and has indicated it may modify such draft policy or create a new policy. To the extent that computer software is a medical device under the policy, the manufacturers of such products could be required, depending on the product, to (i) register and list their products with FDA,
(ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products, or (iii) obtain FDA approval by demonstrating safety and effectiveness before marketing a product. In addition, such products would be subject to the FDC Act's general controls, including those relating to good manufacturing practices and adverse experience reporting. Although it is not possible to anticipate the final form of the FDA's policy with regard to computer software, IDX expects that, whether or not the draft is finalized or changed, the FDA is likely to become increasingly active in regulating computer software that is intended for use in healthcare settings. The FDA can impose extensive requirements governing pre- and post-market conditions such as device investigation, approval, labeling and manufacturing. In addition, the FDA can impose extensive requirements governing development controls and quality assurance processes. There can be no assurance that actions taken by the FDA to regulate computer software products will not have a material adverse effect on IDX's results of operations, financial condition or business.

 Employees

  At March 31, 1997, IDX employed 1,265 full-time and 18 part-time employees. As of March 31, 1997, IDX's sales force was composed of 37 representatives. As of March 31, 1997, IDX's client services group consisted of 595 employees and IDX had 258 employees engaged primarily in program development, new technology adaption and quality assurance. No employees are covered by any collective bargaining agreements. IDX believes that its relationships with its employees are good.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of IDX Common Stock as of March 31, 1997 by (i) each shareholder known by IDX to beneficially own more than 5% of the outstanding shares of IDX Common Stock, (ii) each director of IDX, (iii) the Chief Executive Officer and the four other most highly compensated (for fiscal 1996) executive officers of IDX who were serving as such at the end of fiscal 1996, and (iv) all current directors and executive officers of IDX as a group.

  The number of shares of IDX Common Stock beneficially owned by each director or executive officer of IDX is determined under the rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                                  PERCENTAGE OF
   NAME AND ADDRESS                          SHARES OF COMMON      COMMON STOCK
   OF BENEFICIAL OWNER                   STOCK BENEFICIALLY OWNED OUTSTANDING(1)
   -------------------                   ------------------------ --------------
   5% SHAREHOLDERS
   Richard E. Tarrant(2)...............          6,750,000             32.2%
    c/o IDX Systems Corporation
    1400 Shelburne Road
    South Burlington, VT 05403
   Robert H. Hoehl(3)..................          6,750,521             32.2
    c/o IDX Systems Corporation
     1400 Shelburne Road
     South Burlington, VT 05403
   OTHER DIRECTORS
   Paul L. Egerman(4)..................            980,000              4.7
   Henry M. Tufo, M.D.(5)..............            194,000                *
   Stuart H. Altman, Ph.D..............              6,000                *
   Larry D. Grandia....................              4,000                *
   Steven M. Lash......................              4,000                *
   OTHER SENIOR EXECUTIVES
   Robert F. Galin (6).................             50,200                *
   James H. Crook, Jr.(7)..............            355,181              1.7
   All Directors and executive officers
    as a
    group (15
    persons)(2)(3)(4)(5)(6)(7)(8)......         15,266,848             72.2

--------
 * Represents holding of less than one percent.
(1) Number of shares deemed outstanding includes 21,017,420 as of March 31, 1997, plus 136,743 shares which represent any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after March 31, 1997.
(2) Includes 750,000 shares held by Mr. Tarrant as trustee of the Richard E. Tarrant Grantor Retained Annuity Trust, as to which shares Mr. Tarrant disclaims beneficial ownership and 70,920 shares held by Mr. Tarrant's wife, Amy E. Tarrant as the trustee of five trusts (14,184 shares each), the beneficiaries of which are the Tarrant's children, as to which shares Mr. and Mrs. Tarrant each disclaim beneficial ownership. Includes 30,000 shares held by Amy E. Tarrant, spouse of Mr. Tarrant of which Mr. Tarrant disclaims beneficial ownership. Also includes 6,750,500 shares which may become subject to a voting trust upon the death or incompetence of Mr. Tarrant. Includes 25,000 shares which are pledged as security for guarantee to State Street Bank and Trust Company.

(3) Includes 750,000 shares held by Mr. Hoehl as trustee of the Robert H. Hoehl Grantor Retained Annuity Trust and 750,000 shares held by Mr. Hoehl as trustee of the Cynthia K. Hoehl Grantor Retained Annuity Trust, as to which shares Mr. Hoehl disclaims beneficial ownership. Also includes 131,676 shares held by Mr. Hoehl's wife, Cynthia K. Hoehl as the trustee of six trusts (21,946 shares each), the beneficiaries of which are the Hoehl's children, as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership. Also includes 6,750,521 shares which may become subject to a voting trust upon the death or incompetence of Mr. Hoehl. Includes 25,000 shares which are pledged as security for guarantee to State Street Bank and Trust Company.
(4) Includes 25,000 shares which are pledged as security for guarantee to State Street Bank and Trust Company.
(5) Includes 20,000 shares held by Carleen Ann Tufo, spouse of Dr. Tufo, as to which shares Dr. Tufo disclaims beneficial ownership.
(6) Includes 30,222 shares subject to options which are now exercisable or which become exercisable within 60 days after March 31, 1997.
(7) Includes 59,493 shares held by Mr. Crook as trustee of the James H. Crook, Jr. Grantor Retained Annuity Trust, as to which shares Mr. Crook disclaims beneficial ownership. Also includes 1,515 shares jointly held by Mr. Crook and by Mr. Crook's wife, Andrea Crook.
(8) Includes 136,743 shares of Common Stock subject to outstanding stock options which are currently exercisable or are exercisable within 60 days after March 31, 1997. Also includes 19,419 shares held by John A. Kane as trustee of the John A. Kane Grantor Retained Annuity Trust, as to which shares Mr. Kane disclaims beneficial ownership and 2,000 shares held by Pamela J. Pure, Vice President, Marketing, jointly with her husband David
    T. Pure.

                                 PHAMIS, INC.

BUSINESS

  The information in this section pertains to the business of PHAMIS as it is currently conducted without giving effect to the Merger.

 PHAMIS

  PHAMIS, headquartered in Seattle, Washington, offers healthcare information solutions that are part of a complete software and hardware system strategy designed for integrated healthcare delivery enterprises. Products include LastWord(R), a comprehensive computerized patient record system; DataBreeze(TM), an integrated practice management and managed care system; and Enterprise View(TM), a data warehouse for outcomes and strategic analysis. Through its alliances with its third-party solution partners, PHAMIS also offers a critical care solution from European-based Picis, S.A., and a home healthcare solution from Point-of-Care Systems, Inc.

  PHAMIS was founded in 1981 to provide computer systems and services to the healthcare industry. Its flagship product, PHAMIS-LastWord(R), was originally developed in the late 1970s to help the U.S. Public Health Service (USPHS), a nationwide provider of comprehensive care, track, coordinate and manage the medical care given to merchant seaman and certain dependents of military personnel, as this highly mobile population moved within its national system of hospitals and clinics.

  PHAMIS has many years of experience in patient-centered, enterprise-wide system design with the majority of its installed customer base representing multi-facility organizations. PHAMIS has historically offered solutions which target, and are well suited to support the large IDN marketplace. Additionally, PHAMIS' recent introduction of new products and services has broadened its market to include the physician practice management sector and mid-size healthcare organizations.

  In March 1996, PHAMIS acquired Data Breeze, Inc. ("Data Breeze"), a Florida-based provider of information systems for the physician practice management marketplace. Data Breeze became a wholly-owned subsidiary of PHAMIS and continues to operate from its Florida headquarters.

  The business needs of the complex organizations that make up PHAMIS' client base are unique, and PHAMIS works in conjunction with its clients to provide the very best combination of information solutions and services to meet the evolving needs and requirements of the client.

 Healthcare Industry

  The healthcare marketplace continues to undergo significant change. Industry consolidation and reorganization continues to take place, as healthcare organizations are undergoing a major transformation in the way they operate and conduct business. These ongoing pressures are requiring healthcare providers to thoroughly evaluate their organizational structure and their information system requirements. Due to the increasing influence of managed care in the healthcare industry, financial risk is shifting from payor to provider, creating an incentive for providers to maintain the wellness of their patient population. In response to these shifts, many providers are aligning themselves with other care facilities, thereby creating integrated healthcare delivery organizations designed to more economically serve the healthcare needs of a regional population.

  As the business of providing healthcare continues to become more challenging, healthcare information systems are becoming a critical resource in providing the relevant information that organizations need to succeed in the highly competitive healthcare industry.

  In addition, managed care has increased the importance of comprehensive patient-centered healthcare information, as providers must accurately measure and track medical tests and procedures, automate patient care and administrative processes, ensure timely access to relevant information, and match patient needs with available resources. Increasingly, as healthcare organizations continue to evolve, they are expected to rely on sophisticated information systems to address their patient care requirements.

 Target Markets

  PHAMIS expanded its product offerings in 1996, through the acquisition of Data Breeze and alliances with third-party solution partners, which broadened the scope of PHAMIS' target market. The target market for PHAMIS' flagship LastWord system consists of approximately 1,000 existing large- and medium-sized healthcare providers with annual revenues in excess of $100 million, spending an aggregate of approximately $1 billion per year on healthcare information system purchases. Most of these healthcare delivery organizations are focused on providing high-quality care at competitive prices, have multiple sites operating as an integrated enterprise, and are community healthcare providers with a major market position.

  PHAMIS' Enterprise View product targets the same market. Enterprise View, an outcomes and strategic analysis data warehouse system, offers large, complex healthcare organizations the detailed clinical and financial outcomes data required to operate successfully in a highly competitive marketplace.

  The rapid growth of the practice management sector has created a new market opportunity. PHAMIS is well positioned to capitalize on this high-potential market with its DataBreeze product offering, designed to support management service organizations (MSOs) and physician group practices ranging in size from 50 to more than 500 physicians. These organizations may be operating as either independent entities, or as part of an integrated delivery network.

  Finally, PHAMIS' new FASTRACK implementation approach has expanded its target market for the LastWord product to include mid-size healthcare organizations in the 300-500 bed range. With the FASTRACK approach, clients are able to take advantage of a fully featured LastWord product which is delivered with predefined "starter sets," requiring minimal tailoring and can be installed within a 12-month time frame.

  PHAMIS believes that these target prospects will spend increasing amounts of funds on healthcare information systems as (a) the consolidation of healthcare providers into regional enterprises creates the need for new information systems that operate in a common systems environment and that integrate previously unautomated patient-care processes and (b) these providers view sophisticated information systems as a key competitive element in a managed-care environment.

 Product Solutions

  Comprehensive Computerized Patient Record System: LastWord(R). The LastWord computerized patient record system is a collection of integrated applications designed to automate the organization's workflow, and provide vital clinical, financial and administrative information to providers at all points of care. The patient- centered LastWord system maintains data from a wide variety of environments, critical care, acute care, ambulatory care and home care, and stores data permanently in a single, long-term relational database. Clients use the LastWord lifetime medical record to achieve their goals to reduce costs, improve work processes and improve outcomes.

  LastWord operates on the fault-tolerant Tandem Computers, Inc. ("Tandem") computing platform, which enables healthcare providers to cost-effectively expand system capacity and increase functionality in smooth increments without loss of computing efficiency. LastWord application groups, composed of a variety of individual modules, include:

    (i) Enterprise Scheduling

    (ii) Encounter, Visit and Admission Management

    (iii) Quality Management

    (iv) Medical Records

    (v) Patient Accounting

    (vi) Clinic Billing & Receivables Management

    (vii) Clinician Tools

    (viii) Patient Care Documentation

    (ix) Protocols

    (x) Order Communication

    (xi) Results Reporting

    (xii) Inpatient and Outpatient Pharmacy

    (xiii) Ancillary/Radiology Department Management

    (xiv) Emergency Department

  In order to accommodate the diverse and complex needs of its clients, PHAMIS has acquired equity positions in, or formed alliances with, companies offering products that expand the reach of LastWord.

  Critical Care/Operating Room. Chart+ from Picis, S.A. (equity position) integrates with LastWord at the database level to provide connections to patient monitoring devices. The system automates the capture, recording, and graphic display of monitor-originating data, thereby reducing the manual recording of such information by clinicians. Chart+ runs on Microsoft's Windows NT(TM) platform.

  Home Care. Pegasus(TM) from Point-of-Care Systems, Inc. (equity position) integrates with LastWord at the database level to provide mobile clinical documentation and communications capabilities using a hand held device. It enables a seamless flow of information to the enterprise from the home, hospital or sub-acute facility, thereby contributing to a complete electronic medical record. Modules include automated forms processing, data communications, clinical charting and case management. Pegasus servers run on Microsoft's Windows NT(TM) platform.

  Expert System. Computer Associates' CA:DB Expert enables clients to define and incorporate site-specific rules that govern certain processes within LastWord. This tool is intended to provide supplemental information to users in their decision-making processes.

  Managed Care. PHAMIS' managed care solution, for organizations having their own HMO, is provided through several standard, generic interfaces designed to support clients' payor-related financial risk management requirements such as member enrollment, premium billing, eligibility, claims management and benefits administration. The interfaces can be utilized with any standards-based managed care system.

  Imaging. PHAMIS' imaging solution, the LastWord Image Engine(TM), facilitates the management of document, medical and other images throughout a healthcare enterprise, without regard to storage media.

  Integrated Managed Care and Practice Management Solution:
DataBreeze(TM). DataBreeze provides an integrated collection of applications designed to enhance the operation of physician practices. The system combines practice management applications and managed care capabilities to automate the workflow and support the complex contracting requirements of MSOs and multi-specialty physician group practices. The core of the system, the DataBreeze Healthcare Server(TM), is based on the open architecture of the Sybase(R) SQL Server database.

  DataBreeze is distinguished by its integration of practice management and managed care functionality, and offers the following suite of applications:

    (i) Universal Patient Record

    (ii) Managed Care

    (iii) Patient and Resource Scheduling

    (iv) Chart Tracking

    (v) Provider/Plan Management

    (vi) Medical Billing

  The scalable DataBreeze system runs on Digital Equipment Corporation (DEC) hardware.

  Data Warehouse for Outcomes and Strategic Analysis: Enterprise
View(TM). Enterprise View is a new generation of healthcare decision support systems enabling clinicians and executives to perform enterprise-wide clinical and strategic analyses of issues essential to the successful management of the organization. The depth of data facilitates clinical research, supports financial and demographic analysis, and provides answers to questions such as why a particular patient population requires more resources than another, or how cost effective a particular disease management program is at meeting objectives. Enterprise View is designed as a stand-alone data repository enabling information to be aggregated from a wide variety of clinical and financial database sources, including the LastWord system or external clinical information systems, capitated plan membership databases, clinical registries and cost accounting systems. Enterprise View users can select from an array of commercially-available query tools to gain access to the SQL database and measure critical outcomes data. The Enterprise View system is currently in Alpha-testing at a client site where the product was co-developed.

 Customer Service

  PHAMIS believes that the quality of its products and services has a significant impact on the customer's satisfaction and enhances its reputation. PHAMIS provides ongoing customer support services to its clients. PHAMIS's customers enter into software maintenance agreements, which typically have three-year terms which can be renewed thereafter.

  In December 1996, PHAMIS reorganized its Installation and Customer Support departments into a single Client Services Organization. The new department merges all aspects of client support into a single operating department overseeing all implementation, maintenance and support activities. The restructuring is intended to leverage personnel resources to ensure fast, thorough response to clients, and streamline installations to help clients reap early system-wide benefits. In addition, the leverage of finite resources may reduce the overall cost of providing such services.

  Implementation Services and Support. PHAMIS provides services associated with installation of the system. These include project planning and management; analysis of client work flows; hardware installation; tailoring the database; specifying and developing interfaces; testing tailored modules; integration testing; training operations personnel and training customer users and user trainers. Each LastWord installation requires a significant commitment of labor hours by PHAMIS and its customer. A typical LastWord installation process lasts between 12 to 30 months. The time frame for a DataBreeze implementation is typically six to nine months. PHAMIS believes that the quality of its implementation services is crucial to its continued success, because PHAMIS depends on successful installation client sites as references for subsequent sales.

  Post-Implementation Services. PHAMIS provides post-implementation services which include routine software maintenance, user assistance and a product upgrade release program. PHAMIS also operates a user hot-line for customers to obtain technical support. PHAMIS provides additional services on an as-needed basis, including application utilization audits, system customization, system management consulting, customized user training and customized database reports.

 Computing Platforms

  The PHAMIS LastWord and Enterprise View systems operate on Tandem's NonStop computing platform, which is designed to support high-volume, mission-critical applications, such as automation of stock exchange transactions, telecommunications, banking transactions and airline reservations. The Tandem platform can be expanded without adversely affecting system responsiveness or interrupting existing on-line users, and can support systems of various sizes and numbers of users at a competitive cost. Therefore, PHAMIS is able to cost-effectively deliver incremental computing capacity such that the system does not constrain a healthcare provider's growth.

  The Tandem server supports large-scale, high-performance SQL database access and is designed for inter- operability with other computing systems.

  In December 1994, PHAMIS entered into a distribution agreement with Tandem that, as most recently amended on March 12, 1997, expires in January 2002. PHAMIS expects that such agreement will be renewed in the ordinary course of business.

 Research and Development

  To maintain its highly competitive position, PHAMIS focuses its research and development efforts on products and technologies that address the anticipated information needs of evolving integrated healthcare delivery organizations. As new information needs emerge in the market, PHAMIS investigates new technologies and engages in appropriate product development activities to enhance or add to its current suite of products. Most development activities are conducted in cooperation with a customer to determine market reaction and acceptance, help provide evaluation and product design suggestions and act as an initial user site.

  PHAMIS has historically made substantial investments in research and development programs and expects to continue to allocate significant resources to these efforts. There can be no assurance that such research and development efforts will be successful. However, PHAMIS' commitment to product development is critical to its long-term success.

  Product development efforts in 1997 will continue to focus on the information needs of clinicians through the addition of sets of tools designed to manage care in the ambulatory setting. These tools will build on existing LastWord applications to enable clinician users to better manage provider schedules, view essential patient information and support physician workflow. In addition, PHAMIS expects to spend significant resources on the further development of Enterprise View and integrating solution partner products into its enterprise-wide systems.

  PHAMIS also will be devoting development resources to various technology migration strategies, including investments in web-based technology and incremental conversion of LastWord to a standards-based SQL database.

 Sales and Marketing

  PHAMIS sells its software systems through a direct sales force supported by a product marketing staff that conducts product presentations and demonstrations, and sales personnel who prepare sales proposals. The sales cycle for a healthcare information system is typically 12 to 18 months or longer from initial contact to contract execution. Prospective customers typically organize a sizable committee to select an information system, often with the help of an outside consultant. The committee identifies likely vendor candidates through requests for information, and over the course of nine to 15 months, identifies the most suitable vendor with which to enter contract negotiations. This process requires vendors to make detailed proposals, conduct multiple demonstrations at the prospective customer's site, arrange visits to customer reference sites and to the vendors' headquarters for demonstrations and presentations.

  PHAMIS' product marketing specialists, most of whom are healthcare professionals, typically spend considerable time explaining the qualities and benefits of PHAMIS' products as they pertain to various aspects of the prospective customer's needs. A vendor of choice is announced at the end of this period, followed by business planning and final contract negotiations, which conclude the sales cycle. Due to the significant time and resources typically required to sell its systems, PHAMIS applies qualification standards throughout the sales cycle to determine which healthcare providers to pursue.

  PHAMIS expanded its direct sales force during 1996, enabling more aggressive coverage of prospective customers. Additionally, there are sales personnel dedicated to sales of add-on products into PHAMIS' existing customer base.

  PHAMIS' marketing efforts are organized into corporate marketing, target marketing, and customer communication programs. The corporate marketing activities include press relations, customer testimonials, presentations at industry tradeshows and events, and advertising. PHAMIS communicates directly with targeted decision-makers and consultants in the healthcare community through presentations and direct mail. PHAMIS also publishes a quarterly newsletter for its customers and actively supports its user group.

 Customers

  PHAMIS generates a majority of its revenues from large, long-term, fixed-price contracts to deliver and install its products. As of March 31, 1997, the LastWord system was used or contracted to be used by approximately 40 healthcare providers. The DataBreeze system was used or contracted to be used by over 30 healthcare providers as of March 31, 1997. As of March 31, 1997, PHAMIS' customers were located throughout the United States, and in Canada and the United Kingdom, and are major providers in their respective market areas. PHAMIS believes that its current customer base represents a significant opportunity to market and sell additional LastWord, DataBreeze and Enterprise View applications, as well as new products, services and third-party products.

 Backlog

  PHAMIS' total backlog as of March 31, 1997 was $101.9 million, compared to $73.2 million at March 31, 1996. Total backlog consists of signed contracts for systems installation, support and maintenance, and additional software and services that are not yet recognized as revenue. PHAMIS' installation contracts generally provide that the customer may terminate its contract only upon a material breach by PHAMIS. Occasionally, however, the customer may negotiate provisions that do not relate to PHAMIS' performance or that allow the customer to delay certain aspects of installation. Due to the relative size of a typical system sale and an installation contract compared to PHAMIS' annual revenues, a installation delay of one or more contracts could have a adverse effect on PHAMIS' business, financial condition and results of operations.

 Competition

  PHAMIS believes that the principal competitive factors in its markets are company and product reputation and reliability, system features, proprietary nature of methodologies and technical resources, customer service, price, and effective marketing and sales efforts. In addition, PHAMIS believes that the ability to anticipate and respond to evolving healthcare market needs is an important competitive factor. PHAMIS believes that it competes favorably within each of these areas.

  The market for enterprise-wide healthcare information systems is intensely competitive. Many of PHAMIS' competitors have significantly greater resources than PHAMIS. Competitors vary in size and in the scope and breadth of the products and services offered. PHAMIS' principal competitors for the LastWord system included healthcare information systems companies such as Cerner Corporation, HBO & Company, Medaphis Corporation and Shared Medical Services Corporation. DataBreeze system competitors in the market serving multi-specialty practice management organizations included HBO & Company (Cycare), IDX Systems Corporation and

Medic Computer Systems, Inc. The competitive environment for products such as Enterprise View is still emerging. Companies, including Transition Systems, Inc., and HBO & Company are positioning themselves to compete in this market, however, their products are primarily financially-oriented and lack the depth and breadth of integrated clinical data contained in the Enterprise View system. Furthermore, other information systems companies not offering clinical healthcare information services may enter the markets in which PHAMIS competes.

 Intellectual Property

  PHAMIS seeks to protect its proprietary information through nondisclosure agreements with its employees. PHAMIS' policy is to have employees enter into a nondisclosure agreement containing provisions prohibiting the disclosure of confidential information to anyone outside PHAMIS, requiring disclosure to PHAMIS of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to PHAMIS of proprietary rights to such matters that are related to PHAMIS' business and technology.

  PHAMIS also relies on a combination of trade secret, copyright and trademark laws, contractual provisions and technical measures to protect its rights in its software technology. PHAMIS has not filed any patent applications or copyrights covering its software technology. Due to the nature of the software, PHAMIS believes that patent, trade secret and copyright protection are less significant than PHAMIS' ability to further develop, enhance and modify its current products and other clinical information systems.

  There can be no assurance that the legal protections and precautions taken by PHAMIS will be adequate to prevent misappropriation of PHAMIS' technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies or services. PHAMIS does not believe that its operations or products infringe on the intellectual property rights of others; however, there can be no assurance that others will not assert infringement or trade secret claims against PHAMIS with respect to its current or future products or that PHAMIS will be successful in defending any such claim.

 Healthcare and Governmental Regulation

  The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare facilities. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Many lawmakers have announced that they intend to propose programs to reform the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for PHAMIS' customers. Healthcare facilities may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for PHAMIS' system and related services.

  The regulatory environment also continues to increase the needs of healthcare organizations for cost-effective data management, and thereby enhance the marketability of PHAMIS' system and related services. PHAMIS cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on PHAMIS' business, financial condition and results of operations.

  Finally, PHAMIS and its products are subject to the same potential regulations from the FDA as may be applicable to IDX. See "IDX Systems Corporation--Business." It appears that the FDA may choose to either exclude or exempt financial and administrative systems from regulation. The FDA is most concerned, however, with clinical systems and real-time clinical decision support. PHAMIS' core product, LastWord, is a clinically-driven, tightly integrated transaction system. New regulations could require either FDA notification or approval of all fixes, enhancements and upgrades to the LastWord product. Because DataBreeze provides only financial and administrative functions, and Enterprise View is a research database, it appears these two products may not be as directly affected by FDA oversight.

 Employees

  As of March 31, 1997, PHAMIS employed 368 individuals, with 23% assigned to research and development, 24% to Sales and Marketing, 43% to Customer Service and 10% to Administration. None of PHAMIS' employees are represented by a union or other bargaining group. PHAMIS believes its relationship with its employees to be positive.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of PHAMIS Common Stock as of March 31, 1997 by (i) each shareholder known by PHAMIS to own beneficially more than 5% of the outstanding shares of PHAMIS Common Stock, (ii) each director of PHAMIS, (iii) the Chief Executive Officer and the four other most highly compensated (for fiscal 1996) executive officers of PHAMIS who were serving as such at the end of fiscal 1996.

  The number of shares of PHAMIS Common Stock beneficially owned by each director or executive officer of PHAMIS is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

   NAME AND ADDRESS                   SHARES OF COMMON     PERCENTAGE OF COMMON
   OF BENEFICIAL OWNER            STOCK BENEFICIALLY OWNED  STOCK OUTSTANDING
   -------------------            ------------------------ --------------------
   5% SHAREHOLDERS
   Kopp Investment Advisors,              808,000(1)               13.1%
    Inc..........................
    6600 France Avenue So., Suite
    672
    Edina, MN 55435
   Waddell & Reed, Inc...........         520,400(2)                8.4%
    2001 Third Avenue South
    Birmingham, AL 35233
   Malcolm A. Gleser, M.D.,               408,367(3)                6.6%
    Ph.D.........................
    c/o PHAMIS, Inc.
    1001 Fourth Avenue, Suite
    1500
    Seattle, WA 98154
   GeoCapital Corporation........         368,500(4)                6.0%
    757 Fifth Avenue
    New York, NY 10153
   OTHER DIRECTORS
   Daniel Dyer...................          82,955(5)                1.3%
   Lonnie M. Smith...............           3,592(6)                  *
   Timothy J. Wollaeger..........           4,265(7)                  *

   NAME AND ADDRESS                  SHARES OF COMMON     PERCENTAGE OF COMMON
   OF BENEFICIAL OWNER           STOCK BENEFICIALLY OWNED  STOCK OUTSTANDING
   -------------------           ------------------------ --------------------
   OTHER SENIOR EXECUTIVES
   Mark F. Wheeler..............          235,756(8)               3.8%
   Frank T. Sample..............          198,303(9)               3.2%
   Gregg W. Blodgett............           30,733(10)                *
   Thomas M. Watson.............           36,484(11)                *
   All directors and executive
    officers as a group (10
    persons)....................        1,066,653(12)             16.8%

--------
  * Represents holding of less than 1%.
 (1) Based on information reported in a Schedule 13G filed on January 29, 1997 by Kopp Investment Advisors, Inc. in which it reported that although it exercises investment discretion as to these shares, it does not vote the shares and is not the record owner of them.
 (2) Based on information reported in a Schedule 13G filed on January 31, 1997 by Waddell & Reed, Inc.
 (3) Includes an aggregate of 27,429 shares held as trustee for irrevocable trusts for the benefit of members of Dr. Wheeler's family; Dr Gleser disclaims beneficial ownership of such shares. Also includes 4,530 shares held for Dr. Gleser's benefit under the Company's Salary Savings and Deferral Plan (the "401(k) Plan"), and 1,866 shares issuable pursuant to stock options exercisable within 60 days of March 31, 1997.
 (4) Based on information reported in a Schedule 13G filed on February 15, 1997 by GeoCapital Corporation.
 (5) Includes 2,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 1997.
 (6) Includes 1,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 1997.
 (7) Includes 2,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 1997, and 2,265 held by a family trust for the benefit of Mr. Wollaeger and his spouse.
 (8) Includes 1,866 shares issuable pursuant to stock options exercisable within 60 days of March 31, 1997, and 4,194 shares held for Dr. Wheeler's benefit under the 401(k) Plan. Does not include 27,429 shares held of record by Dr. Gleser as trustee for Dr. Wheeler's children.
 (9) Includes an aggregate of 20,600 shares held as trustee for irrevocable trusts for the members of Dr. Gleser's family and other individuals; Mr. Sample disclaims beneficial ownership of such shares. Also includes 124,166 shares issuable pursuant to stock options exercisable within 60 days of March 31, 1997, 3,085 shares held for Mr. Sample's benefit under the 401(k) Plan and 452 shares purchased through the Employee Stock Purchase Plan.
(10) Includes 24,615 shares issuable pursuant to stock options exercisable within 60 days of March 31, 1997, and 118 shares held for Mr. Blodgett's benefit under the 401(k) Plan.
(11) Includes 559 shares held for Mr. Watson's benefit under the 401(k) Plan. In February 1997, Mr. Watson resigned from PHAMIS.
(12) Includes, in the aggregate, 180,578 shares issuable pursuant to stock options exercisable within 60 days of March 31, 1997, and 16,619 shares held for the benefit of members of the group under the 401(k) Plan.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements assume a business combination between IDX and PHAMIS accounted for on a pooling of interests basis and are based on the respective historical consolidated financial statements and the notes thereto of IDX and PHAMIS, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The pro forma combined condensed balance sheet combines IDX's March 31, 1997 unaudited consolidated balance sheet with PHAMIS' March 31, 1997 unaudited consolidated balance sheet. The pro forma statements of income combine IDX's historical operating results for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 with the corresponding PHAMIS operating results for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively.

  IDX expects to incur Merger related pre-tax charges covering the costs of the Merger, the costs of restructuring the combined operations, and for other related costs principally in the quarter in which the Merger is consummated. Such pre-tax charges, which are currently estimated to be in the range of $17.0 million to $20.0 million, will include: (i) the direct costs of the Merger, including fees to financial advisors, legal counsel and independent auditors; (ii) the costs of integrating the operations of IDX and PHAMIS;
(iii) the elimination of overlapping operations and products; and (iv) other related items. The estimated charge is subject to change as IDX's integration plan is developed and more accurate estimates become available. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the business of IDX and PHAMIS.

  The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of IDX. No material pro forma adjustments are required to conform the financial reporting policies of IDX and PHAMIS for the periods presented. However, on a prospective basis IDX will review the accounting practices of PHAMIS to ensure consistency with those of IDX. The pro forma combined condensed financial information does not give effect to any cost savings which may result from the integration of IDX's and PHAMIS' operations.

  These pro forma combined condensed financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of IDX and PHAMIS, incorporated by reference in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1997
                                 (IN THOUSANDS)

                                                            PRO FORMA
                                                    --------------------------
                                     IDX    PHAMIS  ADJUSTMENTS(1) COMBINED(3)
                                   -------- ------- -------------- -----------
ASSETS
Current assets:
  Cash and cash equivalents....... $  5,119 $ 4,085          0      $  9,204
  Securities available for sale...   83,441  19,101          0       102,542
  Accounts receivable (net).......   43,058  13,526          0        56,584
  Other current assets............    8,636   3,566     $1,520        13,722
                                   -------- -------     ------      --------
    Total current assets..........  140,254  40,278      1,520       182,052
Property and equipment (net)......   19,064   4,746          0        23,810
Other assets:
  Other assets....................      238   8,904          0         9,142
  Deferred tax asset..............    2,235       0     (1,702)          533
                                   -------- -------     ------      --------
    Total other...................    2,473   8,904     (1,702)        9,675
                                   -------- -------     ------      --------
Total assets...................... $161,791 $53,928     $ (182)     $215,537
                                   ======== =======     ======      ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable and accrued
   expenses....................... $ 14,254 $ 9,475     $8,300      $ 32,029
  Taxes payable...................    2,084       0          0         2,084
  Deferred revenue................    9,120   9,959          0        19,079
  Current portion of long-term
   obligations....................      500     100          0           600
                                   -------- -------     ------      --------
    Total current liabilities.....   25,958  19,534      8,300        53,792
Long-term obligations (net).......    2,600      28          0         2,628
Deferred income taxes.............        0   1,702     (1,702)            0
Minority interest.................    2,207       0          0         2,207
Shareholders' equity..............  131,026  32,664     (6,780)      156,910
                                   -------- -------     ------      --------
Total liabilities and
 shareholders' equity............. $161,791 $53,928     $ (182)     $215,537
                                   ======== =======     ======      ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    PRO FORMA
                                                     IDX   PHAMIS  COMBINED(3)
                                                   ------- ------- -----------
Net revenues...................................... $45,058 $14,602   $59,660
Cost of revenues..................................  21,496   8,679    30,175
                                                   ------- -------   -------
    Gross margin..................................  23,562   5,923    29,485
Operating expenses:
Selling, general and administrative...............   9,547   3,183    12,730
Research and development..........................   7,039   1,329     8,368
Write-off of acquired in-process research and
 development......................................   2,290       0     2,290
                                                   ------- -------   -------
    Total operating expenses......................  18,876   4,512    23,388
                                                   ------- -------   -------
Operating income..................................   4,686   1,411     6,097
Other income, net.................................     980     215     1,195
                                                   ------- -------   -------
Income before income taxes........................   5,666   1,626     7,292
Provision for income taxes........................   2,266     528     2,794
                                                   ------- -------   -------
    Net income.................................... $ 3,400 $ 1,098   $ 4,498
                                                   ======= =======   =======
  Net income per share............................                   $  0.17
                                                                     -------
  Weighted average shares outstanding.............                    26,226
                                                                     =======


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                                       IDX   PHAMIS  COMBINED(3)
                                                     ------- ------- -----------
Net revenues........................................ $37,345 $12,115   $49,460
Cost of revenues....................................  19,391   7,000    26,391
                                                     ------- -------   -------
    Gross margin....................................  17,954   5,115    23,069
Operating expenses:
Selling, general and administrative.................   7,491   2,869    10,360
Research and development............................   5,786   1,473     7,259
Merger and acquisition costs........................       0     292       292
                                                     ------- -------   -------
    Total operating expenses........................  13,277   4,634    17,911
                                                     ------- -------   -------
Operating income....................................   4,677     481     5,158
Other income, net...................................     910     180     1,090
                                                     ------- -------   -------
Income before income taxes..........................   5,587     661     6,248
Provision for income taxes..........................   2,234     306     2,540
                                                     ------- -------   -------
    Net income...................................... $ 3,353 $   355   $ 3,708
                                                     ======= =======   =======
  Net income per share..............................                   $  0.14
                                                                       -------
  Weighted average shares outstanding...............                    25,946
                                                                       -------


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                                      IDX    PHAMIS  COMBINED(3)
                                                    -------- ------- -----------
Net revenues....................................... $157,579 $49,300  $206,879
Cost of revenues...................................   79,545  28,718   108,263
                                                    -------- -------  --------
    Gross margin...................................   78,034  20,582    98,616
Operating expenses:
Selling, general and administrative................   33,422  11,395    44,817
Research and development...........................   23,974   5,793    29,767
Merger and acquisition costs.......................        0     292       292
Corporate headquarters relocation..................        0     304       304
International market entry costs...................        0     810       810
                                                    -------- -------  --------
    Total operating expenses.......................   57,396  18,594    75,990
                                                    -------- -------  --------
Operating income...................................   20,638   1,988    22,626
Other income.......................................    4,165     717     4,882
                                                    -------- -------  --------
Income before income taxes.........................   24,803   2,705    27,508
Provision for income taxes.........................    9,921     927    10,848
                                                    -------- -------  --------
    Net income..................................... $ 14,882 $ 1,778  $ 16,660
                                                    ======== =======  ========
 Net income per share..............................                   $   0.64
                                                                      --------
 Weighted average shares outstanding...............                     26,047
                                                                      --------


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                                      IDX(2)  PHAMIS  OMBINED(3)
                                                     -------- ------- ----------
Net revenues........................................ $128,120 $47,165  $175,285
Cost of revenues....................................   68,750  28,000    96,750
                                                     -------- -------  --------
    Gross margin....................................   59,370  19,165    78,535
Operating expenses:
Selling, general and administrative.................   25,539  10,533    36,072
Research and development............................   19,529   3,896    23,425
                                                     -------- -------  --------
    Total operating expenses........................   45,068  14,429    59,497
                                                     -------- -------  --------
Operating income....................................   14,302   4,736    19,038
Other income........................................    1,805   1,060     2,865
                                                     -------- -------  --------
Income before income taxes..........................   16,107   5,796    21,903
Provision for income taxes..........................    6,500   1,488     7,988
                                                     -------- -------  --------
    Net income...................................... $  9,607 $ 4,308  $ 13,915
                                                     ======== =======  ========
  Net income per share..............................                   $   0.63
                                                                       --------
  Weighted average shares outstanding...............                     22,158
                                                                       --------


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    PRO FORMA
                                                 IDX(2)   PHAMIS   COMBINED(3)
                                                --------  -------  -----------
Net revenues................................... $104,706  $39,101   $143,807
Cost of revenues...............................   58,303   24,924     83,227
                                                --------  -------   --------
    Gross margin...............................   46,403   14,177     60,580
Operating expenses:
Selling, general and administrative............   21,859    8,800     30,659
Research and development.......................   17,616    2,957     20,573
                                                --------  -------   --------
    Total operating expenses...................   39,475   11,757     51,232
                                                --------  -------   --------
Operating income...............................    6,928    2,420      9,348
Other (expenses), net..........................   (1,911)    (151)    (2,062)
                                                --------  -------   --------
Income before income taxes and extraordinary
 items.........................................    5,017    2,269      7,286
Provision for income taxes.....................    2,700       30      2,730
                                                --------  -------   --------
Income before extraordinary items..............    2,317    2,239      4,556
Extraordinary items............................        0      298        298
                                                --------  -------   --------
    Net income................................. $  2,317  $ 2,537   $  4,854
                                                ========  =======   ========
  Income per share before extraordinary items..                     $   0.22
                                                                    --------
  Net income per share.........................                     $   0.24
                                                                    --------
  Weighted average shares outstanding..........                       20,505
                                                                    --------


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1.

  The pro forma adjustment to accrued expenses represents certain Merger related charges expected by IDX. Included are transaction fees as well as employee termination benefits costs and lease termination costs. The tax benefit associated with the costs, exclusive of transaction fees which are not tax deductible, is also reflected.

NOTE 2.

  The 1994 and 1995 IDX provision for income taxes is presented on a pro forma basis as if IDX, which was an S corporation, had been a C corporation for each of these years.

NOTE 3.

  On March 25, 1997, IDX and PHAMIS jointly announced the signing of the Merger Agreement. Under its terms, each share of PHAMIS Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted to .73 shares of IDX Common Stock. The Merger is subject to regulatory approval as well as the approval of the shareholders of IDX and PHAMIS. The Merger is intended to be a tax-free stock-for-stock transaction valued at approximately $150 million. IDX's pro forma consolidated results were restated to reflect the Merger which is intended to be accounted for as a "pooling-of-interests."

  The terms of the Merger Agreement allow the .73 Conversion Ratio to "float" between .80 shares and .6811 shares based upon the market value of IDX shares as more fully described in the Merger Agreement. The per share values used in the pro forma combined condensed statement of income assumes a .73 Conversion Ratio. See "The Merger Agreement--Conversion of Shares."

                       DESCRIPTION OF IDX CAPITAL STOCK

  IDX's authorized capital stock consists of 50,000,000 shares of IDX Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. In addition, assuming approval of the Charter Proposal, the number of shares of capital stock which IDX will have the authority to issue will be increased to 105,000,000 and the number of shares of IDX Common Stock which IDX will have the authority to issue will be increased to 100,000,000. See "First Amendment to IDX's Second Amended and Restated Articles of Incorporation."

COMMON STOCK

  As of March 31, 1997 there were approximately 21,017,420 shares of IDX Common Stock outstanding, held of record by approximately 3,400 shareholders. Holders of IDX Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of IDX Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of IDX Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the IDX Board out of funds legally available therefor. Upon the liquidation, dissolution or winding up of IDX, the holders of IDX Common Stock are entitled to receive ratably the net assets of IDX available after the payment of all debts and other liabilities. Holders of IDX Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of IDX Common Stock are, and the shares to be issued in the Merger will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of IDX Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which IDX may issue in the future.

  On November 1, 1995, IDX terminated its status as an S corporation under the Code. On October 13, 1995, IDX declared a dividend (the "S Corporation Distribution") to shareholders of record as of October 16, 1995 in an amount equal to IDX's undistributed S corporation earnings from July 1, 1987 through October 31, 1995. The S Corporation Distribution was calculated in two parts:
(i) $35.1 million, representing the approximate amount of undistributed S corporation earnings from July 1, 1987 through September 30, 1995, and (ii) $1.6 million, representing the approximate amount of undistributed S corporation earnings from October 1, 1995 through October 31, 1995. These amounts were paid on November 24, 1995 and December 20, 1995, respectively. See also "Selected Historical and Unaudited Pro Forma Consolidated Financial Information." In connection with a December 22, 1986 agreement among IDX and its existing shareholders at that time (the "Shareholders Agreement"), IDX has made periodic distributions to its shareholders in amounts approximately equal to the shareholders' corresponding tax liabilities associated with IDX's S corporation earnings. The Shareholders Agreement terminated in November 1995. In 1995, IDX made distributions to existing shareholders of approximately $2.0 million, of which approximately $0.3 million was distributed in connection with their 1995 income tax liabilities and approximately $1.7 million was distributed in connection with Internal Revenue Service and state income tax audits through the June 1993 tax period. IDX presently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Restrictions or limitations on the payment of dividends may be imposed in the future under the terms of credit agreements or other contractual provisions. In the absence of such limitations, the payment of any dividends will be at the discretion of the IDX Board.

PREFERRED STOCK

  Pursuant to the IDX Articles, the IDX Board has the authority to issue 5,000,000 shares of Preferred Stock, $.01 par value, (the "IDX Preferred Stock"). The Board has the power to determine, in whole or in part, the designations, preferences, limitations and relative rights of any class of shares, including the IDX Preferred Stock, before the issuance of any shares of that class or one or more series within a class before the issuance of any shares of that series. The issuance of IDX Preferred Stock in certain circumstances may have the effect of delaying, deterring or preventing a change in control of IDX, may discourage bids for IDX's Common Stock at a premium over the market price of the IDX Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the IDX Common Stock. As of March 31, 1997, there were no shares of IDX Preferred Stock outstanding. At present IDX has no plans to issue any shares of IDX Preferred Stock.

VERMONT LAW AND CERTAIN CHARTER PROVISIONS

  The IDX Articles require that special meetings of shareholders may be called only by the Board of Directors, by the Chairman of the Board, the Chief Executive Officer or, if none, the President of IDX, or any other person authorized to do so by the IDX Bylaws considered at the proposed special meeting, who must sign, date and deliver to IDX's secretary one or more written documents describing the purpose or purposes for which it is to be held. Shareholders may remove a director only upon the affirmative vote of the holders of at least two thirds of the total number of votes entitled to be cast thereon. The IDX Board is classified into three classes of approximately equal size, one of which is elected each year. Provisions of the IDX Articles relating to (i) the number, vacancies, removal and certain powers of the members of the IDX Board, (ii) the rights of IDX and shareholders of IDX to call special meetings of shareholders, and (iii) indemnification of officers and directors, may not be amended without the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast thereon. In addition, assuming approval of the Second Charter Proposal, the affirmative vote of the holders of shares representing at least two-thirds of the votes cast on certain business combinations will be required to approve such business combinations in the event that the then current or pre-existing IDX Board does not recommend such business combinations to the shareholders. See "Second Amendment to IDX's Second Amended and Restated Articles of Incorporation."

  IDX has included in the IDX Articles and the IDX Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the VBCA and (ii) indemnify its directors and officers to the fullest extent permitted by the VBCA, including under circumstances in which indemnification is otherwise discretionary. IDX believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT

  The transfer agent for the IDX Common Stock is State Street Bank and Trust Company c/o Boston EquiServe Limited Partnership.

                       COMPARISON OF SHAREHOLDER RIGHTS

  The following is a summary of certain of the material differences between the rights of holders of IDX Common Stock and the rights of holders of PHAMIS Common Stock. Since IDX and PHAMIS are organized under the laws of the State of Vermont and Washington, respectively, such differences arise from differences between various provisions of the VBCA and the Washington Business Corporation Act (the "WBCA"), as well as between the IDX Articles and the IDX Bylaws, and the PHAMIS Articles and the PHAMIS Bylaws. The following summary of certain terms of the capital stock of IDX does not purport to be complete and is qualified in its entirety by reference to the IDX Articles incorporated herein by reference.

GENERAL

  The PHAMIS Articles, the PHAMIS Bylaws, the WBCA and other Washington corporation-related laws presently govern the rights of the holders of PHAMIS Common Stock. As a result of the Merger, holders of PHAMIS Common Stock will become holders of IDX Common Stock and the rights to all such former holders of PHAMIS Common Stock will thereafter be governed by the IDX Articles, the IDX Bylaws, the VBCA and other Vermont corporation-related laws. The following summary, which does not purport to be a complete statement of the general differences among the rights of the shareholder of IDX and the shareholders of PHAMIS, sets forth certain differences between the VBCA and the WBCA, between the IDX Articles and the PHAMIS Articles and between the IDX Bylaws and the PHAMIS Bylaws. This summary is qualified in its entirety by reference to the full text of each of the IDX Articles, the IDX Bylaws, the PHAMIS Articles the PHAMIS Bylaws, the VBCA, the WBCA and other corporation-related laws of Vermont and Washington insofar as they relate to corporations organized in such states. The IDX Articles and the IDX Bylaws have been filed as exhibits to the material filed by IDX with the SEC; similarly, the PHAMIS Articles and the PHAMIS Bylaws have been filed as exhibits to materials filed by PHAMIS with the SEC. For information as to how documents may be obtained, see "Available Information."

NUMBER OF DIRECTORS

  IDX. Vermont law provides that a board of directors of a corporation which is not a closed corporation must consist of three or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The articles of incorporation or bylaws may establish a variable range for the size of the board by fixing a minimum and maximum number of directors. Subsequent to the issuance of shares, only shareholders may adopt or change such a provision. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or the board. The IDX Articles provide that the IDX Board shall be composed of seven (7) directors, which number may be increased or decreased pursuant to the IDX Bylaws. The IDX Bylaws provide that the number of directors shall not be more than 15. Currently, the IDX Board of Directors is composed of seven members. IDX may increase to approximately nine (9) the number of members of its Board of Directors after the Merger. See "The Merger--Management and Operations of IDX Following the Merger."

  PHAMIS. Washington law provides that the number of directors may be specified in either the articles of incorporation or bylaws. Rather than setting forth a specific number, the articles or the bylaws may specify the process by which the number of directors will be fixed. Washington Law does not set a minimum number of directors. The PHAMIS Bylaws provide that the PHAMIS Board shall be composed of not less than three, and not more than ten directors, the specific number to be set from time to time by the PHAMIS Board. The PHAMIS Board can amend the PHAMIS Bylaws to change the number of directors without shareholder approval. Currently, the PHAMIS Board is composed of five members.

CLASSIFICATION OF BOARD OF DIRECTORS

  IDX. IDX Articles provide for a board of directors divided into three classes, with a three-year term of office of each class to expire, and the resulting vacancies to be filled, so that a single class of directors will stand for re-election in each year.

  PHAMIS. The PHAMIS Board is divided into three classes with each class having as equal a number of directors as possible. The term of office of each class is three years, each term expiring in a different year.

REMOVAL OF DIRECTORS

  IDX. Vermont law provides that the shareholders may remove a director with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The VBCA further provides that a director may be removed by the shareholders only at a meeting called for the purpose of removing the director, and the meeting notice must state that the purpose or one of the purposes, of the meeting is the removal of the director. If a director is elected by a voting group of shareholders, only shareholders of that voting group may participate in the vote to remove the director, and the director may be removed only if the votes in favor of such director's removal exceed the votes against such removal at a meeting at which a quorum is present. The articles of incorporation may require a greater number of votes to remove a director. If, however, the corporation's articles of incorporation authorize cumulative voting, the director cannot be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal. The IDX Articles provide that directors may be removed without cause, only upon the affirmative vote of the holders of at least two-thirds of the shares of stock entitled to vote thereon.

  PHAMIS. Shareholders are generally free under the WBCA to remove directors with or without cause. The articles of incorporation of a corporation may, however, require that directors be removed only for cause. Removal of a director under the WBCA requires that a special meeting be called for that purpose. The notice for the special meeting, unlike that for an annual meeting, must state the purpose of the special meeting, i.e., the removal of a particular director or directors. Pursuant to the WBCA, a director generally can be removed only if the number of votes cast to remove the director exceeds the number of votes cast in opposition to removal. However, the articles of incorporation may require a greater number of votes to remove a director. The PHAMIS Articles provide that a director may be removed only for cause and that such removal shall be by the holders of not less than two-thirds of the shares entitled to elect the director or directors. Removal of a director may only take place at a special meeting of the shareholders called expressly for that purpose. See "--Right to Call Special Meetings of Shareholders."

FILLING VACANCIES ON THE BOARD OF DIRECTORS

  IDX. Vermont law provides that a vacancy on the board of directors, including a vacancy resulting from an increase of the number of directors, may be filled by the shareholders or the board of directors, and that the articles of incorporation may require that the manner of filling a vacancy on the board of directors shall be limited to being filled by either the shareholders or the directors. The IDX Articles provide that if a vacancy occurs on the IDX Board, including a vacancy resulting from an increase in the number of directors, the IDX Board may fill the vacancy, or if the directors remaining in office constitute fewer that a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. If there are no IDX directors remaining in office, the IDX shareholders may fill the vacancy.

  PHAMIS. Washington law provides that either the shareholders or the board of directors may fill a vacancy caused by a director's resignation, removal or other departure from the board, or because of an increase in the number of directors. The PHAMIS Bylaws provide that a vacancy created by the removal of a director shall be filled only by a vote of the holders of two-thirds of the shares then entitled to elect the removed director. Such vote may be taken at the same meeting at which the removal of the director was accomplished, or at such later meeting, regular or special, as the shareholders may decide. Apart from vacancy due to removal of a director, any vacancy occurring on the board of directors may be filled by the shareholders, the board of directors or, if the directors in office constitute fewer than a quorum, by the affirmative vote of a majority of the remaining directors.

ACTION BY WRITTEN CONSENT

  IDX. Under the VBCA, any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if all shareholders entitled to vote consent in writing. Since IDX is a publicly traded corporation, the unanimity requirement essentially precludes use of this provision. However, if the articles of incorporation contain specific authority to do so, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by the holders of at least a majority of all of the shares entitled to vote on the action, and if each shareholder is given prior notice of the action proposed to be taken. The IDX Articles do not contain any such specific authority.

  PHAMIS. Under the WBCA, any action shareholders take at a meeting may be taken without a meeting by unanimous written consent. Since PHAMIS is a publicly traded corporation, the unanimity requirement essentially precludes use of this provision.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

  IDX. The VBCA provides that a special meeting of shareholders may be called by the board of directors or the persons authorized to do so by the articles of incorporation or bylaws, or if the holders of a least 10% of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purposes for which it is to be held. The IDX Articles provide that special meetings of the shareholders may be called only by the IDX Board, the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President or any other person authorized to do so by the IDX Bylaws, or if the holders of a least 10% of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The IDX Bylaws provide that special meetings of the shareholders may be called by the Secretary upon request by the IDX Board, the Chairman of the Board, President or if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting, sign, date and deliver to the Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

  PHAMIS. The WBCA provides that a special meeting of shareholders of a corporation may be called by its board of directors, by holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, or by other persons authorized to do so by the articles of incorporation or bylaws of the corporation. However, the WBCA allows the right of shareholders to call a special meeting to be limited or denied to the extent provided in the articles of incorporation. The PHAMIS Articles provide that a special meeting may not be called by shareholders and may only be called by the Chairman of the PHAMIS Board, the President, or by the PHAMIS Board.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS

  IDX. Each of the VBCA, IDX Articles and IDX Bylaws does not contain any provisions relative to shareholder proposals and shareholder nominations of directors.

  PHAMIS. Under the PHAMIS Bylaws, written notice of a shareholder's intent to nominate a director must be received by the Secretary of PHAMIS not later than 120 days before the annual meeting and not more than seven (7) days following the date of notice of the meeting in the case of a special meeting. In addition, under the PHAMIS Bylaws, written notice of a shareholders' intent to propose a matter of business before the annual shareholders' meeting must be received by the Secretary of PHAMIS not fewer than 60 nor more than 90 days prior to the date of the annual shareholder's meeting.

BUSINESS COMBINATION STATUTE

  IDX. Each of the VBCA, IDX Articles and IDX Bylaws does not contain any provisions relative to business combination transactions with interested persons.

  PHAMIS. The WBCA contains a provision in Section 23B.19.040 which prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who beneficially owns 10% or more of the voting securities of the target corporation (an "Acquiring Person") for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition. The significant business transactions include, merger or consolidation with, disposition of assets to or with, or issuance or redemption of stock to or from, the Acquiring Person, termination of five percent (5%) or more of the employees of the target corporation employed in Washington State as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. Target corporations include domestic corporations with a class of voting shares registered with the Commission. A corporation may not "opt out" of this statute.

REQUIRED VOTE FOR AUTHORIZATION OF MERGERS, SHARE EXCHANGE, AND SALE OF ASSETS

  IDX. Except as noted below, Vermont law generally requires a merger, share exchange, consolidation or sale of substantially all of a corporation's assets, other than in the regular course of business, to be approved by the corporation's board of directors and its shareholders and (unless the articles of incorporation or the board of directors requires a greater vote or a vote by voting groups) by a majority of all votes entitled to be cast on the transaction. Vermont law further provides that submission by a board of directors may be conditioned on any basis. Assuming approval of the Second Charter Proposal, the IDX Articles will require the affirmative vote of the holders of shares representing at least two-thirds of the votes cast on certain business combinations in order to approve such business combinations in the event that the IDX Board does not recommend such business combinations to the shareholders. See "Second Amendment to IDX's Second Amended and Restated Articles of Incorporation."

  With respect to a merger, no vote of the shareholders of a Vermont corporation party to a merger is required if the corporation's separate corporate existence does not cease as the result of the merger and (i) its articles of incorporation will not differ from its articles before the merger, subject to certain exceptions, (ii) each shareholder of the corporation immediately before the merger would hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger, (iii) the voting power of shares outstanding immediately after the merger plus the shares issuable as a result of the merger will not exceed by more than 20% the voting power of shares of the corporation outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

  PHAMIS. Under the WBCA, a merger, share exchange, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by two-thirds of all votes entitled to be cast on the matter, unless another proportion is specified in the articles of incorporation. The PHAMIS Articles provide that shareholders holding a majority of the outstanding shares entitled to vote on such a transaction may approve the transaction; provided the transaction has been approved by a majority of the "Continuing Directors" of the Board of Directors. Continuing Directors is defined in the PHAMIS Articles as any member of the PHAMIS Board on December 1, 1994 or who is subsequently elected upon the recommendation of a majority of the Continuing Directors. All of the current members of the PHAMIS Board qualify as Continuing Directors and the Merger was unanimously approved by the PHAMIS Board. Consequently, only a majority of the outstanding shares of PHAMIS entitled to vote on the Merger are required for its approval.

AMENDMENT OF ARTICLES OF INCORPORATION

  IDX. Vermont law provides that, unless the articles of incorporation provide otherwise, the board of directors can amend a corporation's articles of incorporation without shareholder action, for certain changes, including (i) changing the initial registered agent or registered office, (ii) changing issued and unissued shares of an outstanding class with a greater number of whole shares if the corporation has only shares of that class outstanding, and (iii) any other change expressly permitted to be made under the VBCA without shareholder action. A corporation can also amend its articles of incorporation by director proposal that is submitted to the shareholders. Unless the VBCA, the IDX Articles, or the IDX Bylaws require a greater vote, the amendment must be approved by the majority of the votes entitled to be cast by any voting group with respect to which the amendment would create dissenters' rights. Provisions of the IDX Articles relating to (i) the number, vacancies, removal and certain powers of the members of the IDX Board, (ii) the rights of IDX and shareholders of IDX to call special meetings of shareholders, (iii) indemnification of officers and directors, and (iv) the elimination of liability of officers and directors, may not be amended without the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast thereon.

  PHAMIS. Under the WBCA, with certain exceptions, amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. All amendments to the PHAMIS Articles must be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote thereon unless another proportion is specified in the PHAMIS Articles, by the PHAMIS Board as a condition to its recommendation or by provisions of the WBCA. The PHAMIS Articles require an amendment to the PHAMIS Articles to receive affirmative vote of the holders of two-thirds of the shares entitled to vote thereon at any regular meeting or special meeting duly called for that purpose.

AMENDMENT OF BYLAWS

  IDX. Vermont law provides that a corporation's bylaws may be amended or repealed by the vote of a majority of all the board of directors unless the articles of incorporation reserve this power exclusively to the shareholders in whole or in part or the shareholders in amending or repealing a particular bylaw provided expressly that the board of directors may not amend or repeal that bylaw. A corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may be amended or repealed by its board of directors. The IDX Bylaws provide that the IDX Board may amend the IDX Bylaws, but any bylaw made, altered or amended by the IDX shareholders may not be altered, amended or repealed by the IDX Board.

  PHAMIS. Washington law provides that the shareholders and the board of directors of a corporation share the power to amend or repeal bylaws. If shareholders originally adopt a bylaw that fixes a greater than majority quorum or voting requirement for the board of directors, only shareholders may amend that bylaw. The PHAMIS Bylaws state that the PHAMIS Board shall have the power to adopt, amend, or repeal the PHAMIS Bylaws at a duly called meeting or by written consent. The shareholders shall also have the power to adopt, amend or repeal the PHAMIS Bylaws upon the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon.

APPRAISAL AND DISSENTERS' RIGHTS

  IDX. Vermont law generally provides dissenters' rights for (i) mergers if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent, (ii) share exchanges to which the corporation is a party as the corporation whose shares will be acquired, (iii) sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales),
(iv) certain amendments to the articles of incorporation that materially and adversely affect rights in respect of a dissenter's shares, and (v) any corporate actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that shareholders are entitled to dissenters' rights. To perfect such dissenters' rights, the shareholder must (i) file a written objection with the corporation, prior to the vote, stating that such shareholder intends to demand payment for his shares if the action is taken, and (ii) not vote in favor of the proposed action. Holders of IDX Common Stock will be entitled, under certain circumstances, to assert dissenters' rights under Chapter 13 of the VBCA with respect to the Second Charter Proposal; IDX is not a corporation party to the Merger pursuant to Vermont law, and the provisions of the VBCA respecting dissenters' rights in the context of a merger do not apply with respect to the Merger or the Merger Proposal. In addition, such provisions of the VBCA do not apply with respect to the Charter Proposal, the Plan Proposal, the ESPP Proposal or the DSOP Proposal. See "The Merger--Dissenters' Rights."

  PHAMIS. Under the WBCA, a shareholder is entitled to dissent from and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights. See also "The Merger--Dissenters' Rights."

LIMITATION ON DIRECTORS' LIABILITY

  IDX. The VBCA permits the elimination or limitation of the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take action, solely as a director, based on failure to discharge his or her own duties as required by the VBCA, except liability for the amount of a financial benefit received by a director to which the director is not entitled, an intentional or reckless infliction of harm on the corporation or its shareholders, unlawful distributions or an intentional or reckless criminal act. The IDX Articles provide for the limitation of liability for breach of fiduciary duty to the fullest extent permitted by Vermont law.

  PHAMIS. The WBCA allows a corporation to provide in its articles of incorporation for the elimination or limitation of personal liability of directors to the corporation or its shareholders for monetary damages for their conduct as directors. A corporation, however, cannot eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct, a knowing violation of law, conduct regarding liability for unlawful distributions, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. The PHAMIS Articles provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the laws of Washington and incorporates future amendments to Washington law with respect to the elimination of such liability.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES

  IDX. The VBCA permits indemnification of directors for reasonable expenses (including attorneys' fees) incurred in a proceeding and amounts paid or incurred in satisfaction of judgments, fines and settlements of any proceedings (other than derivative actions) if such person acted in good faith and reasonably believed that his or her conduct was in the best interest of the corporation (or, in some circumstances, not opposed to its best interests) and, if a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful and the director is not found to have engaged in a reckless or intentional unlawful act. A corporation may not, under this statute, indemnify a director in connection with a proceeding in which he or she was adjudged liable to the corporation, or in connection with a proceeding in which he or she was adjudged liable on the basis that he or she received an improper personal benefit.

  Unless limited by its articles of incorporation, a corporation is required by the VBCA to indemnify a director or officer for his or her reasonable expenses if the director or officer is wholly successful in the defense of a proceeding brought because he or she was a director or officer. The IDX Articles and the IDX Bylaws provide indemnification for officers, directors, employees and agents to the fullest extent permitted by the VBCA against all expense, liability and loss, and authorize the advance of expenses prior to the ultimate determination of entitlement to indemnification, to the maximum extent permitted by the VBCA.

  PHAMIS. Under the WBCA, if authorized by its articles of incorporation, a bylaw adopted or ratified by shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation has the power to indemnify a director, officer or employee made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed for:
(i) acts or omissions of a director, officer or employee finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director, officer or employee finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director, officer or employee personally received a benefit in money, property or services to which the director, officer or employee was not legally entitled. The WBCA provides for mandatory indemnification where a director is wholly successful, on the merits or otherwise in the defense of a proceeding to which the director is a party because of being a director of the corporation.

  The WBCA's legislative history suggests that a corporation may indemnify its directors, officers and employees for amounts paid in settlement of derivative actions, provided that the director's, officer's or employee's conduct does not fall within one of the categories set forth above. Generally, the PHAMIS Bylaws provide that PHAMIS shall indemnify its directors and officers and may indemnify its employees to the fullest extent permitted by the WBCA, including indemnification of persons seeking to enforce indemnification rights through a proceeding authorized by the PHAMIS Board and initiated by such person.

CUMULATIVE VOTING

  In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single nominee or may allocate among as many nominees as the shareholder may choose. Without cumulative voting, the holders of a majority of shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all of the directors to be elected at that meeting and no nominee could be elected without the support of a majority of the shares voting at such meeting.

  IDX. Unless otherwise provided in the articles of incorporation, under Vermont law, shareholders do not have a right to cumulate their votes for directors, and directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. However, the IDX Articles provide that in an election of directors each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.

  PHAMIS. Washington law provides for cumulative voting for the election of directors unless the articles of incorporation of a corporation provide otherwise. The PHAMIS Articles state that shareholders have no right to cumulative votes in the election of directors.

CONFLICT OF INTEREST TRANSACTIONS

  IDX. In the case of a director's action, Vermont law provides that a transaction with the corporation where a director has an interest is not voidable by the corporation solely because of the director's interest if (i) the required disclosure of the transaction and director interest was made to the board of directors and the transaction is authorized by a majority of the disinterested directors, or (ii) the transaction, judged according to the circumstances at the time of the transaction, is fair to the corporation. In the case of a shareholders' action, a transaction with the corporation where a director has an interest is not voidable solely because of the director's interest if (i) notice is given to shareholders describing the director's conflicting interest transaction, (ii) the director discloses the number, and the identity of persons holding or controlling the vote of all shares beneficially owned by the director or related person, and (iii) required disclosure was made to the shareholders who voted on the transaction, or (iv) the transaction is fair to the corporation.

  IDX adopted a policy that all material transactions between IDX and its officers, directors and other affiliates must (i) be approved by a majority of the members of the IDX Board and by a majority of the disinterested members of the IDX Board, and (ii) be on terms no less favorable to IDX than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by IDX to its officers, directors and other affiliates be for bona fide business purposes only.

  PHAMIS. The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (i) it is approved by a majority of qualified directors (but no fewer than two); (ii) it is approved by the affirmative vote of the majority of all qualified shares after notice and disclosure to the shareholders; or (iii) at the time of commitment, the transaction is established to have been fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have either: (a) a conflicting interest respecting the transaction or
(b) a familial, financial, professional or employment relationship with a second director who does have a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director (or an affiliate of the director) who has a conflicting interest respecting the transaction.

DIVIDENDS AND OTHER DISTRIBUTIONS

  IDX. Under Vermont law, a corporation generally may make dividends or other distributions to its shareholders unless after giving effect to the distribution either the corporation would not be able to pay its debts as they become due in the usual course of business or its assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permits otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential dissolution rights of any shareholders whose preferential rights are superior to those receiving the distribution. Additionally, under the VBCA, the corporation's articles of incorporation could further restrict its ability to make distributions, however the IDX Articles contain no such provision.

  PHAMIS. Under the WBCA, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

SHAREHOLDER INSPECTION RIGHTS

  IDX. Under Vermont law, a corporation's shareholders are also entitled to inspect and copy, during regular business hours at the corporation's principal office, the minutes of shareholder meetings, articles of incorporation, bylaws, the most recent annual report, and certain other records of the corporation, provided the shareholder gives the corporation written notice of his or her demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity the shareholder's purpose and the records the shareholder desires to inspect, and if the records are directly connected with the shareholder's purpose, may also, upon five (5) business days' written notice, inspect and copy accounting and shareholder records of the corporation. A corporation's charter or bylaws cannot limit these shareholder rights.

  PHAMIS. In connection with every meeting of shareholders, shareholders are entitled to inspect the shareholder voting list beginning 10 days prior to the meeting and continuing through the meeting, at the corporation's principal business office, or at a location in the city where the meeting will be held. In order to inspect general shareholder records, the shareholder must provide a written notice five business days prior to the date of inspection. Every shareholder is so entitled to inspect and copy a corporation's articles of incorporation, bylaws, shareholder minutes, annual financial statements, general written communications to shareholders and names and addresses of officers and directors. A shareholder may inspect and copy a corporation's other books and records only for a proper purpose and if the demand is made in good faith.

RIGHTS PLANS AND AGREEMENTS

  IDX. IDX has not adopted a Rights Plan or entered into a Rights Agreement.

  PHAMIS. On July 24, 1996, the PHAMIS Board adopted and approved the PHAMIS Rights Plan and declared a dividend of one Right for each share of PHAMIS Common Stock outstanding on July 31, 1996. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire PHAMIS on terms not approved by the PHAMIS Board, but they will not interfere with any negotiated merger or other business combination.

  In the event that any person or group acquires beneficial ownership of 15 percent or more of the outstanding shares of PHAMIS Common Stock other than pursuant to a "qualifying offer," as defined in the PHAMIS Rights Plan, each holder of a Right, other than a Right beneficially owned by the acquiring person, will thereafter have the Right to receive upon exercise that number of shares of PHAMIS Common Stock having a market value of two times the exercise price of the Right. In addition, if at any time following such acquisition of 15 percent or more of the outstanding PHAMIS Common Stock, PHAMIS is acquired in a merger or other business combination transaction or 50 percent of more of its consolidated assets or earning power are sold, other than resulting from a qualifying offer, each holder of a Right will receive, upon exercise of that Right at the prevailing exercise price of the Right, that number of shares of common stock of the acquiring company which, at the time of such transaction, will have a market value of two times the exercise price of the Right.

                  FIRST AMENDMENT TO IDX'S SECOND AMENDED AND
                      RESTATED ARTICLES OF INCORPORATION

  At the IDX Special Meeting, IDX shareholders will be asked to consider and vote upon a proposal to amend the IDX Articles (the "Charter Amendment") to increase the number of shares of capital stock which IDX has the authority to issue from 55,000,000 to 105,000,000 and the number of shares of IDX Common Stock which IDX has the authority to issue from 50,000,000 to 100,000,000 (the "Charter Proposal").

  The IDX Board believes the approval of the Charter Proposal is in the best interests of IDX and its shareholders and recommends a vote FOR the proposal. The approval of the Charter Proposal will require the affirmative vote of the holders of shares representing a greater number of shares than the number of shares represented by those voting against such proposal, assuming a quorum is present. A copy of the Charter Amendment is attached hereto as Annex F and incorporated herein by reference.

  IDX may use authorized and unissued shares of IDX Common Stock for various corporate purposes, including, but not limited to, possible future financing and acquisition transactions, possible recapitalizations through stock splits or stock dividends, issuances of additional stock options or awards, and other corporate purposes. Authorized and unissued shares of IDX Common Stock may be issued for the foregoing purposes by the IDX Board without further shareholder action unless the issuance is in connection with a transaction for which shareholder approval is otherwise required under the IDX Articles, applicable law, regulation or agreement. The issuance of the additional shares of IDX Common Stock proposed for authorization may have the effect of diluting existing shareholder earnings per share, book value per share and voting power. In addition, issuance of the shares of IDX Common Stock proposed for authorization may be used to make a change in control of IDX more difficult or costly by diluting stock ownership of persons seeking to obtain control of IDX or by permitting the IDX Board to issue shares to purchasers favorable to the IDX Board in opposing an effort to obtain control of IDX. For a discussion of the potential anti-takeover effects of certain provisions of the IDX Articles and the Second Charter Amendment see "Description of IDX Capital Stock" and "Second Amendment to IDX's Amended and Restated Articles of Incorporation."

  The approval of the Charter Proposal is not a condition to the approval of the Merger Proposal or the consummation of the Merger. The approval of the Merger Proposal and the consummation of the Merger are not conditions to the filing of the Charter Amendment.

                 SECOND AMENDMENT TO IDX'S SECOND AMENDED AND
                      RESTATED ARTICLES OF INCORPORATION

  At the IDX Special Meeting, IDX shareholders will be asked to consider and vote upon a proposal to amend the IDX Articles (the "Second Charter Amendment") to increase the shareholder vote required from a majority to two-thirds for approval of a Business Combination (as defined below) in the event that the then current or pre-existing IDX Board does not recommend such a Business Combination (as defined below) to the shareholders (the "Second Charter Proposal").

  The IDX Board believes the approval of the Second Charter Proposal is in the best interests of IDX and its shareholders and recommends a vote FOR the proposal. The approval of the Second Charter Proposal will require the affirmative vote of the holders of shares representing at least two-thirds of the shares cast on such proposal, assuming a quorum is present. A copy of the Second Charter Amendment is attached hereto as Annex G and incorporated herein by reference.

  Holders of IDX Common Stock who, prior to the IDX Special Meeting, properly demand appraisal and have not voted in favor of the Second Charter Proposal are or may be entitled to assert dissenters' rights under Vermont Law with respect to the Second Charter Proposal. See "The Merger--Dissenters' Rights" and Annex E--Chapter 13 of the Vermont Business Corporation Act.

  The IDX Articles are currently silent with respect to the shareholder vote required in the event of a merger, share exchange or consolidation of IDX with any other corporation, or the sale, lease, exchange or other disposition or encumbrance, whether in one transaction or a series of transactions, by IDX of all or a substantial part of IDX's assets, other than in the usual and regular course of business (a "Business Combination"). The VBCA requires a Business Combination to be approved by a majority of the votes entitled to be cast on such Business Combination of each voting group entitled to vote separately on such Business Combination. The Second Charter Amendment will not effect that vote requirement with respect to Business Combinations recommended to the shareholders by the IDX Board. It would, however, increase the vote required to approve Business Combinations not recommended to the shareholders by the then current or pre-existing IDX Board. The required vote would be increased from a majority to two-thirds of the votes entitled to be cast on a Business Combination of each voting group entitled to vote separately on such Business Combination.

  The IDX Board believes that the Second Charter Proposal may enhance its ability to protect shareholders against attempts to acquire control of IDX by means of unfair or abusive tactics that exist in many unsolicited takeover attempts. The IDX Board believes that the Second Charter Proposal may encourage persons seeking to acquire control of IDX to engage in good faith, arms'-length negotiations with the IDX Board regarding the structure of their proposal and may permit the IDX Board to engage in such negotiations from a stronger position. The IDX Board believes that the Second Charter Proposal may help to ensure that adequate consideration is received by the shareholders in the event that IDX is ultimately acquired by a third party.

  The Second Charter Amendment, if approved, may (i) have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of IDX, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices,
(ii) limit the ability of shareholders to approve transactions that they may deem to be in their best interests, and (iii) make the removal of members of management more difficult. In addition, the Second Charter Amendment, if approved, would allow a shareholder or group of shareholders, including certain executive officers of IDX, owning or controlling more than one-third of the shares of IDX Common Stock to block a proposed Business Combination. Following consummation of the Merger, based on the number of outstanding shares of IDX Common Stock and PHAMIS Common Stock as of March 31, 1997 and assuming a Conversion Ratio of .73, (i) Messrs. Tarrant and Hoehl will beneficially own in the aggregate approximately 52.9% of the outstanding shares of IDX Common Stock, (ii) the executive officers of IDX as a group will beneficially own in the aggregate approximately 55.9% of the outstanding shares of IDX Common Stock, and (iii) the directors of IDX as a group will beneficially own in the aggregate approximately 57.6% of the outstanding shares of IDX Common Stock.

  Other provisions of the IDX Articles, including but not limited to those relating to the authorization of "blank check" preferred stock, officers entitled to call special meetings of shareholders, removal of directors, classification of the IDX Board and the shareholder vote required to approve certain amendments to the IDX Articles may (i) have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of IDX, (ii) limit the ability of shareholders to approve transactions that they may deem to be in their best interests, and (iii) make the removal of members of management more difficult. See "Description of IDX Capital Stock." Although there is no specific relationship among these provisions of the IDX Articles and proposed amendments thereto, each such provision of the IDX Articles individually, the Charter Amendment individually, the Second Charter Amendment individually and all such provisions of the IDX Articles and proposed amendments thereto in the aggregate, may have anti-takeover effects as described above. See "Description of IDX Capital Stock" and "First Amendment to IDX's Second Amended and Restated Articles of Incorporation."

  The Second Charter Proposal is not part of any plan on the part of the management of IDX or the IDX Board to adopt a series of amendments to the IDX Articles having potential anti-takeover effects. In addition, neither the management of IDX nor the IDX Board presently intends to propose other anti-takeover measures in the future. The Second Charter Proposal is not being made as a result of any specific effort known to the management of IDX or the IDX Board to accumulate shares of IDX Common Stock, obtain control of IDX, or engage in a hostile takeover of IDX.

  The approval of the Second Charter Proposal is not a condition to the approval of the Merger Proposal or the consummation of the Merger. The approval of the Merger Proposal and the consummation of the Merger are not conditions to the filing of the Second Charter Amendment.

         AMENDMENT TO AND CONTINUANCE OF IDX'S 1995 STOCK OPTION PLAN

  At the IDX Special Meeting, IDX shareholders will be asked to consider and vote upon a proposal to amend the 1995 Stock Option Plan of IDX (the "Option Plan") to increase the number of shares of IDX Common Stock authorized for issuance thereunder from 1,470,000 shares to 4,500,000 shares and to continue the Option Plan, as amended (the Plan Proposal). The Board of Directors of IDX believes the approval of the Plan Proposal is in the best interest of IDX and its shareholders and recommends a vote FOR this proposal.

  The IDX Board believes that stock options which may be granted under the Option Plan have been, and will continue to be, an important compensation element in attracting and retaining key employees who are expected to contribute to IDX's growth and success. As a result of the proposed Merger between IDX and PHAMIS, the number of outstanding shares of IDX Common Stock and the number of employees of IDX (including employees of its subsidiaries) are expected to increase. In addition, IDX will not be permitted to grant any options which remained available for grant under PHAMIS' option plans. To ensure that IDX has the ability to continue to provide incentive to employees in the form of stock options following the Merger, the IDX Board has determined that the number of shares of IDX Common Stock available for issuance under the Option Plan should be increased to 4,500,000 shares.

  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In particular, income recognized upon the exercise of a stock option is not subject to the deduction limit if the option was issued under a plan approved by shareholders that provides a limit to the number of shares that may be issued under the plan to any individual.

  In order for options awarded under the Option Plan, as amended, to comply with Section 162(m) after the IDX Special Meeting, the continuance of the Option Plan must be approved by shareholders. Accordingly, the IDX Board voted, subject to shareholder approval, to continue the Option Plan. If the shareholders do not vote to continue the Option Plan, IDX will not grant any further options under the Option Plan.

  The Plan Proposal is being presented to the shareholders of IDX as a separate proposal from the Merger Proposal, and the approval of the Plan Proposal is not a condition to the approval of the Merger Proposal or the consummation of the Merger.

  The Option Plan is summarized below. This summary is qualified in all respects by reference to the full text of the Option Plan, copies of which are available upon request to the Secretary of IDX.

SUMMARY OF THE EQUITY PLAN

  The Option Plan was adopted by the IDX Board and approved by the shareholders of IDX in September 1995. The Option Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisers to, IDX and its subsidiaries. Under the Option Plan, IDX may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("incentive stock options"), or options not intended to qualify as incentive stock options ("non-statutory options"). Incentive stock options may only be granted to employees of IDX. A total of 1,470,000 shares of IDX Common Stock may be issued upon the exercise of options granted under the Option Plan. As of March 31, 1997, 14,650 shares of IDX Common Stock had been issued under the Option Plan, 1,013,692 shares of IDX Common Stock were subject to outstanding stock options under to Option Plan and 441,658 shares of IDX Common Stock remained available for future option grants under the Option Plan. The maximum number of shares with respect to which options may be granted to any employee under the Option Plan shall not exceed 147,000 shares of IDX Common Stock during any calendar year.

  The Compensation Committee of the IDX Board may, in its sole discretion, include additional provisions in any option or award granted or made under the Option Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee of the IDX Board, so long as not inconsistent with the Option Plan or applicable law. The Compensation Committee of the IDX Board may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the Option Plan may be exercised. Unless sooner terminated in accordance with the provisions of the Option Plan, the Option Plan will terminate upon the close of business on the day next preceding the tenth anniversary of the date of its adoption by the IDX Board.

  As of March 31, 1997, IDX had approximately 1,283 employees, all of whom were eligible to participate in the IDX Option Plan (although this number will increase by approximately 368 if the Merger is consummated). During the fiscal year ended December 31, 1996 (i) Mr. Galin received options to purchase 69,671 shares of IDX Common Stock under the Option Plan, (ii) all executive officers as a group received options to purchase an aggregate of 198,441 shares of IDX Common Stock under the Option Plan, (iii) all non-executive directors as a group received no shares of IDX Common Stock under the Option Plan, and (iv) all non-executive employees as a group received options to purchase an aggregate of 508,135 shares of IDX Common Stock under the Option Plan. The number of individuals receiving stock options varies from year to year depending on various factors, such as the number of promotions and IDX's hiring needs during the year, and thus the Company cannot now determine the number or nature of awards to be granted to any particular executive officer, executive officers as a group, non-executive directors as a group, or non-executive employees as a group under the Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to the grant and exercise of stock options under the Option Plan and with respect to the sale of IDX Common Stock acquired under the Option Plan. It does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of IDX Common Stock acquired under the Option Plan.

  Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of IDX Common Stock acquired through the exercise of the option ("ISO Stock"). Nevertheless, in the case of a participant who has not been an employee of IDX at all times between the date on which a particular option was granted (the "Grant Date") and the date that is three months before the date on which the option is exercised (the "Exercise Date"), and for purposes of the alternative minimum tax, an option will be treated as though it were a non-statutory option and taxed as described below under "Non-Statutory Options." While a participant will pay alternative minimum tax only to the extent of the excess of that tax over the participant's regular tax, the treatment of an option as a non-statutory option for purposes of the alternative minimum tax could create such an excess.

  Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the Grant Date and one year from the Exercise Date, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

  If the participant sells ISO Stock prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a
"Disqualifying Disposition"), then the participant generally will recognize ordinary compensation income in an amount equal to the lesser of:

    (i) the excess of the fair market value of the ISO Stock on the Exercise Date over the exercise price; and

    (ii) the excess of the sale price of the ISO Stock over the exercise price.

  A participant making a Disqualifying Disposition will also recognize capital gain in an amount equal to the excess of the sale price of the ISO Stock over the fair market value of the ISO Stock on the Exercise Date. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital gain if the participant has held the ISO Stock for a shorter period.

  If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital loss if the participant has held the ISO Stock for a shorter period.

  Non-Statutory Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory option. Unlike the case of an incentive stock option, however, a participant will recognize taxable income upon the exercise of a non-statutory option. In particular, a participant who exercises a non-statutory option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the IDX Common Stock acquired through the exercise of the option (the "NSO Stock") on the Exercise Date over the exercise price.

  With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the NSO Stock for a shorter period.

  Tax Consequences to IDX. The grant of a stock option under the Option Plan will have no tax consequences to IDX. Moreover, in general, neither the exercise of an incentive stock option acquired under the Option Plan nor the sale of any IDX Common Stock acquired under the Option Plan will have any tax consequences to IDX. IDX generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Option Plan. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

  Withholding. While a participant's Disqualifying Disposition of ISO Stock will result in the recognition of ordinary compensation income, IDX will have no withholding obligation with respect to that income. Nevertheless, IDX will have a withholding obligation with respect to ordinary compensation income recognized upon the exercise of a non-statutory option by a participant who is employed by IDX. IDX will require any such participant to make arrangements to satisfy this withholding obligation.

             AMENDMENT TO IDX'S 1995 EMPLOYEE STOCK PURCHASE PLAN

  At the IDX Special Meeting, IDX shareholders will be asked to consider and vote upon a proposal to amend the 1995 Employee Stock Purchase Plan of IDX (the "Purchase Plan") to increase the number of shares of IDX Common Stock authorized for issuance thereunder from 500,000 shares to 1,400,000 shares (the ESPP Proposal). The Board of IDX believes the approval of the ESPP Proposal is in the best interest of IDX and its shareholders and recommends a vote FOR this proposal.

  The IDX Board believes that stock which may be purchased under the ESPP Plan has been, and will continue to be, an important compensation element in attracting and retaining key employees who are expected to contribute to IDX's growth and success. As a result of the proposed Merger between IDX and PHAMIS, the number of outstanding shares of IDX Common Stock and the number of employees of IDX (including employees of its subsidiaries) are expected to increase. To ensure that IDX has the ability to continue to provide incentive to employees in the form of shares of IDX Common Stock following the Merger, the IDX Board has determined that the number of shares of IDX Common Stock available for purchase under the Purchase Plan should be increased to 1,400,000 shares.

  The ESPP Proposal is being presented to the shareholders of IDX as a separate proposal from the Merger Proposal, and the approval of the ESPP Proposal is not a condition to the approval of the Merger Proposal or the consummation of the Merger.

  The Purchase Plan is summarized below. This summary is qualified in all respects by reference to the full text of the Purchase Plan, copies of which are available upon request to the Secretary of IDX.

SUMMARY OF THE PURCHASE PLAN

  The Purchase Plan was adopted by the IDX Board and approved by the shareholders of IDX in September 1995. All employees of IDX, including directors of IDX who are employees, and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and who have been employed by IDX for more than one month prior to the commencement of any option period are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of IDX or any subsidiary are not eligible to participate.

  On the first day of a designated payroll deduction period (the "Offering Period"), IDX will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of IDX Common Stock as follows: the employee may authorize an amount up to 10% of such employee's regular pay to be deducted by IDX from such pay during the Offering Period (the "Offering"). On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the IDX Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 12% of the employee's annualized base pay divided by 85% of the market value of a share of IDX Common Stock on the commencement date of the Offering Period. The Compensation Committee at the IDX Board may, in its discretion, choose an Offering Period of 12 months or less for each Offering and choose a different Offering Period for each Offering.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the time of death. A total of 500,000 shares of IDX Common Stock may be issued to participating employees under the Purchase

Plan. As of March 31, 1997, 159,929 shares of IDX Common Stock had been issued under the Purchase Plan and 340,071 shares of IDX Common Stock remained available for future issuance under the Purchase Plan.

  The IDX Board may at any time amend the Purchase Plan in any respect, except that (i) if approval of any such amendment by the shareholders of IDX is required by Section 423 of the Code or by Rule 16b-3 under the Exchange Act, such amendment shall not be effected without such approval, and (ii) no amendment shall be made which would cause the Purchase Plan to fail to comply with Section 16 of the Exchange Act and the rules thereunder, or Section 423 of the Code.

  As of March 31, 1997, IDX had approximately 1,283 employees, all of whom were eligible to participate in the Purchase Plan (although this number will increase by approximately 368 if the Merger is consummated). During the fiscal year ended December 31, 1996 (i) Mr. Crook purchased 1,965 shares of IDX Common Stock under the Purchase Plan, (ii) all executive officers as a group purchased an aggregate of 5,848 shares of IDX Common Stock under the Purchase Plan, (iii) all non-executive directors as a group purchased no shares of IDX Common Stock under the Purchase Plan, and (iv) all non-executive employees as a group purchased an aggregate of 154,081 shares of IDX Common stock under the Purchase Plan. The number of individuals purchasing IDX Common Stock varies from year to year depending on various factors, such as the number of promotions and IDX's hiring needs during the year, and thus the Company cannot now determine the number of shares of IDX Common Stock to be purchased by any particular executive officer, executive officers as a group, non-executive directors as a group, or non-executive employees as a group under the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to participation in the Purchase Plan and with respect to the sale of IDX Common Stock acquired under the Purchase Plan. It does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of IDX Common Stock acquired under the Purchase Plan. FOR PRECISE ADVICE AS TO ANY SPECIFIC TRANSACTION OR SET OF CIRCUMSTANCES, PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS. PARTICIPANTS SHOULD ALSO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF ANY STATE, LOCAL, AND FOREIGN TAXES AND ANY FEDERAL GIFT, ESTATE, AND INHERITANCE TAXES.

  The Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code. The Purchase Plan is not a qualified plan under Section 401(a) of the Code.

  Tax Consequences to Participants. In general, a participant will not recognize taxable income upon enrolling in the Purchase Plan or upon purchasing shares of IDX Common Stock at the end of an Offering. Instead, if a participant sells IDX Common Stock acquired under the Purchase Plan at a sale price that exceeds the price at which the participant purchased the IDX Common Stock, then the participant will recognize taxable income. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

  If the participant sells the IDX Common Stock more than one year after acquiring it and more than two years after the date on which the Offering commenced (the "Offering Date"), then the participant will be taxed as follows. If the sale price of the IDX Common Stock is higher than the price at which the participant purchased the IDX Common Stock, then participant will recognize ordinary compensation income in an amount equal to the lesser of:

    (i) the excess of the fair market value of the IDX Common Stock on the Offering Date over the price at which the participant purchased the IDX Common Stock; and

    (ii) the excess of the sale price of the IDX Common Stock over the price at which the participant purchased the IDX Common Stock.

  Any further income will be long-term capital gain. If the sale price of the IDX Common Stock is less than the price at which the participant purchased the IDX Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the IDX Common Stock over the sale price of the IDX Common Stock.

  If the participant sells the IDX Common Stock within one year after acquiring it or within two years after the Offering Date (again, a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the IDX Common Stock on the date that it was purchased over the price at which the participant purchased the IDX Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the IDX Common Stock over the fair market value of the IDX Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the IDX Common Stock on the date that it was purchased over the sale price of the IDX Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the IDX Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the IDX Common Stock for a shorter period.

  Tax Consequences to IDX. The offering of IDX Common Stock under the Purchase Plan will have no tax consequences to IDX. Moreover, in general, neither the purchase nor the sale of IDX Common Stock acquired under the Purchase Plan will have any tax consequences to IDX except that IDX will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

  Withholding. The amount that a participant elects to have deducted from his or her base pay for the purchase of IDX Common Stock under the Purchase Plan constitutes taxable wages and is subject to withholding. Moreover, IDX may have a withholding obligation with respect to ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. IDX will require any affected participant to make arrangements to satisfy this withholding obligation, if any.

              AMENDMENT TO IDX'S 1995 DIRECTOR STOCK OPTION PLAN

  At the IDX Special Meeting, IDX shareholders will be asked to consider and vote upon a proposal to amend the 1995 Director Stock Option Plan of IDX (the "Director Plan") to increase the number of shares of IDX Common Stock authorized for issuance thereunder from 30,000 shares to 80,000 shares (the DSOP Proposal). The Board of Directors of IDX believes the approval of the DSOP Proposal is in the best interest of IDX and its shareholders and recommends a vote FOR this proposal.

  The Board of Directors believes that stock options which may be granted under the Director Plan have been, and will continue to be, an important compensation element in attracting and retaining non-employee directors who are expected to contribute to IDX's growth and success. As a result of the proposed Merger between IDX and PHAMIS, the number of outstanding shares of IDX Common Stock and the number of directors of IDX are expected to increase. In addition, IDX will not be permitted to grant any options which remained available for grant under PHAMIS' option plans. To ensure that IDX has the ability to continue to provide incentive to non-employee directors in the form of stock options following the Merger, the IDX Board has determined that the number of shares of IDX Common Stock available for issuance under the Director Plan should be increased to 80,000 shares.

  The DSOP Proposal is being presented to the shareholders of IDX as a separate proposal from the Merger Proposal, and the approval of the DSOP Proposal is not a condition to the approval of the Merger Proposal or the consummation of the Merger.

  The Director Plan is summarized below. This summary is qualified in all respects by reference to the full text of the Director Plan, copies of which are available upon request to the Secretary of IDX.

SUMMARY OF THE DIRECTOR PLAN

  The Director Plan was adopted by the IDX Board and approved by the shareholders of IDX in September 1995. Under the terms of the Director Plan, directors of IDX who are not employees of IDX or any subsidiary of IDX, are eligible to receive non-statutory options to purchase shares of IDX Common Stock. The granting of options under the Director Plan is at the discretion of and must be approved by (i) the IDX Board, or (ii) a committee of the IDX Board that is comprised solely of two or more "non-employee directors" (as defined in Rule 16b-3 under the Exchange Act). As set forth in the Director Plan, annual options to purchase that number of shares of IDX Common Stock equal to four times the cash value of a director's annual retainer (such cash value is approximately $15,000) divided by the average of the high and low per share price of IDX Common Stock on the Nasdaq National Market on the date of the annual meeting of shareholders, are granted to each eligible director on the date of each annual meeting of shareholders. All options will vest on the first anniversary of the date of grant (or, in the case of annual options, the day prior to the first annual meeting of shareholders of IDX following the date of grant, if earlier). With the exception of the options granted on November 17, 1995, the effective date of IDX's initial public offering of shares of Common Stock, the exercise price of options granted under the Director Plan equal the lesser of (i) the closing price of the IDX Common Stock on the date of grant or (ii) if the IDX Common Stock is not traded on the Nasdaq National Market or a securities exchange, the fair market value per share on the date of grant as determined by the IDX Board.

  Options granted under the Director Plan are not transferrable by the optionee except by will or by the laws of descent and distribution. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee for the portion then exercisable at any time within one year after the optionee ceases to serve as a director for any reason. No option is exercisable after the expiration of ten years from the date of grant. A total of 30,000 shares of IDX Common Stock may be issued upon the exercise of options granted under the Director Plan. As of March 31, 1997, no shares of IDX Common Stock had been issued under the Director Plan, 12,000 shares of IDX Common Stock were subject to outstanding stock options under the Director Plan and 18,000 shares of IDX Common Stock remained available for future option grants under the Director Plan.

  The Director Plan is administered by the IDX Board. The IDX Board may suspend or discontinue the Director Plan or revise or amend it in any respect; provided, however, that without approval of the shareholders, no revision or amendment may change the number of shares subject to the Director Plan (except as otherwise provided in the Director Plan). Provisions of the Director Plan relating to option grant dates and the option exercise price may not be amended more than once in any six-month period.

  As of March 31, 1997, IDX had four (4) directors who were eligible to participate in the IDX Director Plan (although this number may increase by approximately one (1) if the Merger is consummated). During the fiscal year ended December 31, 1996 (i) each of Messrs. Tarrant, Hoehl, Tufo, Crook and Galin received no shares of IDX Common Stock under the Director Plan, (ii) all executive officers as a group received no options to purchase shares of IDX Common Stock under the Director Plan, (iii) all non-executive directors as a group received an aggregate of 6,000 shares of IDX Common Stock under the Director Plan, and (iv) all non-executive employees as a group received no options to purchase shares of IDX Common Stock under the Director Plan. The number of directors receiving stock options varies from year to year depending on various factors, such as the number of directors during the year, and thus IDX cannot now determine the number of awards to be granted to any particular executive officer, executive officers as a group, non-executive directors as a group, or non-executive employees as a group under the Director Plan.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to the grant and exercise of stock options under the Director Plan and with respect to the sale of IDX Common Stock acquired under the Director Plan. It does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of IDX Common Stock acquired under the Director Plan. FOR PRECISE ADVICE AS TO ANY SPECIFIC TRANSACTION OR SET OF CIRCUMSTANCES, PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS. PARTICIPANTS SHOULD ALSO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF ANY STATE, LOCAL, AND FOREIGN TAXES AND ANY FEDERAL GIFT, ESTATE, AND INHERITANCE TAXES. The Director Plan is not a qualified plan under Section 401(a) of the Code.

  Tax Consequences to Participants. A participant will not recognize taxable income upon the grant of an option under the Director Plan. However, a participant will recognize ordinary compensation income upon the exercise of the option in an amount equal to the excess of the fair market value of the IDX Common Stock acquired through the exercise of the option (the "Option Stock") on the exercise date over the exercise price.

  A participant will have a tax basis for any Option Stock equal to the exercise price plus any income recognized with respect to the option. Upon selling Option Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the Option Stock over the participant's tax basis in the Option Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Option Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Option Stock for a shorter period.

  Tax Consequences to the Company. The grant of a stock option under the Director Plan will have no tax consequences to IDX except that IDX generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the Director Plan.

                                 LEGAL MATTERS

  The validity of the shares of IDX Common Stock to be issued in connection with the Merger will be passed upon for IDX by Robert W. Baker Jr., Esq., Vice President and General Counsel to IDX. As of March 31, 1997, Mr. Baker held 1,064 shares of IDX Common Stock and held options to acquire 46,371 additional shares of IDX Common Stock. Foster Pepper & Shefelman PLLC, Seattle, Washington, is acting as counsel for PHAMIS in connection with certain legal matters relating to the merger and the transaction contemplated thereby.

                                    EXPERTS

  The consolidated financial statements of IDX at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 incorporated in this Joint Proxy Statement/Prospectus and Registration Statement by reference to IDX's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  Representatives of Ernst & Young are expected to be present at the IDX Special Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

  The consolidated financial statements of PHAMIS, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the PHAMIS Special Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

           IDX SYSTEMS CORPORATION, PENGUIN ACQUISITION CORPORATION,

                                      AND

                                  PHAMIS, INC.

                                 MARCH 25, 1997

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I--THE MERGER...................................................  A-1
    1.1  The Merger.....................................................   A-1
    1.2  The Closing....................................................   A-1
    1.3  Actions at the Closing.........................................   A-1
    1.4  Additional Action..............................................   A-1
    1.5  Conversion of Shares...........................................   A-2
    1.6  Dissenting Shares..............................................   A-3
    1.7  Exchange of Shares.............................................   A-3
    1.8  Dividends......................................................   A-4
    1.9  Fractional Shares..............................................   A-4
    1.10 Options; Employee Stock Purchase Plan; Salary Savings and
          Deferral Plan.................................................   A-4
    1.11 Articles of Incorporation......................................   A-5
    1.12 Bylaws.........................................................   A-5
    1.13 Directors and Officers.........................................   A-5
    1.14 No Further Rights..............................................   A-5
    1.15 Closing of Transfer Books......................................   A-5
    1.16 Tax-Free Reorganization........................................   A-5
    1.17 Accounting Treatment...........................................   A-5
 ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-5
    2.1  Organization, Qualification and Corporate Power................   A-6
    2.2  Capitalization.................................................   A-6
    2.3  Authorization of Transaction...................................   A-7
    2.4  Noncontravention...............................................   A-7
    2.5  Subsidiaries...................................................   A-8
    2.6  Reports and Financial Statements...............................   A-8
    2.7  Absence of Certain Changes.....................................   A-8
    2.8  No Undisclosed Liabilities.....................................   A-8
    2.9  Tax Matters....................................................   A-8
    2.10 Assets.........................................................   A-9
    2.11 Owned Real Property............................................   A-9
    2.12 Intellectual Property..........................................   A-9
    2.13 Real Property Leases...........................................  A-11
    2.14 Contracts......................................................  A-11
    2.15 Accounts Receivable............................................  A-12
    2.16 Powers of Attorney.............................................  A-13
    2.17 Insurance......................................................  A-13
    2.18 Litigation.....................................................  A-13
    2.19 Company Customer Contracts.....................................  A-13
    2.20 Employees......................................................  A-14
    2.21 Employee Benefits..............................................  A-14
    2.22 Environmental Matters..........................................  A-15
    2.23 Legal Compliance...............................................  A-16
    2.24 Permits........................................................  A-16
    2.25 Certain Business Relationships With Affiliates.................  A-17
    2.26 Brokers' Fees..................................................  A-17
    2.27 Books and Records..............................................  A-17
    2.28 Customers and Suppliers........................................  A-17
    2.29 Pooling........................................................  A-17

                                                                           PAGE
                                                                           ----
    2.30 Company Action.................................................   A-17
    2.31 Rights Plan....................................................   A-17
    2.32 Disclosure.....................................................   A-18
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
              TRANSITORY SUBSIDIARY......................................  A-18
    3.1  Organization, Qualification and Corporate Power................   A-18
    3.2  Capitalization.................................................   A-18
    3.3  Authorization of Transaction...................................   A-18
    3.4  Noncontravention...............................................   A-19
    3.5  Reports and Financial Statements...............................   A-19
    3.6  Absence of Material Adverse Changes............................   A-19
    3.7  No Undisclosed Liabilities.....................................   A-19
    3.8  Intellectual Property..........................................   A-20
    3.9  Litigation.....................................................   A-20
    3.10 Environmental Matters..........................................   A-20
    3.11 Legal Compliance...............................................   A-20
    3.12 Disclosure.....................................................   A-20
 ARTICLE IV--COVENANTS...................................................  A-20
    4.1  Best Efforts...................................................   A-20
    4.2  Notices and Consents...........................................   A-21
    4.3  Special Meeting Prospectus/Proxy Statement and Registration
          Statement.....................................................   A-21
    4.4  Hart-Scott-Rodino Act..........................................   A-22
    4.5  Operation of Company Business..................................   A-22
    4.5A Operation of Buyer Business....................................   A-24
    4.6  Full Access....................................................   A-24
    4.7  Notice of Breaches.............................................   A-24
    4.8  Exclusivity....................................................   A-24
    4.9  Agreements from Certain Affiliates of the Company..............   A-25
    4.10 Listing of Merger Shares.......................................   A-25
    4.11 Rights Agreement...............................................   A-25
    4.12 Pooling Accounting.............................................   A-25
    4.13 Company Equity Plans...........................................   A-25
    4.14 Representations of Principal Stockholders......................   A-26
    4.15 Directors' and Officers' Liability Insurance; Indemnification..   A-26
    4.16 Relocation of Facilities.......................................   A-26
    4.17 Company Savings Plan...........................................   A-27
 ARTICLE V--CONDITIONS TO CONSUMMATION OF MERGER.........................  A-27
    5.1  Conditions to Each Party's Obligations.........................   A-27
    5.2  Conditions to Obligations of the Buyer and the Transitory
          Subsidiary....................................................   A-27
    5.3  Conditions to Obligations of the Company.......................   A-28
 ARTICLE VI--TERMINATION.................................................  A-29
    6.1  Termination of Agreement.......................................   A-29
    6.2  Effect of Termination..........................................   A-30
    6.3  Termination Fees...............................................   A-30
 ARTICLE VII--DEFINITIONS................................................  A-31

                                                                            PAGE
                                                                            ----
 ARTICLE VIII--MISCELLANEOUS............................................... A-33
    8.1  Press Releases and Announcements.................................  A-33
    8.2  No Third Party Beneficiaries.....................................  A-33
    8.3  Entire Agreement.................................................  A-33
    8.4  Succession and Assignment........................................  A-33
    8.5  Counterparts.....................................................  A-33
    8.6  Headings.........................................................  A-33
    8.7  Notices..........................................................  A-33
    8.8  Governing Law....................................................  A-34
    8.9  Amendments and Waivers...........................................  A-34
    8.10 Severability.....................................................  A-34
    8.11 Expenses.........................................................  A-34
    8.12 Specific Performance.............................................  A-34
    8.13 Submission to Jurisdiction.......................................  A-35
    8.14 Construction.....................................................  A-35
    8.15 Incorporation of Exhibits and Schedules..........................  A-35
    8.16 Nonsurvival of Representations, Warranties and Agreements........  A-35
 EXHIBITS
    Exhibit A--Rights Plan Amendment
    Exhibit B--Affiliate Agreement
    Exhibit C--Opinion of Counsel to the Company
    Exhibit D--Opinion of Counsel to the Transitory Subsidiary and the
     Buyer
    Schedule 4.5--Certain Permitted Actions

                         AGREEMENT AND PLAN OF MERGER

  Agreement entered into as of March 25, 1997 by and among IDX SYSTEMS CORPORATION, a Vermont corporation (the "Buyer"), PENGUIN ACQUISITION CORPORATION, a Washington corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and PHAMIS, INC., a Washington corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

  This Agreement contemplates a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of the Buyer, the Transitory Subsidiary and the Company. In the Merger, the stockholders of the Company will receive capital stock of the Buyer in exchange for their capital stock of the Company. It is intended that the Merger shall be accounted for as a pooling of interests basis.

  Now, therefore, in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows.

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the articles of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Washington Business Corporation Act (the "Articles of Merger") with the Secretary of State of the State of Washington. The Merger shall have the effects set forth in Section 23B.11 of the Washington Business Corporation Act (the "Washington Act").

  1.2 The Closing. Unless this Agreement is terminated and the transactions abandoned pursuant to Section 6.1 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Foster Pepper & Shefelman in Seattle, Washington, commencing at 9:00 a.m. local time on July 10, 1997, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

  1.3 Actions at the Closing. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Washington the Articles of Merger, and (d) the Buyer shall deliver a certificate for the Merger Shares (as defined below) to a bank trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7. If the Washington Secretary of State requires any changes in the Articles of Merger as a condition to filing the Articles of Merger or issuing its certificate to the effect that the Merger is effective, the Parties shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any substantial change in the terms of this Agreement.

  1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

  1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

    (a) (i) Each share of common stock, $0.0025 par value per share, of the Company ("Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Company Shares held in the Company's treasury) shall be converted into such number of newly issued shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio. As used in this Agreement, the term "Merger Shares" shall mean the shares of Buyer Common Stock issued by the Buyer upon conversion of the Company Shares. The "Conversion Ratio" shall initially be 0.73, and shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time (collectively, a "Recapitalization"). All such Company Shares when so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

    (ii) Notwithstanding the foregoing (A) if the average closing price per share of the Buyer Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding the date of the Company Special Meeting (the "Buyer Stock Value") is greater than $34.375 per share (subject to equitable adjustment in the event of any Recapitalization), the Conversion Ratio shall be equal to .73 multiplied by a fraction the numerator of which shall be $34.375 and the denominator of which shall be the Buyer Stock Value; provided, however, that the Conversion Ratio shall never be lower than .6811; and (B) if the Buyer Stock Value is less than $28.125 per share (subject to equitable adjustment in the event of any Recapitalization), the Conversion Ratio shall be equal to .73 multiplied by a fraction, the numerator of which shall be $28.125 and the denominator of which shall be the Buyer Stock Value, provided, however, that the Conversion Ratio shall never be higher than .8.

    (iii) Further notwithstanding the foregoing, the Company shall have the right to terminate this Agreement pursuant to Section 6.1(g) if the Buyer Stock Value is less than the lower of (A) $25.663 per share (subject to equitable adjustment in the event of any Recapitalization), or (B) the "Index Floor Price" per share (as defined below). For purposes of this
  Section 1.5, the Index Floor Price shall equal the difference between (I) the closing sale price of the Buyer Common Stock on the Nasdaq National Market on March 24, 1997 (the "Current Buyer Price") and (II) the Current Buyer Price multiplied by the product of (X) 1.15 and (Y) the "Composite Index Change" (as defined below). For purposes of this Section 1.5, the Composite Index Change shall equal the difference between (I) one (1) and
  (II) a fraction (which may not exceed one (1)), the denominator of which is the sum of the closing prices on the Nasdaq National Market on March 24, 1997 of the common stock, par value $.01 per share, of Cerner Corporation, the common stock, $.05 par value per share, of HBO & Company, the common stock, $.01 par value per share, of HCIA, Inc., the common stock, $.01 par value per share, of Physician Computer Network, Inc. and the common stock, $.01 par value per share, of Shared Medical Systems Corporation (collectively, the "Composite Common Stocks") and the numerator of which is the sum of the average closing prices per share of the Composite Common Stocks on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day two trading days immediately preceding the date of the Company Special Meeting, in each case subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting any of the Composite Common Stocks between the date of this Agreement and the date of the Company Special Meeting; provided, that if on or after the date of this Agreement and prior to the close of business on the date of the Company Special Meeting the issuer of any of the Composite Common Stocks is the subject of any publicly announced acquisition proposal by a third party or such issuer publicly announces a proposed acquisition of a third party in one or more transactions having a value in excess of 25% of such issuer's market capitalization on the date of this Agreement, such issuer's common stock shall be removed from the Composite Common Stocks.

    (b) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be canceled and retired without payment of any consideration therefor.

    (c) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation and the separate existence of the Transitory Subsidiary shall cease.

  1.6 Dissenting Shares.

  (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 23B.13 of the Washington Act and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his right to appraisal under the Washington Act or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5(a), and
(ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5(a).

  (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Washington Act. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

  1.7 Exchange of Shares.

  (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"). On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5(a). As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to Section 1.5(a). Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5(a). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to Section 1.5(a). Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

  (b) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that
(i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, no Affiliate (as defined below) of the Company may transfer his or her Merger Shares pursuant to this paragraph (b). Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Merger Shares issuable to such holder pursuant to Section 1.5(a) (or dividends or distributions with respect thereto) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5(a). The Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

  (d) Promptly following the date which is six months after the Closing Date, the Exchange Agent shall return to the Buyer all Merger Shares in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Buyer and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to
Section 1.5(a).

  1.8 Dividends. No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with Section 1.7. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

  1.9 Fractional Shares. No certificate or script representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the closing price per share of the Buyer Common Stock on the Nasdaq National Market, as reported by Nasdaq, on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

  1.10 Options; Employee Stock Purchase Plan; Salary Savings and Deferral Plan. At the Effective Time, all then outstanding options to purchase Company Shares issued under the Company's Amended and Restated 1993 Combined Nonqualified and Incentive Stock Option Plans, Amended and Restated 1983 Combined Nonqualified and Incentive Stock Option Plan and 1994 Non-Employee Director Stock Option Plan (collectively, the "Company Option Plans") shall be assumed by the Buyer in accordance with Section 4.13. Immediately prior to the Effective Time, the Company shall (i) apply the funds credited as of such date under the Company's 1994 Employee Stock Purchase Plan (the "Company Purchase Plan") within each participant's payroll account to the purchase of whole Company Shares in accordance with the terms of the Company Purchase Plan; (ii) contribute to the Company Salary Savings and Deferral Plan (the "Company Savings Plan") sufficient Company Shares to fulfill the Company's obligation under the Company Savings Plan to make matching contributions with respect to the salary deferral contributions paid or payable to such plan for the period from January 1, 1997 until the Closing Date.

  1.11 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the same as the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

  1.12 Bylaws. The bylaws of the Surviving Corporation shall be the same as the bylaws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

  1.13 Directors and Officers. The directors of the Transitory Subsidiary shall become the initial directors of the Surviving Corporation as of the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualify. Prior to the Effective Time, the Buyer shall (i) increase the number of the members of the Board of Directors of the Buyer to nine and take such action as is necessary such that immediately following the Effective Time, Malcolm Gleser shall become a Class III director of the Buyer and Frank T. Sample shall become a Class I Director of the Buyer and (ii) take such action so that upon the Effective Time, Frank T. Sample shall be elected to the position of Executive Vice President of the Buyer.

  1.14 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

  1.15 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for Merger Shares in accordance with Section 1.5(a), subject to
Section 1.7 and to applicable law in the case of Dissenting Shares.

  1.16 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

  1.17 Accounting Treatment. The business combination to be effected by the Merger is intended to be treated for accounting purposes as a "pooling of interests."

                                  ARTICLE II

                 Representations and Warranties of the Company

  The Company represents and warrants to the Buyer that the statements contained in this Article II are true and complete as of the date hereof and shall be true and complete as of the Effective Time, except as set forth in the disclosure schedule delivered by the Company to the Buyer on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be signed by the Parties and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Company Disclosure Schedule shall qualify only the corresponding paragraph in this
Article II.

  2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except as set forth on Section 2.21 of the Company Disclosure Schedule, where the failure to be so qualified individually or in the aggregate would not have a Company Material Adverse Effect (as defined below). As used herein, the term "Company Material Adverse Effect" shall mean any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or that is or is reasonably likely to have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement; provided, however, that a Company Material Adverse Effect shall not include any changes that are the effect of or result exclusively from economic factors affecting the medical information software industry generally. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Articles of Incorporation and bylaws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Articles of Incorporation or bylaws.

  2.2 Capitalization. The entire authorized capital stock of the Company consists of 25,000,000 Company Shares, of which 6,161,745 shares are issued and outstanding and no shares are held in the treasury of the Company as of March 21, 1997. The Company has authorized 4,000,000 shares of preferred stock, none of which are issued and outstanding or will be issued and outstanding as of or at any time prior to the Effective Time. No material change in the capitalization of the Company has occurred between March 21, 1997 and the date of this Agreement. For purposes of the foregoing sentence, the issuance of Company Shares upon the exercise of outstanding Options or pursuant to the Company Purchase Plan shall not be considered to be a "material change in capitalization." Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) all Company Shares reserved for future issuance pursuant to stock options granted and outstanding under the Company Option Plans, (ii) all Company Shares reserved for future issuance pursuant to the rights outstanding under the Company Purchase Plan, (iii) all Company Shares reserved for future issuance upon exercise of purchase rights (the "Company Rights") under the Rights Agreement dated as of July 24, 1996 by and between the Company and First Interstate Bank of Washington, N.A. as Rights Agent (the "Company Rights Agreement") and (iv) all holders of options, warrants or other rights to purchase shares of Company Shares ("Options"), indicating the number of Company Shares subject to each Option. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued as specified on
Section 2.2 of the Company Disclosure Schedule will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, repurchase or acquisition of any of its capital stock, other than the Options listed in Section 2.2 of the Company Disclosure Schedule or issuances as contemplated in this Agreement. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements or understandings with respect to registration under the Securities Act of 1933, as amended (the "Securities Act") or, to the knowledge of the Company, with respect to voting, of any Company Shares. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

  2.3 Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

  2.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") and the filing of the Articles of Merger as required by the Washington Act, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or bylaws of the Company, (b) require on the part of the Company or any corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a Company Material Adverse Effect, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under workers compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not material to the Company.

  2.5 Subsidiaries. Section 2.5 of the Company Disclosure Schedule sets forth for each Subsidiary (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (d) the number of shares of its capital stock held in treasury, and (e) its directors and officers. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer correct and complete copies of the charter and bylaws of each Subsidiary, as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or bylaws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

  2.6 Reports and Financial Statements. The Company has previously furnished to the Buyer complete and accurate copies, as amended or supplemented, of its
(a) Annual Report on Form 10-K for the fiscal years ended 1994 and 1995, as filed with the Securities and Exchange Commission (the "SEC"), (b) proxy statements relating to all meetings of its stockholders (whether annual or special) since December 16, 1994 and (c) all other reports or registration statements, other than Registration Statements on Form S-8, filed by the Company with the SEC since December 16, 1994 (such annual reports, proxy statements, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Company Reports"). The Company Reports constitute all of the documents filed or required to be filed by the Company with the SEC since December 16, 1994, other than any Registration Statement on Form S-8. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports, including any Company Reports filed after the date of this Agreement until the Closing (together, the "Company Financial Statements") (i) comply or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Company and the Subsidiaries, including the audited financial statements of the Company as of December 31, 1996 which have been provided to the Buyer and which shall be substantially identical to the audited financial statements to be filed by the Company with the SEC as part of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Most Recent Company Financial Statements"), except that such financial statements may include a footnote describing the Merger.

  2.7 Absence of Certain Changes. Since December 31, 1996 (the "Most Recent Fiscal Quarter End") the Company has operated in the Ordinary Course of Business and, (a) there has not been any Company Material Adverse Effect and
(b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (o) of Section 4.5 except as set forth on
Section 2.7 of the Company Disclosure Schedule.

  2.8 No Undisclosed Liabilities. Except as disclosed in the Company Reports, none of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Company Financial Statements, (b) liabilities which have arisen since the Most Recent Fiscal Quarter End in the Ordinary Course of Business,
(c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, (d) liabilities incurred in connection with this Agreement set forth on Section 2.8 of the Company Disclosure Schedule and (e) other liabilities that are not reasonably likely to have a Company Material Adverse Effect.

  2.9 Tax Matters.

  (a) Each of the Company and the Subsidiaries has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of the Company and the Subsidiaries has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the date of the Most Recent Company Financial Statements do not exceed the accruals and reserves for Taxes (other than any reserves for deferred Taxes) set forth on the Most Recent Company Financial Statements. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

  (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary for tax years ended December 31, 1992 through December 31, 1995. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through 1992. No examination or audit of any Tax Returns of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company and the Subsidiaries, threatened or contemplated except as set forth in Section 2.9 of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

  (c) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement. The Company is not a party to any agreement which requires the Company to make any payment that is not deductible pursuant to Sections 280G or 404(b) of the Code.

  (d) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Subsidiaries are members. Neither the Company nor any Subsidiary has made an election under Treasury Reg. Section 1.1502-20(g). Neither the Company nor any Subsidiary is or has been required to make a basis reduction pursuant to Treasury Reg.
Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

  2.10 Assets. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest.

  2.11 Owned Real Property. None of the Company or any Subsidiary owns or has owned any real property.

  2.12 Intellectual Property.

  (a) Each of the Company and the Subsidiaries owns, or has valid licenses to, or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, trade secrets, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, and tangible or intangible proprietary information or materials, applicable to or that are used in its business as currently conducted or planned to be conducted (collectively, "Company Intellectual Property").

  (b) Section 2.12(b) of the Company Disclosure Schedule hereto sets forth (i) a complete and correct list of all registered trademarks, trade names, service marks, service names, and brand names; all material unregistered trademarks, trade names, service marks, service names and brand names; all patents and registered copyrights;

and all applications for the foregoing, if any, (setting forth the registration, issue or serial number of the same and a description of the same) applicable to or used in the businesses of and owned by, the Company or any Subsidiary; and (ii) the owner of such intellectual property listed in clause (i) and any registration thereof or application therefor. Except pursuant to the Company Customer Contracts (as defined below), neither the Company nor any Subsidiary has granted any licenses to third parties with respect to any of the foregoing.

  (c) All Company Intellectual Property claimed to be owned by the Company or its Subsidiaries is owned free and clear of all liens, security interests, encumbrances and claims, of any kind or nature, including without limitation, claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing thereof. Neither the Company nor any Subsidiary is currently in receipt of, or has any knowledge of, any notice of any violation of, and neither the Company nor any Subsidiary is violating, in any respect, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

  (d) Section 2.12(d) of the Company Disclosure Schedule contains a complete and accurate list of all computer software represented or claimed by the Company or any of its Subsidiaries to be owned by the Company or such Subsidiary ("Company Owned Software") other than immaterial Company Owned Software, which list specifies which of the Company and the Subsidiaries is the owner thereof. The Company or one of the Subsidiaries has title to the Company Owned Software, free and clear of all liens, security interests, encumbrances and claims, including without limitation, claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except for commercially available, over-the-counter "shrink-wrap" software, the Company Owned Software is not dependent on any Company Licensed Software (as defined in Subsection
(e) below) in order to operate fully in the manner in which it is intended. No Company Owned Software has been published or disclosed to any other parties except pursuant to contracts requiring such other parties to keep the Company Owned Software confidential and except where such disclosures were both incidental and immaterial. To the knowledge of the Company, no such other party has breached any such obligation of confidentiality.

  (e) Section 2.12(e) of the Company Disclosure Schedule contains a complete and accurate list of all software (other than commercially available over-the-counter "shrink-wrap" software and immaterial Company Licensed Software) under which the Company or any Subsidiary is a licensee, lessee or otherwise has obtained the right to use (the "Company Licensed Software"). Section 2.12(e) of the Company Disclosure Schedule states with respect to any items disclosed thereon the duration of the applicable license. The Company and each of the Subsidiaries are in compliance in all material respects with all applicable provisions of such agreements, except where instances of non-compliance would not, in the aggregate, have a Company Material Adverse Effect. None of the Company Licensed Software has been incorporated into or made a part of any Company Owned Software or any other Company Licensed Software by the Company or Subsidiary. Neither the Company nor any Subsidiary has published or disclosed any Company Licensed Software to any other party except in accordance with and as permitted by any license, lease or similar agreement relating to such Company Licensed Software. No party to whom the Company or a Subsidiary has disclosed Company Licensed Software has, to the knowledge of the Company, breached any obligation of confidentiality imposed on them by the Company or a Subsidiary relating thereto.

  (f) The Company and the Subsidiaries are in compliance with the owner's terms and conditions for all commercially available over-the-counter, shrink-wrap software used by the Company or the Subsidiaries except as set forth in
Section 2.12(f) of the Company Disclosure Schedule.

  (g) The Company Owned Software and Company Licensed Software and commercially available over-the-counter "shrink-wrap" software constitute all software used in the businesses of the Company and the Subsidiaries (collectively, the "Company Software"), other than immaterial Company Owned Software and immaterial Company Licensed Software.

  (h) The transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Company Software or impair the Company's or any Subsidiary's ability to use the Company Software in the same manner after the Merger as such computer software is currently used by the Company or the Subsidiaries except as set forth in Section 2.12(h) of the Company Disclosure Schedule.

  (i) The Company has rights to all Intellectual Property developed for it by all persons, firms or entities that have provided the Company or any Subsidiary, within the past five (5) years, with any computer systems design services, computer programming services, or any other program or product development services.

  (j) Neither the Company nor any of the Subsidiaries has received notice of being named in any suit, action or proceeding filed with any Governmental Entity which involves a claim of infringement of any intellectual property right of any third party that has not been finally resolved, nor has the Company or any of the Subsidiaries received notice of any such claim of infringement. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of the Company and the Subsidiaries do not infringe any intellectual property right of any third party; and to the knowledge of the Company and the Subsidiaries, the Company Intellectual Property rights of the Company and the Subsidiaries are not being infringed by activities, products or services of any third party except as set forth in
Section 2.12(j) of the Company Disclosure Schedule.

  (k) None of the Company and the Subsidiaries has taken or failed to take any actions under the law of any foreign jurisdiction where the Company or a Subsidiary has marketed or licensed Company Software that would materially restrict or limit the ability of the Company or any Subsidiary to protect, or prevent it from protecting, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Company Software.

  2.13 Real Property Leases. Section 2.13 of the Company Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.13 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 2.13 of the Company Disclosure Schedule:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

    (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

    (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

    (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (g) to the knowledge of the Company, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the Intended Uses, occupancy or value of the property subject thereto.

  2.14 Contracts. Section 2.14 of the Company Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company or any Subsidiary is a party:

    (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $2,000 per month;

    (b) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $60,000, or (iii) in which the Company or any Subsidiary has granted distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

    (c) any written arrangement establishing a partnership or joint venture;

    (d) any written arrangement based in any manner upon the sales, purchases, receipts, revenues, income or profits of the Company or any Subsidiary;

    (e) any written arrangement restricting the Company or any Subsidiary from carrying on its business anywhere in the world;

    (f) any written arrangement for joint product development with any party, other than Company Customer Contracts;

    (g) any written arrangements with vendors of material equipment purchased by the Company or any Subsidiary as reseller of equipment, other than purchase orders in the ordinary course of business;

    (h) any written franchise arrangement, marketing arrangement, royalty arrangement that requires payments or results in recurring revenues and with respect to each such arrangement, Section 2.14 of the Company Disclosure Schedule sets forth or describes the aggregate royalties or similar payment paid or payable thereunder by the Company or any Subsidiary as of the date hereof;

    (i) any written arrangement as of the date of this Agreement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $60,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

    (j) any written arrangement as of the date of this Agreement relating to the evaluation of the Company by any other company, person or entity who was or is considering acquiring all or a significant part of the Company's business by acquisition, merger, joint venture or otherwise;

    (k) any written arrangement (other than those described in the Company Reports) involving any of the Company Stockholders or their affiliates, as defined in Rule 12b-2 under the Exchange Act ("Affiliates"); and

    (l) any written arrangement under which the consequences of a default or termination could have a Company Material Adverse Effect.

  The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.14 of the Company Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) except as described in Section 2.14 of the Company Disclosure Schedule under the heading "Known Defaults," the Company and the Subsidiaries are not, and to the knowledge of the Company, no third party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. To the knowledge of the Company, neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.14 of the Company Disclosure Schedule under the terms of this Section 2.14.

  2.15 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Company Financial Statements are valid receivables subject to no setoffs or counterclaims and are current and are collectible, net of the applicable reserve for bad debts on the Most Recent Company Financial

Statements except as set forth in Section 2.15 of the Company Disclosure Schedule. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Fiscal Quarter End are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Company Financial Statements.

  2.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary except as set forth in
Section 2.16 of the Company Disclosure Schedule.

  2.17 Insurance. The Company has delivered the Buyer a correct and complete summary of each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years. With respect to each such policy in effect as of the date of this Agreement:
(i) each such insurance policy is enforceable and in full force and effect;
(ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither the Company nor any Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) neither the Company nor any Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Neither the Company nor any Subsidiary has incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. Each of the Company and the Subsidiaries is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

  2.18 Litigation. Section 2.18 of the Company Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of, in or before any Governmental Entity or before any arbitrator to which the Company or any Subsidiary is a party or, to the knowledge of the Company and the Subsidiaries, is threatened to be made a party.

  2.19 Company Customer Contracts.

  (a) Section 2.19(a) of the Company Disclosure Schedule sets forth a list of all written arrangements (including without limitation written agreements) as of the date of this Agreement and as of the Closing Date, as updated by
Section 4.5, to which the Company or any Subsidiary is a party with any customer of the Company or any Subsidiary (the "Company Customer Contracts"), and states with respect to each such contract, (i) the name of the customer of the Company or any Subsidiary which is party to the contract, (ii) the date of the contract and each material change or modification thereto, (iii) whether or not all products licensed or intended to be licensed under such contract have been accepted by the customer that is a party to such contract, as of the date of this Agreement and as of the Effective Time, and (iv) the name or other description of each product not so accepted.

  (b) The Company has delivered to the Buyer true and complete copies of all Company Customer Contracts.

  (c) Except as disclosed on Section 2.19(c) of the Company Disclosure Schedule under the heading "Known Customer Contract Defaults", the Company and its Subsidiaries are not, and to the knowledge of the Company, no third party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under any of the Company Customer Contracts.

  (d) Except as disclosed on Section 2.19(d) of the Company Disclosure Schedule, none of the Company Customer Contracts contains any term or provision granting an ownership interest (other than a license) in any Company Owned Software to any person.

  (e) Neither the Company nor any Subsidiary has any obligation or liability under any oral contract, agreement or other arrangement with a customer of the Company or any Subsidiary which, if reduced to written form, would be required to be listed in Section 2.19(a) of the Company Disclosure Schedule.

  2.20 Employees. The Company has delivered to the Buyer a true and complete list of all employees and officers of the Company and each Subsidiary, along with the position as set forth in Section 2.20 of the Company Disclosure Schedule as of the date of this Agreement. Each such employee has entered into confidentiality and assignment of inventions agreement with the Company or a Subsidiary, a copy of which has previously been delivered to the Buyer. To the knowledge of the Company and its Subsidiaries, as of the date of this Agreement and as of the date of Closing, except as updated by Section 4.5, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company and the Subsidiaries have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

  2.21 Employee Benefits.

  (a) Section 2.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all material Employee Benefit Plans (as defined below), including unwritten Employee Benefit Plans, maintained, or contributed to, by the Company, any Subsidiary, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation (other than regular salary or wages paid in the Ordinary Course of Business and not paid pursuant to an employment agreement), including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) any existing written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

  (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

  (c) All the Employee Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

  (d) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

  (e) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 400 1(a)(3) of ERISA).

  (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

  (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

  (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

  (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

  (j) Section 2.21(j) of the Company Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  2.22 Environmental Matters.

  (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company and the Subsidiaries, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

  (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. With respect to any such releases of Materials of Environmental Concern, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). Neither the Company nor any Subsidiary is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

  (c) Set forth in Section 2.22(c) of the Company Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

  (d) Set forth in Section 2.22(d) of the Company Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company or a Subsidiary since November 19, 1980. Neither the Company nor any Subsidiary is aware of any material environmental liability of any such transporter or facility.

  2.23 Legal Compliance. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or such Subsidiary or business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a Company Material Adverse Effect.

  2.24 Permits. The Company and each Subsidiary has all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity relating to the operation of the Company's or any Subsidiary's business and the occupancy of its leased real property (including without limitation those issued or required under Environmental Laws, by the United States Food and Drug Administration, and those relating to the occupancy or use of owned or leased real property) ("Permits") that are material to the operation of the Company's or any Subsidiary's business. Such Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which would not have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the best of the knowledge of the Company or any Subsidiary, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

  2.25 Certain Business Relationships With Affiliates. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary,
(b) has any claim or cause of action against the Company or any Subsidiary, or
(c) owes any money to the Company or any Subsidiary. Section 2.25 of the Company Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the statements of operations of the Company included in the Financial Statements.

  2.26 Brokers' Fees. Except as disclosed on Section 2.26 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

  2.27 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain true and complete records of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

  2.28 Customers and Suppliers. No material supplier of the Company or any Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them and no material customer of the Company or any Subsidiary has indicated within the past year that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from them. Section 2.28 of the Company Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Fiscal Quarter End and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company or a Subsidiary.

  2.29 Pooling. To the best knowledge of the Company, neither the Company nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Company and the Buyer from accounting for the business combination to be effected by the Merger as a "pooling of interests" in conformity with GAAP.

  2.30 Company Action.

  (a) The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors present (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Washington Act, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

  (b) The financial advisors to the Company have delivered to the Company an opinion, dated the date hereof, to the effect that the terms of the Merger are fair to the Company Stockholders from a financial point of view and will deliver to the Buyer as soon as it is received a copy of such opinion in the form reduced to writing and signed by the Company's financial advisor dated the date of this Agreement.

  2.31 Rights Plan. The Company has adopted the amendment to the Company's Rights Agreement set forth on Exhibit A subject only to the execution of such amendment by the Rights Agent (as defined therein).

  2.32 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, and no other statement made by the Company or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

                                  ARTICLE III

   Representations and Warranties of the Buyer and the Transitory Subsidiary

  Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

  3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Buyer and the Transitory Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified individually or in the aggregate would not have a Buyer Material Adverse Effect (as defined below). As used herein, the term "Buyer Material Adverse Effect" shall mean any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Buyer Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Buyer, taken as a whole, or that is or is reasonably likely to have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement; provided, however, that a Buyer Material Adverse Effect shall not include any changes that are the effect of or result exclusively from economic factors affecting the medical information software industry generally. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished to the Company true and complete copies of its Articles of Incorporation and bylaws, each as amended and as in effect on the date hereof. The Buyer is not in default under or in violation of any provision of its Articles of Incorporation or bylaws.

  3.2 Capitalization. The authorized capital stock of the Buyer as of the date of this Agreement consists of 55,000,000 shares of stock, of which 50,000,000 shares are designated Common Stock, par value $0.01 per share and 5,000,000 are designated Preferred Stock, par value $0.01 per share. Of the total authorized Common Stock, 21,016,535 shares were issued and outstanding and no shares were held in the treasury of the Buyer as of February 26, 1997. No material change in the capitalization of the Buyer has occurred between February 26, 1997 and the date of this Agreement. For purposes of the foregoing sentence, the issuance of shares of Buyer Common Stock upon the exercise of outstanding options or pursuant to the terms of the Buyer's 1995 Employee Stock Purchase Plan shall not be considered to be a "material change in capitalization." All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

  3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary and the performance of this Agreement, the consummation of the transactions contemplated hereby and thereby by the Buyer and the Transitory Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

  3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the Hart-Scott-Rodino Act and the filing of the Articles of Merger as required by the Washington Act, neither the execution and delivery of this Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the Articles of Incorporation or bylaws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a Buyer Material Adverse Effect, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Buyer Material Adverse Effect or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

  3.5 Reports and Financial Statements. The Buyer has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC, (b) proxy statement relating to stockholders (whether annual or special) since November 17, 1995, (c) all other reports or registration statements, other than Registration Statements on Form S-8, filed by the Buyer with the SEC since November 17, 1995, (d) all other reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since November 17, 1995 and (e) the Most Recent Financial Statements (such financial statements, annual reports, proxy statements, registration statements and filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Buyer Reports"). The Buyer Reports (except for the Most Recent Financial Statements) constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC since November 17, 1995. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange
Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer, including the financial statements of the Buyer as of December 31, 1996 which have been provided to the Company and which shall be substantially identical to the audited financial statements to be filed by the Buyer with the SEC as part of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

  3.6 Absence of Material Adverse Changes. Since December 31, 1996, there has not been any Buyer Material Adverse Effect.

  3.7 No Undisclosed Liabilities. Except as disclosed in the Buyer Reports, the Buyer has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Financial Statements, (b) liabilities which have arisen since the Most Recent Fiscal Quarter End in the Ordinary Course of Business, (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, (d) liabilities incurred in connection with this Agreement, and (e) other liabilities that are not reasonably likely to have a Buyer Material Adverse Effect.

  3.8 Intellectual Property. The Buyer owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of the Buyer as currently conducted, subject to such exceptions that would not be reasonably likely to have a Buyer Material Adverse Effect.

  3.9 Litigation. Except as described in the Buyer Reports filed prior to the date hereof, there is no action, suit or proceedings, claim, arbitration or investigation against the Buyer pending or as to which the Buyer has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect.

  3.10 Environmental Matters. Except as disclosed in the Buyer Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse
Effect: (a) the Buyer complied with all applicable Environmental Laws; (b) the properties currently owned or operated by the Buyer (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (c) the properties formerly owned or operated by were not contaminated with Hazardous Substances during the period of ownership or operation by the Buyer; (d) the Buyer is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) The Buyer has not been associated with any release or threat of release of any Hazardous Substance; (f) the Buyer has not received notice, demand, letter, claim or request for information alleging that the Buyer may be in violation of or liable under any Environmental Law; (g) the Buyer is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or related to Hazardous Substances; and (h) there are no circumstances or conditions involving the Buyer that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use of transfer of any property pursuant to any Environmental Law.

  3.11 Legal Compliance. The Buyer and the conduct and operations of its business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Buyer or its business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a Buyer Material Adverse Effect.

  3.12 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to, or to be delivered by or on behalf of, the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                                   Covenants

  4.1 Best Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

  4.2 Notices and Consents. Each of the Company, the Transitory Subsidiary and the Buyer shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company, respectively, in connection with the transactions contemplated by this Agreement (including without limitation, with respect to the Company, those listed in Section 2.4 or
Section 2.24 of the Company Disclosure Schedule).

  4.3 Special Meeting Prospectus/Proxy Statement and Registration Statement.

  (a) The Buyer and the Company shall jointly prepare, and the Company shall file with the SEC under the Exchange Act, preliminary proxy materials for the purpose of soliciting proxies from Company Stockholders to vote in favor of the adoption of this Agreement (including without limitation the matters referred to in Article VI) and the approval of the Merger at a special meeting of Company Stockholders to be called and held for such purpose (the "Company Special Meeting"), and in connection with the meeting of the Buyer's stockholders to consider the issuance of the Merger Shares pursuant to the Merger and certain other actions which may include increasing the authorized number of shares of Buyer Common Stock and the authorized number of shares available for issuance under the Buyer's option plans (the "Buyer Special Meeting"). Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of offering the Merger Shares to Company Stockholders and for the purpose of soliciting proxies from the Buyer's stockholders and soliciting such proxies from Company Stockholders (such prospectus/proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy, shall be referred to herein as the "Prospectus/Proxy Statement"). The Company, with the assistance of the Buyer, shall promptly respond to any SEC comments on the Prospectus/Proxy Statement and shall otherwise use its best efforts to resolve as promptly as practicable all SEC comments to the satisfaction of the SEC.

  (b) Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Prospectus/Proxy Statement (or the expiration of the ten-day period under Rule 14a-6(a) under the Exchange Act, if no SEC comments are received by such date), (i) the Company shall distribute the Prospectus/Proxy Statement to its stockholders and, pursuant thereto, shall call the Company Special Meeting in accordance with the Washington Act and solicit proxies from Company Stockholders to vote in favor of the adoption of this Agreement and the approval of the Merger at the Company Special Meeting, and (ii) the Buyer shall distribute the Prospectus/Proxy Statement to its stockholders and, pursuant thereto, shall call the Buyer Special Meeting in accordance with the Washington Act and solicit proxies from Buyer's stockholders to vote in favor of the adoption of this Agreement and the approval of the Merger at the Buyer Special Meeting.

  (c) Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Prospectus/Proxy Statement (or the expiration of the ten-day period under Rule 14a-6(a) under the Exchange Act, if no SEC comments are received by such date), the Buyer shall file with the SEC under the Securities Act a Registration Statement on Form S-4 (the "Registration Statement"), which shall include the Prospectus/Proxy Statement as a part thereof. The Buyer, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its best efforts to cause the Registration Statement to be declared effective as promptly as practicable. The Buyer shall also take any and all such actions as may be necessary or as it may deem advisable for the purpose of complying with all applicable state securities laws in connection with the offering and issuance of the Merger Shares.

  (d) The Company shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Washington Act in the preparation, filing and distribution of the Prospectus/Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Company Special Meeting. Without limiting the foregoing, the Company shall ensure that the Prospectus/Proxy Statement does not, as of the date on which it is distributed to Company Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Prospectus/Proxy Statement).

  (e) The Buyer shall comply with all applicable provisions of and rules under the Securities Act and state securities laws in the preparation and filing of the Registration Statement and the offering and issuance of the Merger Shares. Without limiting the foregoing, the Buyer shall ensure that the Registration Statement does not, as of its effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company in writing for inclusion in the Registration Statement or the Prospectus/Proxy).

  (f) The Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of its Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Stockholder Approval. Notwithstanding the foregoing, the obligations set forth in this paragraph (f) shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if (i) the Company receives a bona fide written offer, subject only to customary conditions (excluding any financing condition), for an acquisition of all or substantially all of the Company on terms more favorable in the aggregate, from a financial point of view, to Company Stockholders than the terms of the Merger (a "Higher Offer") and (ii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law prohibit it from fulfilling the foregoing obligations.

  (g) Richard E. Tarrant and Robert H. Hoehl each agree to execute and deliver an irrevocable proxy to Frank T. Sample, Malcolm A. Gleser, Gregg Blodgett, or any of them, to vote all shares of Buyer Common Stock that are beneficially owned by him, or for which he has voting authority, in favor of the approval of the issuance of the Merger Shares; provided however that nothing in this subparagraph shall affect any individual's obligations to act in a manner to exercise such individual's fiduciary duties as a director.

  (h) Malcolm A. Gleser, Frank T. Sample and Mark F. Wheeler each agree to execute and deliver an irrevocable proxy to Richard E. Tarrant, Robert H. Hoehl, John A. Kane, or any of them, to (i) vote all Company Shares that are beneficially owned by him, or for which he has voting authority, in favor of the adoption of this Agreement and the approval of the Merger and (ii) otherwise use his best efforts to obtain the Requisite Stockholder Approval; provided however that nothing in this subparagraph shall affect any individual's obligations to act in a manner to exercise such individual's fiduciary duties as a director, if applicable.

  4.4 Hart-Scott-Rodino Act. Each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

  4.5 Operation of Company Business. Except as contemplated by this Agreement or expressly set forth on Schedule 4.5 hereof, during the period from the date of this Agreement to the Effective Time, unless earlier terminated pursuant to
Section 6.1 hereof, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, unless earlier terminated pursuant to
Section 6.1 hereof, neither the Company nor any Subsidiary shall, without the written consent of the Buyer:

    (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the exercise of Options outstanding on the date hereof or the grant of Options under the Company Option Plans consistent with past practice to newly hired employees, which Options shall represent in the aggregate the right to acquire no more than the average number of Company Shares subject to Options granted in the comparable period of time during the preceding 12-month period), or amend any of the terms of any such convertible securities or Options;

    (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

    (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

    (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
  Section 2.21(j) or (except for normal increases in the Ordinary Course of Business or making severance payments to non-officers pursuant to the terms of severance agreements existing on the date hereof and disclosed on the Disclosure Schedule or consistent with past practice) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

    (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

    (f) amend its charter or bylaws;

    (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

    (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

    (j) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

    (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

    (l) make or commit to make any capital expenditure in excess of $125,000 per item;

    (m) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

    (n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

    (o) agree in writing or otherwise to take any of the foregoing actions.

The Company further agrees to forward to the attention of the Chief Financial Officer of the Buyer true and complete copies of each Company Customer Contract signed by the Company after the date hereof within ten days of the date such Company Customer Contract is signed by the Company. The list of Customer Contracts set forth on Section 2.19 of the Company Disclosure Schedule shall be deemed to be updated to include any Company Customer Contract received by the Chief Financial Officer of the Buyer pursuant to the provisions of the foregoing sentence. The Company further agrees to promptly forward to the attention of the Chief Financial Officer of the Buyer the name and position of any key employee or group of employees which has any plans to terminate employment with the Company or any Subsidiary if the Company has or obtains knowledge of such plans after the date hereof. Section 2.20 of the Company Disclosure Schedule shall be deemed to be updated to include any disclosure received by the Chief Financial Officer of the Buyer pursuant to the provisions of the foregoing sentence.

  4.5A Operation of Buyer Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, unless earlier terminated pursuant to Section 6.1 hereof, the Buyer shall not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, which would materially delay or prevent the consummation of the transactions contemplated by this Agreement.

  4.6 Full Access. Each of the Company and the Buyer shall (and shall cause their respective Subsidiaries to) permit representatives of the other Party to have full access (at all reasonable times, and in a manner so as not to substantively interfere with the normal business operations of the such other Party) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company or the Buyer, and their respective Subsidiaries, as the case may be. Each Party agrees that any nonpublic information obtained pursuant to this
Section 4.6 will be held in confidence and treated as "Confidential Information" under the letter agreement between the Buyer and the Company dated November 27, 1996 (the "Confidentiality Agreement").

  4.7 Notice of Breaches. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Company Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

  4.8 Exclusivity.

  (a) The Company shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, any Subsidiary or any division of the Company or any Subsidiary or (ii) provide any non-public information concerning the business, properties or assets of the Company or any Subsidiary to any person or entity (other than the Buyer).

  (b) Notwithstanding the foregoing, the Company may furnish or cause to be furnished non-public information concerning the business, properties or assets of the Company or a Subsidiary to any other person or entity, and may engage in discussions or negotiations with another person or entity, if in either case (i) such person or entity has submitted a Higher Offer to the Company prior to the Special Meeting and (ii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law so require.

  (c) The Company shall immediately notify the Buyer of, and shall disclose to the Buyer the name of the offeror, price and material terms or provisions of any offer or proposal to make or consider an offer of the nature described in this Section 4.8.

  4.9 Agreements from Certain Affiliates of the Company. Concurrently with the execution of this Agreement, the Company shall deliver to the Buyer a list of all persons or entities who are at such time Affiliates of the Company (the "Company Affiliates"). In order to help ensure that the Merger will be accounted for as a "pooling of interests", that the issuance of Merger Shares will comply with the Securities Act and that the Merger will be treated as a tax-free reorganization, the Company shall use its best efforts to cause each Company Affiliate to execute and deliver to the Buyer, prior to the distribution of the Prospectus/Proxy Statement in accordance with Section 4.3(b), a written agreement substantially in the form attached hereto as Exhibit B (the "Affiliate Agreement"). If any Company Affiliate fails to execute and deliver an Affiliate Agreement, the Buyer shall be entitled to place appropriate legends on the certificates evidencing the Merger Shares to be issued to such person or entity and any other shares of Buyer Common Stock issued to such person or entity upon exercise of an Option, and to issue appropriate stock transfer instructions to the transfer agent for the Buyer Common Stock, to the effect that (a) such shares may only be sold, transferred or otherwise disposed of, and the holder thereof may only reduce his or its interest in or risk relating to such shares, after financial results covering at least 30 days of combined operations of the Company and the Buyer after the Effective Time shall have been publicly released, and (b) such shares may be sold publicly only in compliance with Rule 145 under the Securities Act.

  4.10 Listing of Merger Shares. The Buyer shall use its best efforts to list the Merger Shares on the Nasdaq National Market prior to the Effective Time.

  4.11 Rights Agreement. The Company shall cause the amendment to the Company's Rights Agreement set forth on Exhibit A to become effective as soon as practicable after the date of this Agreement. The Company shall not redeem the Company's Rights, or amend or modify the Company's Rights Agreement (other than to delay the Distribution Date (as defined therein) or take any action permitted under this Agreement), or terminate the Company's Rights Agreement, prior to the Effective Time unless required to do so by order of a court of competent jurisdiction.

  4.12 Pooling Accounting. From and after the date hereof and until the Effective Time, neither the Company nor the Buyer, nor any of their respective Subsidiaries, shall knowingly take any action that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes.


  4.13 Company Equity Plans.

  (a) At the Effective Time, each outstanding Option to purchase Company Shares (a "Company Stock Option") under the Company Option Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number shares of Buyer Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the Company Shares purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to such Company Stock Option in accordance with the foregoing.

  (b) No later than the date the Company first gives notice to the Company Stockholders of the Company Special Meeting, the Company shall deliver a notice to each holder of outstanding Company Stock Option of the effect of the Merger on such Options and shall advise participants of the federal tax consequences of the assumption of Company Option Plans by the Buyer. As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in Company Option Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Company Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.13 after giving effect to the Merger).

  (c) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery under Company Option Plans assumed in accordance with this Section 4.13. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

  (d) The Board of Directors of the Company shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Company Option Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options into options to acquire Buyer Common Stock in accordance with this
Section 4.13. The Company hereby certifies that no consent of the holders of the Company Stock Options is required in connection with such conversion.

  (e) The Board of Directors of the Company shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the Company Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of the Buyer shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Buyer Common Stock under the Company Stock Options (as converted pursuant to this Section 4.13) for purposes of Section 16(b) of the Exchange Act.

  (f) The Company shall not credit any additional funds to any participant's payroll account under the Company Purchase Plan subsequent to the Effective Time.

  4.14 Representations of Principal Stockholders. Each of the Buyer and the Company will use reasonable efforts to cause each of its principal stockholders who is the beneficial owner of five percent (5%) or more of its common stock to cooperate with counsel to the Buyer and the Company to assist them in preparing the tax opinions called for herein.

  4.15 Directors' and Officers' Liability Insurance; Indemnification.

  (a) For a period of three years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy or policies (copies of which have been heretofore delivered to the Buyer) with respect to actions taken in their capacities as directors and officers of the Company with coverage in an amount at least equal to the Company's existing coverage; provided that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (currently, approximately $45,000 per year). For a period of three years after the Effective Time, the Buyer shall agree that any of the Company's directors and officers who subsequently become directors or officers of the Buyer shall be covered by the directors' liability insurance, if any, applicable to the then current directors and officers of the Buyer.

  (b) The Buyer agrees that, to the extent allowed by applicable law, all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present officers and directors of Company prior to the Effective Time as provided in Company's Articles of Incorporation or bylaws and indemnification agreements shall survive the Merger and continue in full force and effect for a period of six years following the Effective Time.

  4.16 Relocation of Facilities. The Buyer agrees that after the Effective Time, it will use its best efforts to cause the Surviving Corporation to maintain the former Company operations in the general area of Seattle, Washington, for a period of at least one year. The Parties acknowledge the timing and location of any possible relocation could be affected by lease terminations and/or opportunities and/or unplanned business events or occurrences. This Section 4.16 is not intended to confer upon any person, other than the Parties to this Agreement, any rights or remedies hereunder.

  4.17 Company Savings Plan. Prior to the Closing, the Company shall determine whether any participant in the Company Savings Plan received an insufficient matching contribution as a result of the failure to comply with the terms of the Company Savings Plan in effect in 1994. At the Closing, the Company shall provide Buyer with a certification that either (i) no participant received an insufficient matching contribution; or (ii) any shortfall in matching contributions was eligible to be corrected and was corrected fully pursuant to the Administrative Policy Regarding Self Correction of the Internal Revenue Service; or (iii) any shortfall in matching contributions is eligible to be corrected and either (x) was corrected fully pursuant to the Voluntary Compliance Resolution Program of the Internal Revenue Service, and an appropriate compliance statement was issued by the Internal Revenue Service or
(y) an appropriate application for a compliance statement was submitted to the Internal Revenue Service.

                                   ARTICLE V

                     Conditions to Consummation of Merger

  5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval by the Company Stockholders and (ii) the issuance of the Merger Shares shall have received the approval of the stockholders of the Buyer;

    (b) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

    (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

    (d) (i) no action, suit or proceeding shall be pending or threatened by any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (c) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect, (ii) no action, suit or proceeding shall be pending or threatened before any Governmental Entity, or before any arbitrator pursuant to an agreement to arbitrate, by any party other than a Governmental Entity in which it is reasonably likely that an unfavorable judgment, order, decree, stipulation or injunction would result and in which such judgment, order, decree, stipulation or injunction would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or
  (c) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

    (e) the Merger Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

  5.2 Conditions to Obligations of the Buyer and the Transitory
Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

    (a) the Company and the Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 (with respect to the Company and any of its Subsidiaries);

    (b) the representations and warranties of the Company set forth in
  Article II shall be true and complete when made on the date hereof and shall be true and complete as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and complete as of such date, and except where failures of representations to be true and complete, individually or in the aggregate, have not had a Company Material Adverse Effect;

    (c) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

    (d) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification) to the effect that each of the conditions specified in clauses (a)(i), (b) and (d) of Section 5.1 and clauses (a) through (c) of this Section 5.2 is satisfied in all respects;

    (e) the Buyer shall have received a "cold comfort" letter dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from KPMG Peat Marwick LLP, auditors for the Company, addressed to the Buyer and the Company in a customary form reasonably satisfactory to the Buyer;

    (f) the Buyer shall have received a letter from Ernst & Young LLP, auditors for the Buyer, in a form reasonably satisfactory to the Buyer, dated the Closing Date, to the effect that the Buyer shall be entitled to treat the Merger as a "pooling of interests" for accounting purposes as provided for in Accounting Principles Board Opinion No. 16 (it is a condition for Ernst & Young LLP to deliver such letter that it receives a letter from KPMG Peat Marwick LLP addressing "pooling of interests" treatment of the Merger);

    (g) the Buyer shall have received an opinion from Hale and Dorr LLP, in a form reasonably satisfactory to the Buyer, dated the Closing Date, based upon certain factual representations of the Company, the Transitory Subsidiary and the Buyer reasonably requested by such counsel, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code;

    (h) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary;

    (i) (i) The Company Rights Agreement shall have been terminated or the rights under the Company Rights Agreement shall not have become non-redeemable, exercisable, distributed or triggered and (ii) the holders of the Company's capital stock shall have no rights under the Company's Rights Agreement as a result of the transactions contemplated by this Agreement; and

    (j) the Buyer and the Transitory Subsidiary shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Buyer and the Transitory Subsidiary and dated as of the Closing Date.

  5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

    (a) the Buyer and the Transitory Subsidiary shall have obtained all of the waivers, permits, consents, approvals or authorization, and effected all of the registrations, filings and notices referred to in Section 4.2 (with respect to the Buyer and the Transitory Subsidiary);

    (b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III shall be true and complete when made on the date hereof and shall be true and complete as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and complete as of such date, and except for representations and warranties made as of a specific date, which shall be true and complete as of such date, except where failures of representations to be true and complete, individually or in the aggregate, have not had a Buyer Material Adverse Effect;

    (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

    (d) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate (without qualification) to the effect that each of the conditions specified in clauses (a)(ii), and (e) of Section 5.1 (insofar as they relate to the Buyer or the Transitory Subsidiary) and clauses (a), (b) and (c) of this Section 5.3 is satisfied in all respects;

    (e) the Company shall have received an opinion from Foster Pepper and Shefelman, in a form reasonably satisfactory to the Company, dated the Closing Date, based upon certain factual representations of the Company, the Transitory Subsidiary and the Buyer reasonably requested by such counsel, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no Company Stockholder who received Merger Shares in exchange for Company Shares in the Merger shall recognize taxable gain or loss upon such exchange;

    (f) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company;

    (g) the Buyer shall have received a letter from Ernst & Young LLP, auditors for the Buyer, in a form reasonably satisfactory to the Buyer, dated the Closing Date, to the effect that the Buyer shall be entitled to treat the Merger as a "pooling of interests" for accounting purposes as provided for in Accounting Principles Board Opinion No. 16 (it is a condition for Ernst & Young LLP to deliver such letter that it receives a letter from KPMG Peat Marwick LLP addressing "pooling of interests" treatment of the Merger); and

    (h) the Company shall have received from the General Counsel of the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Company and dated as of the Closing Date.

                                  ARTICLE VI

                                  Termination

  6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval or approval of the Buyer's stockholders) as provided below:

    (a) the Parties may terminate this Agreement by mutual written consent;

    (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach, of any representation, warranty or covenant contained in this Agreement which has either (i) a Company Material Adverse Effect, in the event of a termination by the Buyer or (ii) a Buyer Material Adverse Effect, in the event of a termination by the Company, and in each case, and such breach is not remedied within 10 days of delivery of written notice thereof;

    (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after (i) the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval or (ii) the holders of the Buyer Common Stock have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the approval of a majority of the shares of Buyer Common Stock entitled to vote thereon;

    (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before the 180th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

    (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before the 180th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

    (f) the Buyer or the Company may terminate this Agreement if (i) the Board of Directors of the Company withdraws its recommendation of the Merger or modifies such recommendation in a manner adverse to the Buyer as permitted by the provisions of Section 4.3(f) or (ii) the Board of Directors of the Company has not withdrawn its recommendation of the Merger or modified such recommendation in a manner adverse to the Buyer as permitted by the provisions of Section 4.3(f) and the Company Stockholders fail to adopt this Agreement and approve the Merger at the Special Meeting (or at any adjournment thereof); or

    (g) the Company may terminate this Agreement on or before the date of the Company Special Meeting by giving written notice to the Buyer and the Transitory Subsidiary upon the circumstances set forth in Section 1.5
  (a)(iii).

  6.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement and except as set forth in Section 6.3 and Section 8.11) provided, however, that the confidentiality provisions contained in the Confidentiality Agreement shall survive any such termination.

  6.3 Termination Fees. Notwithstanding the foregoing, in the event of the termination of this Agreement by the Buyer or the Company pursuant to Section 6.1(f)(i), the Company shall, immediately upon such termination, pay to the Buyer in cash a termination fee in the amount of $6,000,000, plus an amount equal to all of the Buyer's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (including without limitation fees and expenses of legal counsel, investment bankers and accountants) whether incurred before or after the date of this Agreement ("Buyer Expenses") up to a maximum aggregate amount of Buyer Expenses of $1,500,000. Notwithstanding the foregoing, in the event of the termination of the Agreement by the Buyer or the Company pursuant to Section 6.1(f)(ii), the Company shall immediately upon such termination, pay to the Buyer in cash an amount equal to the Buyer Expenses up to a maximum aggregate amount of Buyer Expenses of $1,500,000.

                                  ARTICLE VII

                                  Definitions

  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

DEFINED TERM                                                SECTION
------------                                                -------
Affiliates...............................................         2.14(k)
Affiliate Agreement......................................          4.9
Articles of Merger.......................................          1.1
Buyer.................................................... Introduction
Buyer Common Stock.......................................          1.5(a)(i)
Buyer Current Price......................................          1.5(a)(iii)
Buyer Expenses...........................................          6.3
Buyer Material Adverse Effect............................          3.1
Buyer Reports............................................          3.5
Buyer Special Meeting....................................          4.3(a)
Buyer Stock Value........................................          1.5(a)(ii)
CERCLA...................................................         2.22(a)
Certificates.............................................          1.7(a)
Closing..................................................          1.2
Closing Date.............................................          1.2
Code..................................................... Introduction
Company.................................................. Introduction
Company Affiliates.......................................          4.9
Company Customer Contracts...............................         2.19(a)
Company Disclosure Schedule..............................   Article II
Company Financial Statements.............................          2.6
Company Intellectual Property............................         2.12(a)
Company Licensed Software................................         2.12(e)
Company Material Adverse Effect..........................          2.1
Company Option Plans.....................................         1.10
Company Owned Software...................................         2.12(d)
Company Purchase Plan....................................         1.10
Company Rights...........................................          2.2
Company Rights Agreement.................................          2.2
Company Reports..........................................          2.6
Company Savings Plan.....................................         1.10
Company Shares...........................................          1.5(a)(i)
Company Special Meeting..................................          4.3(a)
Company Software.........................................         2.12(g)
Company Stockholder......................................          1.6(a)
Company Stock Option.....................................         4.13(a)
Composite Common Stock...................................          1.5(a)(iii)
Composite Index Change...................................          1.5(a)(iii)
Confidential Information.................................          4.6
Confidentiality Agreement................................          4.6
Conversion Ratio.........................................          1.5(a)(i)
Dissenting Shares........................................          1.6(a)
Effective Time...........................................          1.1
Employee Benefit Plan....................................         2.21(a)
Environmental Law........................................         2.22(a)

DEFINED TERM                                                SECTION
------------                                                -------
ERISA....................................................         2.21(a)
ERISA Affiliate..........................................         2.21(a)
Exchange Act.............................................          2.4
Exchange Agent...........................................          1.3
GAAP.....................................................          2.6
Governmental Entity......................................          2.4
Hart-Scott-Rodino Act....................................          2.4
Higher Offer.............................................          4.3(f)
Index Floor Price........................................          1.5(a)(iii)
Intended Uses............................................         2.13(g)
Materials of Environmental Concern.......................         2.22(b)
Merger...................................................          1.1
Merger Shares............................................          1.5(a)(i)
Most Recent Company Financial Statements.................          2.6
Most Recent Fiscal Quarter End...........................          2.7
Options..................................................          2.2
Ordinary Course of Business..............................          2.4
Party.................................................... Introduction
Permits..................................................         2.24
Prospectus/Proxy Statement...............................          4.3(a)
Recapitalization.........................................          1.5(a)(i)
Registration Statement...................................          4.3(c)
Requisite Stockholder Approval...........................          2.3
SEC......................................................          2.6
Securities Act...........................................          2.2
Security Interest........................................          2.4
Subsidiary...............................................          2.4
Surviving Corporation....................................          1.1
Taxes....................................................          2.9(a)
Tax Returns..............................................          2.9(a)
Transitory Subsidiary.................................... Introduction
Washington Act...........................................          1.1

                                 ARTICLE VIII

                                 Miscellaneous

  8.1 Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

  8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning issuance of the Merger Shares are intended for the benefit of the Company Stockholders and the provisions of Section 4.15 are intended for the benefit of the Company officers and directors.

  8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time and shall survive termination of this Agreement.

  8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to the Buyer or a Subsidiary of the Buyer.

  8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  8.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

  If to the Company:

      Phamis, Inc.
      1001 Fourth Avenue Plaza, Suite 1500
      Seattle, Washington, 98154-1144
      Attn: President

  Copy to:

      Joseph P. Whitford, Esq.
      Foster Pepper & Shefelman
      1111 Third Avenue, Suite 3400
      Seattle, WA 98101

  If to the Buyer or the Transitory Subsidiary:

      IDX Systems Corporation
      1400 Shelburne Road
      P.O. Box 1070
      Burlington, Vermont 05402-1070
      Attn: President

  Copy to:

      Robert W. Baker, Jr.,
      IDX Systems Corporation
      1400 Shelburne Road
      P.O. Box 1070
      Burlington, Vermont 05402-1070

  Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  8.8 Governing Law. Except with respect to the corporate governance of the Company, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Vermont without giving effect to any choice or conflict law (whether of the State of Vermont or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Vermont.

  8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in applicable law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

  8.11 Expenses. Except as set forth in Section 6.3, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

  8.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8.13), in addition to any other remedy to which it may be entitled, at law or in equity.

  8.13 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Vermont in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court unless injunctive relief is being sought and the Party seeking injunctive relief desires to seek it in another jurisdiction. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section
8.7. Nothing in this Section 8.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

  8.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

  8.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  8.16 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Sections 1.4, 1.6, 1.7, 1.8, 1.9, 4.11, 4.13, 4.15, 4.16, 6.2, 6.3, and the agreements of the Affiliates of the Company delivered pursuant to Section 4.9.

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          IDX Systems Corporation

                                                  /s/ Richard E. Tarrant
                                          By:__________________________________
                                          Title: President and Chief Executive
                                          Officer

                                          Penquin Acquisition Corporation

                                                  /s/ Richard E. Tarrant
                                          By:__________________________________
                                          Title: President and Chief Executive
                                          Officer

                                          Phamis, Inc.

                                                    /s/ Frank T. Sample
                                          By:__________________________________
                                          Title: President and Chief Executive
                                          Officer

                                                                        ANNEX B

                                     LOGO

                                                                 March 25, 1997

Board of Directors
IDX Systems Corporation
1400 Shelburne Road
South Burlington, VT 05402

Dear Sirs:

  IDX Systems Corporation ("Buyer" or the "Company"), PHAMIS, Inc. ("Target") and Penguin Acquisition Corporation, a Washington Corporation and a wholly-owned subsidiary of Buyer (the "Merger Sub"), have entered into an Agreement and Plan of Merger dated as of March 25, 1997 (the "Agreement"). Pursuant to the Agreement, Merger Sub will be merged with Target (the "Merger"), and each share of Target common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into 0.7300 shares (the "Exchange Ratio") of common stock of Buyer, subject to adjustment as provided in the Agreement. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Buyer.

  Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Buyer in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We have also in the past provided financial advisory and underwriting services for Buyer and Target. Alex. Brown maintains a market in the Common Stock of Target and Buyer and regularly publishes research reports regarding the health care information technology industry and the businesses and securities of Buyer, Target and other publicly owned companies in the health care information technology industry. In the ordinary course of business, Alex. Brown may actively trade the securities of both the Company and the Target for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company and the Buyer.

  In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning Target and Buyer and certain internal analyses and other information furnished to us by Target and Buyer. We have also held discussions with the members of the senior managements of Target and Buyer regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both Target and Buyer, (ii) compared certain financial and stock market information for Target and Buyer with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

                                     LOGO

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness hereof. With respect to the information relating to the prospects of Target and Buyer, we have assumed that such information reflects the best currently available judgments and estimates of the managements of Target and Buyer as to the likely future financial performances of their respective companies and of the combined entity. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of Target and Buyer, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of Buyer and do not constitute a recommendation to Buyer's stockholders as to how they should vote at the stockholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to Buyer.

                                          Very truly yours,

                                          Alex. Brown & Sons Incorporated

                                                    /s/ Stuart F. Smith
                                          By: _________________________________

                                                      Stuart F. Smith
                                          Name: _______________________________
                                                     Managing Director

                                                                         ANNEX C

                                      LOGO

                                                                  March 25, 1997

Board of Directors
PHAMIS, Inc.
1001 Fourth Avenue Plaza
Suite 1500
Seattle, WA 98154-1144

Dear Sirs:

  We understand that pursuant to an Agreement and Plan of Merger dated as of March 25, 1997 (the "Merger Agreement") among PHAMIS, Inc. ("PHAMIS"), IDX Systems Corporation ("IDX") and Penguin Acquisition Corporation, a wholly-owned subsidiary of IDX, IDX and PHAMIS are considering a merger transaction (the "Merger") pursuant to which each share of common stock of PHAMIS will be converted into 0.73 shares of common stock of IDX, subject to adjustment based on the average market price per share of IDX as more fully set forth in the Merger Agreement. We further understand that the Merger will be accounted for as a pooling of interests as contemplated by the Merger Agreement.

  You have asked us to render our opinion as to whether the Merger is fair, from a financial point of view, to the stockholders of PHAMIS.

  In the course of our analysis for rendering this opinion, we have:

    1. reviewed the Merger Agreement in substantially final form as provided by you to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

    2. reviewed the Annual Report to Shareholders and the Annual Report on Form 10-K for the year ended December 31, 1995, the Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1996, and draft financial statements for the year ended December 31, 1996 for PHAMIS;

    3. reviewed the Annual Report to Shareholders and the Annual Report on Form 10-K for the year ended December 31, 1995 and the Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1996, and the draft financial statements for the year ended December 31, 1996 for IDX;

    4. reviewed certain operating and financial information provided to us by the managements of PHAMIS and IDX relating to such businesses, including internal projections of future financial results;

    5. met with certain members of PHAMIS's senior management to discuss PHAMIS's operations, historical financial statements and future prospects, as well as their views of the business, operational and strategic benefits, potential synergies and other implications of the Merger;

    6. met with certain members of IDX's senior management to discuss IDX's operations, historical financial statements and future prospects, and their views of the business, operational, and strategic benefits, potential synergies and other implications of the Merger.

    7. reviewed the pro forma financial impact of the Merger on PHAMIS and IDX;

    8. reviewed the historical stock prices and trading volumes of the common stock of PHAMIS and IDX;

    9. reviewed certain publicly available financial information and stock market performance data of other publicly-held companies which we deemed generally comparable to PHAMIS and IDX;

    10. reviewed the financial terms of certain other recent acquisitions of companies which we deemed generally comparable to PHAMIS; and

    11. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

  In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or reviewed for us by PHAMIS and IDX and the reasonableness of the assumptions made by the managements of PHAMIS and IDX with respect to the projected financial results of such businesses and the potential synergies which could be incurred or achieved upon consummation of the Merger, except as provided below. With respect to the financial projections provided to us by PHAMIS, we determined not to rely on certain of the internal estimates of PHAMIS's future financial performance in our analyses because of, among other things, the inherent uncertainty of such projections and the fact that actual results for fiscal 1996 differed materially from past projections for such periods for PHAMIS; with your consent we relied on estimates made by certain security analysts in reports published in the last six months. We have not assumed any responsibility for independent verification of such information and have relied upon the assurances of the management of PHAMIS and the management of IDX that they are unaware of any facts that would make the information provided to us or reviewed for us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of PHAMIS or IDX nor have we been furnished with any such appraisals. In addition, we have not been authorized by PHAMIS to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or part of PHAMIS. Our opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. This opinion does not address PHAMIS's underlying decision to effect the Merger.

  For purposes of rendering our opinion we have assumed that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

  We have acted as financial advisor to PHAMIS in connection with the Merger and will receive a fee for such advisory services, including the rendering of this opinion, payment of a significant portion of which is contingent upon the consummation of the Merger.

  In the ordinary course of our business, we may actively trade the securities of PHAMIS and IDX for our own account and for the accounts of customers and accordingly, may, at any time, hold a long or short position in such securities.

  It is understood that this letter is intended for the benefit and use of the Board of Directors of PHAMIS and is not to be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner for any purpose without our prior written consent, which shall not be unreasonably withheld. This letter does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger.

  Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger is fair, from a financial point of view, to the stockholders of PHAMIS.

                                          Very truly yours,

                                          Bear, Stearns & Co. Inc.

                                                   /s/ Edward M. Rimland
                                          By: _________________________________
                                                     Managing Director

                                                                        ANNEX D

                              DISSENTERS' RIGHTS

23B.13.010. DEFINITIONS.

  As used in this chapter:

  1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

  3. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  7. "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020. RIGHT TO DISSENT

  (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by RCW 230.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so treated is to be acquired for cash under RCW 23B.06.040; or

    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

  (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

    (a) The proposed corporate action is abandoned or rescinded;

    (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

  (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. NOTICE OF DISSENTERS' RIGHTS

  (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210. NOTICE OF INTENT TO DEMAND PAYMENT

  (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholders' intent to demand payment for the shareholder's shares if the proposed action is effected, and
(b) not vote such shares in favor of the proposed action.

  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220. DISSENTERS' NOTICE

  (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

  (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

    (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

    (e) Be accompanied by a copy of this chapter.

23B.13.230. DUTY TO DEMAND PAYMENT

  (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

  (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

  (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240. SHARE RESTRICTIONS

  (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

  (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. PAYMENT

  (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

  (2) The payment must be accompanied by:

    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (b) An explanation of how the corporation estimated the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

    (e) A copy of this chapter.

23B.13.260. FAILURE TO TAKE ACTION

  (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270. AFTER-ACQUIRED SHARES

  (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

  (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

    (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300. COURT ACTION

  (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

  (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. COURT COSTS AND COUNSEL FEES

  (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                        ANNEX E

                              DISSENTERS' RIGHTS

         Subchapter 1. Right to Dissent and Obtain Payment for Shares

(S) 13.01. DEFINITIONS

In this chapter:

  (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 13.02 of this title and who exercises that right when and in the manner required by sections 13.20 through 13.28 of this title.

  (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

  (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 13.02. RIGHT TO DISSENT

  (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

    (1) Merger. Consummation of a plan of merger to which the corporation is a party;

      (A) if shareholder approval is required for the merger by section
    11.03 of this title or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (B) if the corporation is a subsidiary that is merged with its parent under section 11.04 of this title;

    (2) Share exchange. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (3) Sale of assets. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (4) Amendment to articles. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (A) alters or abolishes a preferential right of the shares;

      (B) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

      (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

      (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04 of this title; or

    (5) Market exception. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) A shareholder entitled to dissent and obtain payment for his or her shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(S) 13.03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

  (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

  (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

    (1) he or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2) he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

          Subchapter 2. Procedure for Exercise of Dissenters' Rights

(S) 13.20. NOTICE OF DISSENTERS' RIGHTS

  (a) If proposed corporate action creating dissenters' rights under section
13.02 of this title is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  (b) If corporate action creating dissenters' rights under section 13.02 of this title is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section
13.22 of this title.

(S) 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

  (a) If proposed corporate action creating dissenters' rights under section
13.02 of this title is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights

    (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment of his or her shares if the proposed action is effectuated; and

    (2) must not vote his or her shares in favor of the proposed action.

  (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his or her shares under this chapter.

(S) 13.22. DISSENTERS' NOTICE

  (a) If proposed corporate action creating dissenters' rights under section
13.02 of this title is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 13.21 of this title.

  (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken, and must:

    (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the share before that date;

    (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 or more than 60 days after the date the subsection (a) notice is delivered; and

    (5) be accompanied by a copy of this chapter.

(S) 13.23. DUTY TO DEMAND PAYMENT

  (a) A shareholder sent a dissenters' notice described in section 13.22 of this title must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 13.22(b) (3) of this title, and deposit his or her certificates in accordance with the terms of the notice.

  (b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  (c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment of his or her shares under this chapter.

(S) 13.24. SHARE RESTRICTIONS

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 13.26 of this title.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 13.25. PAYMENT

  (a) Except as provided in section 13.27 of this title, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13.23 of this title the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

  (b) The payment must be accompanied by:

    (1) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) a statement of the corporation's estimate of the fair value of the shares and how such estimate was calculated;

    (3) an explanation of how the interest was calculated;

    (4) a statement of the dissenter's right to demand payment under section
  13.28 of this title; and

    (5) a copy of this chapter.

(S) 13.26. FAILURE TO TAKE ACTION

  (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 13.22 of this title and repeat the payment demand procedure.

(S) 13.27. AFTER-ACQUIRED SHARES

  (a) A corporation may elect to withhold payment required by section 13.25 of this title from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement of news media or to shareholders of the terms of the proposed corporate action.

  (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 13.28 of this title.

(S) 13.28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

  (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate (less any payment under section
13.25 of this title), or reject the corporation's offer under section 13.27 of this title and demand payment of the fair value of his or her shares and interest due, if:

    (1) the dissenter believes that the amount paid under section 13.25 or offered under section 13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

    (2) the corporation fails to make payment under section 13.25 within 60 days after the date set for demanding payment; or

    (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this section within 30 days after the corporation made or offered payment for his or her shares.

                  Subchapter 3. Judicial Appraisal of Shares

(S) 13.30. COURT ACTION

  (a) If a demand for payment under section 13.28 of this title remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding in the superior court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (e) Each dissenter made a party to the proceeding is entitled to judgment:

    (1) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation; or

    (2) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 13.27 of this title.

(S) 13.31. COURT COSTS AND COUNSEL FEES

  (a) The court in an appraisal proceeding commenced under section 13.30 of this title shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 13.28 of this title.

  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (1) against the corporation and in favor of any or all dissenters if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

    (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                        ANNEX F

                          VERMONT SECRETARY OF STATE

               LOCATION: 81 RIVER STREET MAIL: 109 STATE STREET
                   MONTPELIER, VT 05609-1104 (802) 828-2386

                             ARTICLES OF AMENDMENT
                   (VERMONT DOMESTIC FOR-PROFIT CORPORATION)

Name of corporation         IDX SYSTEMS CORPORATION
-------------------------------------------------------------------------------

  A Vermont domestic for-profit corporation may amend its articles of incorporation at anytime to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required. If a corporation has not yet issued shares, its incorporators or board of directors may adopt one or more amendments to the corporation's articles of incorporation.

 The text and date of each amendment adopted. See attachment A.
                                              ---------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  If the amendment provides for an exchange, reclassification, or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

  These Articles of Amendment do not provide for any exchange, reclassification,
-------------------------------------------------------------------------------
or cancellation of the issued shares of the corporation.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  If the amendment was adopted by the incorporators or board of directors, without shareholder action, make a statement to that effect and that shareholder action was not required.

 The dates of adoption of these Articles of Amendment by the shareholders was
-------------------------------------------------------------------------------
     , 1997.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

 If the amendment was approved by shareholders.

  (A) the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and number of votes of each voting group represented at the meeting.

  The number of shares outstanding of the Corporation at the time of adoption
-------------------------------------------------------------------------------
of these Articles of Amendment by the shareholders was   shares of Common Stock,
-------------------------------------------------------------------------------
and the number of shares entitled to vote thereon was   shares of Common Stock.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  (B) either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each voting group and a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

The number of shares voted for adoption of the Articles of Amendment was
-------------------------------------------------------------------------------
      and the number of shares voted against these Articles was    .
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Signature _______________________  Title _______________  Date ________________

$25.00 FEE MUST BE ATTACHED.

THIS APPLICATION MUST BE TYPEWRITTEN OR PRINTED AND MUST BE FILED IN
DUPLICATE.

                                          OFFICE OF SECRETARY OF STATE

                                          FILED _______________________________

                                          _____________________________________

                                          fee of $    has been paid.

                                                                   ATTACHMENT A
                                                                    TO ANNEX F

  Article V of the Second Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced with:

                                   ARTICLE V

                               AUTHORIZED STOCK

  The total number of shares of stock which the Corporation has authority to issue is One Hundred Five Million (105,000,000), consisting of One Hundred Million (100,000,000) shares of common stock, $0.01 par value per share (the "Common Stock") and Five Million (5,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock") which shall have the preferences, limitations, relative rights and other terms as determined by the board of directors of the Corporation from time to time in accordance with Article VI.

                                                                        ANNEX G

                          VERMONT SECRETARY OF STATE
               LOCATION: 81 RIVER STREET  MAIL: 109 STATE STREET
                   MONTPELIER, VT 05609-1104  (802) 828-2386

                             ARTICLES OF AMENDMENT
                   (VERMONT DOMESTIC FOR-PROFIT CORPORATION)

Name of corporation  IDX SYSTEMS CORPORATION
-------------------------------------------------------------------------------

A Vermont domestic for-profit corporation may amend its articles of incorporation at anytime to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required. If a corporation has not yet issued shares, its incorporators or board of directors may adopt one or more amendments to the corporation's articles of incorporation.

The text and date of each amendment adopted. See attachment A.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

If the amendment provides for an exchange, reclassification, or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

These Articles of Amendment do not provide for any exchange, reclassification,
-------------------------------------------------------------------------------
or cancellation of the issued shares of the corporation.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

If the amendment was adopted by the incorporators or board of directors, without shareholder action, make a statement to that effect and that shareholder action was not required.

The dates of adoption of these Articles of Amendment by the shareholders was
-------------------------------------------------------------------------------
     , 1997.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

If the amendment was approved by shareholders.

(A) the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and number of votes of each voting group represented at the meeting.

 The number of shares outstanding of the Corporation at the time of adoption
-------------------------------------------------------------------------------
of these Articles of Amendment by the shareholders was   shares of Common Stock,
-------------------------------------------------------------------------------
and the number of shares entitled to vote thereon was    shares of Common Stock.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(B) either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each voting group and a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

 The number of shares voted for adoption of the Articles of Amendment was
-------------------------------------------------------------------------------
and the number of shares voted against these Articles was     .
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Signature ___________________________ Title ______________ Date _______________

$25.00 FEE MUST BE ATTACHED.

THIS APPLICATION MUST BE TYPEWRITTEN OR PRINTED AND MUST BE FILED IN
DUPLICATE.

                         OFFICE OF SECRETARY OF STATE

                          FILED _________________

                      -----------------------------------

                          fee of $     has been paid.

                                                                   ATTACHMENT A
                                                                    TO ANNEX G

  Article VII of the Second Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced with:

                                  ARTICLE VII

                     PROVISIONS CONCERNING CERTAIN RIGHTS
                    OF THE CORPORATION AND THE SHAREHOLDERS

SECTION 1. SPECIAL MEETINGS OF SHAREHOLDERS.

  The Corporation shall hold a special meeting of shareholders on call of its board of directors, the chairman of the board, the chief executive officer, or if none, the president or any other person authorized to do so by the bylaws of the Corporation, or if the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

SECTION 2. SPECIAL VOTING REQUIREMENTS.

  In addition to any affirmative vote required by law, any "Business Combination" (as herein defined) involving the Corporation shall be subject to approval in the manner set forth in this Article VII.

  Section 2.1 Vote Required for Business Combinations.

  This Section governs only those Business Combinations (as herein defined) involving the Corporation for which shareholder approval would otherwise be required pursuant to the provisions of the Vermont Business Corporation Act without giving effect to this Section 2.1. Where approval of a Business Combination is required by the shareholders of the Corporation under the Vermont Business Corporation Law, the vote required for such approval shall be as follows:

    2.1.1 Supermajority Vote. Except as provided in subsection 2.1.2 hereof, a Business Combination must be approved by each voting group entitled to vote separately on the Business Combination by an affirmative vote of not less than two-thirds of the votes entitled to be cast on the Business Combination by that voting group.

    2.1.2 Majority Vote. If the then current or a preexisting board of directors has by resolution adopted at a meeting of such board of directors approved a Business Combination and shall have determined to recommend it for approval by the shareholders entitled to vote on the Business Combination, the provisions of subsection 2.1.1 hereof shall not apply, and the Business Combination must be approved by each voting group entitled to vote separately on the Business Combination by a majority of the votes entitled to be cast on the Business Combination by that voting group.

  Section 2.2 Definition of Business Combination. For the purposes of this
Article VII, "Business Combination" means (i) a merger, share exchange or consolidation of the Corporation with any other corporation, or (ii) the sale, lease, exchange or other disposition, whether in one transaction or a series of transactions, by the Corporation of all or a substantial part of the Corporation's assets other than in the usual and regular course of business.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Sections 8.50 through 8.58 of the Vermont Business Corporation Act contain provisions governing the indemnification of corporate directors and officers. In general, the statute permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified individual must have had no reasonable cause to believe his conduct was unlawful. With respect to action or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Indemnification is not permitted with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

  Indemnification can be made by a corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Vermont Business Corporation Act. That statutory indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Vermont Business Corporation Act, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

  The Registrant's Bylaws generally allow indemnification of officers and directors to the fullest extent permitted by law.

  The Registrant has obtained directors' and officers' liability insurance coverage from Genesis Insurance Co. The policy covers up to $2,000,000 for each claim during each policy year, and up to $25,000 of corporate reimbursement.

  Pursuant to Section 4.15 of the Merger Agreement, the Registrant, for a period of three years after the effective time of the Merger, has agreed that any of PHAMIS, Inc.'s directors and officers who subsequently become directors or officers of the Registrant shall be covered by the directors' and officers' liability insurance, if any, applicable to the then current directors and officers of the Registrant. See "The Merger Agreement--Director and Officer Indemnification."

  The Registrant has entered into a Tax Indemnification Agreement with certain persons that were shareholders of the Registrant while it was an S corporation (the "Existing Shareholders") that provides for, among other things, the indemnification of the Registrant by such shareholders for any federal and state income taxes (including interest) incurred by the Registrant if for any reason the Registrant is deemed to be treated as a C corporation during any period which it reported its taxable income as an S corporation. The Tax Indemnification Agreement further provides for the cross-indemnification of the Registrant and of each Existing Shareholder for any losses or liabilities with respect to certain additional taxes (including interest and, in the case of Existing Shareholders, penalties) resulting from the Registrant's operations during the period in which it was an S corporation.

  The Amended and Restated Consulting/Employment Agreement between the Registrant and Dr. Tufo provides that the Registrant will indemnify Dr. Tufo against all costs and expenses, reasonably incurred by him in connection with any action, suit or other proceeding, to which he is a party in his capacity as a director, officer, shareholder, consultant, or employee of the Registrant, except for expenses and costs incurred because of Dr. Tufo's gross negligence or willful misconduct.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (A) EXHIBITS

  2.1(1) --Agreement and Plan of Merger dated as of March 25, 1997 by and among the Registrant, Penguin Acquisition Corporation and PHAMIS, Inc.
          ("PHAMIS").
  3.1(2) --First proposed Amendment to Second Amended and Restated Articles of
          Incorporation of the Registrant.
  3.2(3) --Second proposed Amendment to Second Amended and Restated Articles of
          Incorporation of the Registrant.
  5.1    --Opinion of Robert W. Baker, Jr., Esq.
  8.1    --Opinion of Hale and Dorr LLP as to Tax Matters.
  8.2    --Opinion of Foster Pepper & Shefelman PLLC as to Tax Matters.
 23.1    --Consent of Robert W. Baker, Jr., Esq. (included in Exhibit 5.1).
 23.2    --Consent of Ernst & Young LLP.
 23.3    --Consent of KPMG Peat Marwick LLP.
 23.4    --Consent of Hale and Dorr LLP (included in Exhibit 8.1).
 23.5    --Consent of Foster Pepper & Shefelman PLLC (included in Exhibit 8.2).
 24.1    --Power of Attorney (See page II-4).
 99.1(4) --Opinion of Alex. Brown & Sons Incorporated.
 99.2(5) --Opinion of Bear, Stearns & Co. Inc.
 99.3    --Form of Proxy Card of the Registrant.
 99.4    --Form of Proxy Card of PHAMIS.

--------
(1) Attached as Annex A to the Joint Proxy Statement/Prospectus.
(2) Attached as Annex F to the Joint Proxy Statement/Prospectus.
(3) Attached as Annex G to the Joint Proxy Statement/Prospectus.
(4) Attached as Annex B to the Joint Proxy Statement/Prospectus.
(5) Attached as Annex C to the Joint Proxy Statement/Prospectus.

 (B) FINANCIAL STATEMENT SCHEDULES

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

ITEM 22. UNDERTAKINGS.

  A. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  B. The Registrant hereby undertakes as follows:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  D. The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  E. The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Burlington, State of Vermont on the 3rd day of June, 1997.

                                          IDX Systems Corporation

                                                  /s/ Richard E. Tarrant
                                          By: _________________________________
                                                    RICHARD E. TARRANT
                                               President and Chief Executive
                                                          Officer

                       SIGNATURES AND POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Richard
E. Tarrant, John A. Kane, Robert W. Baker, Jr. and Peter B. Tarr, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 of IDX Systems Corporation and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

       /s/ Richard E. Tarrant          President, Chief          June 3, 1997
-------------------------------------   Executive Officer
         RICHARD E. TARRANT             and Director

          /s/ John A. Kane             Vice President,           June 3, 1997
-------------------------------------   Finance and
            JOHN A. KANE                Administration,
                                        Chief Financial
                                        Officer and
                                        Treasurer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

         /s/ Robert H. Hoehl           Director                  June 3, 1997
-------------------------------------
           ROBERT H. HOEHL

         /s/ Paul L. Egerman           Director                  June 3, 1997
-------------------------------------
           PAUL L. EGERMAN

              SIGNATURE                         TITLE                DATE

       /s/ Henry M. Tufo, M.D.          Director                 June 3, 1997
-------------------------------------
         HENRY M. TUFO, M.D.

         /s/ Steven M. Lash             Director                 June 3, 1997
-------------------------------------
           STEVEN M. LASH

     /s/ Stuart H. Altman, Ph.D.        Director                 June 3, 1997
-------------------------------------
       STUART H. ALTMAN, PH.D.

        /s/ Larry D. Grandia            Director                 June 3, 1997
-------------------------------------
          LARRY D. GRANDIA

 EXHIBIT
   NO.  DESCRIPTION
 ------------------
  2.1(1) --Agreement and Plan of Merger dated as of March 25, 1997 by and among the Registrant, Penguin Acquisition Corporation and PHAMIS, Inc.
          ("PHAMIS").
  3.1(2) --First proposed Amendment to Second Amended and Restated Articles of
          Incorporation of the Registrant.
  3.2(3) --Second proposed Amendment to Second Amended and Restated Articles of
          Incorporation of the Registrant.
  5.1    --Opinion of Robert W. Baker, Jr., Esq.
  8.1    --Opinion of Hale and Dorr LLP as to Tax Matters.
  8.2    --Opinion of Foster Pepper & Shefelman PLLC as to Tax Matters.
 23.1    --Consent of Robert W. Baker, Jr., Esq. (included in Exhibit 5.1).
 23.2    --Consent of Ernst & Young LLP.
 23.3    --Consent of KPMG Peat Marwick LLP.
 23.4    --Consent of Hale and Dorr LLP (included in Exhibit 8.1).
 23.5    --Consent of Foster Pepper & Shefelman PLLC (included in Exhibit 8.2).
 24.1    --Power of Attorney (See page II-4).
 99.1(4) --Opinion of Alex. Brown & Sons Incorporated.
 99.2(5) --Opinion of Bear, Stearns & Co. Inc.
 99.3    --Form of Proxy Card of the Registrant.
 99.4    --Form of Proxy Card of PHAMIS.

--------
(1) Attached as Annex A to the Joint Proxy Statement/Prospectus.
(2) Attached as Annex F to the Joint Proxy Statement/Prospectus.
(3) Attached as Annex G to the Joint Proxy Statement/Prospectus.
(4) Attached as Annex B to the Joint Proxy Statement/Prospectus.
(5) Attached as Annex C to the Joint Proxy Statement/Prospectus.